                                                                   EXHIBIT 10.20

================================================================================


                  RETAIL BROKERAGE COMPANY FORMATION AGREEMENT

                                 by and between

                              WACHOVIA CORPORATION

                                       and

                           PRUDENTIAL FINANCIAL, INC.


                          DATED AS OF FEBRUARY 19, 2003


================================================================================

                                TABLE OF CONTENTS

                                                                                                         PAGE

ARTICLE 1 DEFINITIONS.......................................................................................1
   Section 1.1       Defined Terms..........................................................................1

ARTICLE 2 FORMATION OF VENTURE; CLOSING; RELATED TRANSACTIONS..............................................34
   Section 2.1       Formation of Company..................................................................34
   Section 2.2       Transactions Prior to the Closing.....................................................34
   Section 2.3       Time and Place of the Closing.........................................................35
   Section 2.4       Deliveries and Other Actions at the Closing...........................................35
   Section 2.5       Post-Closing Adjustments..............................................................37

ARTICLE 3 BANK CHANNEL ARRANGEMENTS........................................................................40
   Section 3.1       The Bank Channel......................................................................40
   Section 3.2       Support for the Prudential Banks......................................................41
   Section 3.3       Wachovia Research Activities..........................................................41

ARTICLE 4 REPRESENTATIONS AND WARRANTIES...................................................................42
   Section 4.1       Representations and Warranties of Wachovia............................................42
   Section 4.2       Representations and Warranties of Prudential..........................................57

ARTICLE 5 CERTAIN INTERIM AND OTHER COVENANTS..............................................................74
   Section 5.1       Conduct of Business Prior to Closing..................................................74
   Section 5.2       Access to Information.................................................................77
   Section 5.3       Consents; Conditions; Further Assurances..............................................78
   Section 5.4       Certain Contracts and IP..............................................................80
   Section 5.5       Sufficiency of Assets.................................................................81
   Section 5.6       Transfer Taxes........................................................................83
   Section 5.7       Tax Sharing Agreements................................................................83
   Section 5.8       Taxes.................................................................................83
   Section 5.9       Real Estate Matters...................................................................86
   Section 5.10      Wachovia Reorganization...............................................................86

ARTICLE 6 CONDITIONS TO CLOSING............................................................................86
   Section 6.1       Conditions to Wachovia's Obligations..................................................86
   Section 6.2       Conditions to Prudential's Obligations................................................88

ARTICLE 7 INDEMNIFICATION..................................................................................90
   Section 7.1       Survival of Representations and Warranties............................................90
   Section 7.2       Indemnification.......................................................................90
   Section 7.3       Limitations on Amounts................................................................91
   Section 7.4       Other Indemnification Provisions......................................................92
   Section 7.5       Procedures............................................................................92
   Section 7.6       Procedures for Third Party Claims.....................................................93
   Section 7.7       Mutual Assistance.....................................................................97

ARTICLE 8 FURTHER AGREEMENTS...............................................................................97

                                                                                                         PAGE
   Section 8.1       No Commitments........................................................................97
   Section 8.2       Confidentiality after the Closing.....................................................97
   Section 8.3       Non-Competition; Non-Solicit..........................................................99
   Section 8.4       Employee Matters.....................................................................105
   Section 8.5       Certain Contributed Businesses.......................................................119
   Section 8.6       Further Assurances...................................................................120
   Section 8.7       Hedge Fund Distribution..............................................................120

ARTICLE 9 CERTAIN COVENANTS AND AGREEMENTS REGARDING MEMBERSHIP INTERESTS.................................120
   Section 9.1       Restrictions on Transfer; Permitted Transferees......................................120
   Section 9.2       Right of First Refusal; Tag Along Right..............................................121
   Section 9.3       Prudential Put/Wachovia Call.........................................................124
   Section 9.4       Preliminary Valuation Procedures for Discretionary Put/Call..........................130
   Section 9.5       Further Assurances; Timing...........................................................131

ARTICLE 10 TERM AND TERMINATION...........................................................................131
   Section 10.1      Termination Prior to Closing.........................................................131
   Section 10.2      Termination After Closing............................................................132
   Section 10.3      Effect of Termination................................................................132

ARTICLE 11 FAIR MARKET VALUE..............................................................................133
   Section 11.1      Appraised Value of the Company and Acquired Retail Brokerage Business................133
   Section 11.2      Other Appraised Values...............................................................134
   Section 11.3      Access to Information................................................................135
   Section 11.4      Process..............................................................................135

ARTICLE 12 MISCELLANEOUS..................................................................................135
   Section 12.1      Expenses.............................................................................135
   Section 12.2      Publicity............................................................................136
   Section 12.3      Amendment or Modification............................................................136
   Section 12.4      Waiver...............................................................................136
   Section 12.5      Entire Agreement.....................................................................137
   Section 12.6      Third-Party Beneficiaries............................................................137
   Section 12.7      Non-Assignability; Binding Effect....................................................137
   Section 12.8      Severability.........................................................................137
   Section 12.9      Injunctive Relief....................................................................137
   Section 12.10     GOVERNING LAW........................................................................138
   Section 12.11     Submission to Jurisdiction...........................................................138
   Section 12.12     Alternative Dispute Resolution.......................................................138
   Section 12.13     WAIVER OF JURY TRIAL.................................................................140
   Section 12.14     Notices..............................................................................140
   Section 12.15     Counterparts.........................................................................141
   Section 12.16     Interpretation.......................................................................141

                                    SCHEDULES

Schedule                            Description
--------                            -----------
Schedule 1.1(a)                     Wachovia Contributed Subsidiaries

Schedule 1.1(b)                     Prudential Contributed Subsidiaries

Schedule 1.1(c)                     Wachovia Contributed Leased Real Property

Schedule 1.1(d)                     Prudential Contributed Leased Real Property

Schedule 1.1(e)(i)                  One Time Costs for Contributed Businesses

Schedule 1.1(e)(ii)                 One Time Costs for Acquired Retail Brokerage Business

Schedule 1.1(f)                     Financial Statements of the Wachovia Contributed Business

Schedule 1.1(g)                     Financial Statements of the Prudential Contributed Business

Schedule 1.1(h)                     Wachovia Knowledge

Schedule 1.1(i)                     Prudential Knowledge

Schedule 1.1(j)                     Specified Wachovia Securities Officers

Schedule 1.1(k)                     Wachovia Contributed Assets

Schedule 1.1(l)                     Prudential Contributed Assets

Schedule 1.1(m)                     Wachovia Contributed Real Property

Schedule 1.1(n)                     Prudential Contributed Real Property

Schedule 1.1(o)                     Wachovia Contributed IP

Schedule 1.1(p)                     Prudential Contributed IP

Schedule 1.1(q)                     Wachovia Excluded Liabilities

Schedule 1.1(r)                     Prudential Excluded Liabilities

Schedule 1.1(s)                     Wachovia Contributed Liabilities

Schedule 1.1(t)                     Prudential Contributed Liabilities

Schedule 1.1(u)                     Wachovia Contributed Liabilities Relating to Employee Matters

Schedule 1.1(v)                     Prudential Contributed Liabilities Relating to Employee Matters

Schedule 1.1(w)                     Wachovia Excluded Assets

Schedule 1.1(x)                     Prudential Excluded Assets

Schedule 1.1(y)                     Certain Benefits Information

Schedule 1.1(z)                     Cost Basis Price

Schedule 2.2(a)                     Wachovia Reorganization

Schedule 2.2(b)                     Prudential Pre-Closing Conversion

Schedule 2.5(a)(i)                  Wachovia GAAP Exceptions

Schedule 2.5(a)(ii)                 Prudential GAAP Exceptions

Schedule 3.1(b)                     Referral Fees

Schedule 3.3                        Wachovia Research Activities

Schedule 4.1(e)                     Wachovia Governmental Approvals and Third Party Approvals

Schedule 4.1(f)                     Wachovia Undisclosed Liabilities

Schedule 4.1(h)                     Wachovia Liens

Schedule 4.1(i)                     Wachovia Contracts

Schedule 4.1(j)(i)                  Wachovia Claims

Schedule 4.1(j)(ii)                 Wachovia Orders

Schedule 4.1(k)(i)                  Wachovia Compliance with Laws

Schedule 4.1(k)(ii)                 Wachovia Permits

Schedule 4.1(k)(viii)               Wachovia Memberships

Schedule 4.1(k)(ix)                 Wachovia Licenses and Registrations

Schedule 4.1(l)                     Wachovia Taxes

Schedule 4.1(m)(i)                  Wachovia Contributed Business Plans

Schedule 4.1(m)(iii)(B)             Wachovia Benefit Plan Claims

Schedule 4.1(m)(iii)(E)             Wachovia Retiree Welfare Plans

Schedule 4.1(o)                     Wachovia Intellectual Property Claims

Schedule 4.1(r)                     Wachovia Affiliate Transactions

Schedule 4.2(b)                     Prudential Contributed Subsidiaries

Schedule 4.2(d)                     Prudential Conflicts

Schedule 4.2(e)                     Prudential Governmental Approvals and Third Party Approvals

Schedule 4.2(f)                     Prudential Undisclosed Liabilities

Schedule 4.2(h)                     Prudential Liens

Schedule 4.2(i)                     Prudential Contracts

Schedule 4.2(j)(i)                  Prudential Claims

Schedule 4.2(j)(ii)                 Prudential Orders

Schedule 4.2(k)(i)                  Prudential Compliance with Laws

Schedule 4.2(k)(ii)                 Prudential Permits

Schedule 4.2(k)(viii)               Prudential Memberships

Schedule 4.2(k)(ix)                 Prudential Licenses and Registrations

Schedule 4.2(l)                     Prudential Taxes

Schedule 4.2(m)(i)(A)               Prudential Contributed Business Plans

Schedule 4.2(m)(i)(B)               Prudential Communication of Intent to Modify Benefit Plan

Schedule 4.2(m)(iii)(C)             Prudential Multiemployer/Multiple-Employer Plans

Schedule 4.2(m)(iii)(E)             Prudential Retiree Welfare Plans

Schedule 4.2(m)(iii)(F)             Prudential Acceleration of Payments or Funding of Prudential
                                    Contributed Business Plans

Schedule 4.2(m)(iv)                 Foreign Prudential Plans

Schedule 4.2(o)                     Prudential Intellectual Property Claims

Schedule 4.2(r)                     Prudential Affiliate Transactions

Schedule 5.1                        Conduct of Business Prior to the Closing

Schedule 5.1(b)(vii)(D)             Prudential Equity Awards to be Granted

Schedule 5.1(b)(vii)(G)             Certain Wachovia Benefit Plans to be Amended

Schedule 5.4(b)                     Small Contracts

Schedule 5.9(a)                     Prudential Excluded Businesses Leased Real Property

Schedule 5.9(b)                     Prudential Excluded Leased Real Property

Schedule 6.1(d)                     Required Prudential Consents

Schedule 6.2(d)                     Required Wachovia Consents

Schedule 8.2(g)                     Disclosure Protocol

Schedule 8.4(a)(i)-1                Wachovia Eligible Individuals

Schedule 8.4(a)(i)-2                Prudential Eligible Individuals

Schedule 8.4(c)(iii)                Certain Prudential Individuals

Schedule 8.4(f)(i)                  Prudential MasterShare Programs

Schedule 8.4(f)(ii)                 Prudential Nonqualified Plans

Schedule 8.4(f)(iv)                 Prudential Equity Awards

Schedule 9.3(f)                     Registration Rights

                                    EXHIBITS

Exhibit                             Description
------                              -----------
Exhibit A                           Form of Certificate of Formation

Exhibit B                           Form of Amended and Restated Limited Liability Company Agreement

Exhibit C                           Form of Wachovia/Company Master Agreement

Exhibit D                           Form of Prudential/Company Interim Agreement

Exhibit E                           Form of Product Agreement

Exhibit F                           Form of Wachovia Intellectual Property License Agreement

Exhibit G                           Form of Prudential Intellectual Property License Agreement

Exhibit H                           Form of Prudential Note

Exhibit I                           Form of Guarantee

Exhibit J                           Form of Company/Prudential Interim Agreement

Exhibit K                           Form of Company/Wachovia Letter Agreement

                  RETAIL BROKERAGE COMPANY FORMATION AGREEMENT

          THIS RETAIL BROKERAGE COMPANY FORMATION AGREEMENT (this "Agreement") is made as of February 19, 2003, by and between WACHOVIA CORPORATION, a North Carolina corporation ("Wachovia"), and PRUDENTIAL FINANCIAL, INC., a New Jersey corporation ("Prudential") (hereinafter, each of which may be called a "Party" and may collectively be called the "Parties").

                                    RECITALS

          A. Wachovia, primarily through the Wachovia Contributed Subsidiaries (defined terms used in these recitals being used as defined in Section 1.1), is engaged in the Wachovia Contributed Business, and Prudential, primarily through Subsidiaries, is engaged in the Prudential Contributed Business.

          B. The Parties desire to contribute their respective Contributed Businesses to a Delaware limited liability company to be formed pursuant to
Section 2.1 (such entity and any successor thereof, the "Company").

          C. The Parties desire to enter into this Agreement to set forth the terms and conditions for the formation and operation of the Company and the terms of ownership of their respective Interests therein.

                                    ARTICLE 1

                                   DEFINITIONS

          Section 1.1 Defined Terms. In this Agreement, except where the context otherwise requires:

          "Accounts Payable" means all accounts and notes payable arising from the Contributed Businesses, including those of the type reflected on the balance sheet included in either the Financial Statements of the Wachovia Contributed Business or the Financial Statements of the Prudential Contributed Business as payable to customers, vendors, and others, including but not limited to book overdrafts, dividend and interest payable, amounts due to fund companies for shares purchased, amounts due to banks for cleared CRA account checks, accrued sales contests, accrued branch manager meeting expenses, accrued regulatory fees, accrued clearance charges, accrued statement expenses, and accrued telecommunications expenses.

          "Accounts Receivable" means all accounts and notes receivable arising from the Contributed Businesses, including those of the type reflected on the balance sheet included in either the Financial Statements of the Wachovia Contributed Business or the Financial Statements of the Prudential Contributed Business as due from customers, brokers, dealers, clearing organizations and others, including but not limited to amounts due resulting from failures to deliver, securities borrowing transactions and correspondent clearance transactions, dividends and interest receivable, deposits in transit and amounts due from fund companies for sold or liquidated shares and similar assets.

          "Acquired Retail Brokerage Business" has the meaning set forth in
     Section 8.3(b).

          "Acquisition Representative" has the meaning set forth in Section 8.3(d).

          "Advisers Act" means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

          "Affiliate" means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person, including but not limited to such Person's Subsidiaries; and "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Unless otherwise specifically stated, the term "Affiliate" does not include: (x) the Company Entities when used with respect to any Party, any Wachovia Entity, or any Prudential Entity, and
     (y) the Wachovia Entities or the Prudential Entities when used with respect to any Company Entity. "Affiliated" and "Affiliation" shall have a correlative meaning.

          "Agreement" has the meaning set forth in the preamble hereto.

          "Annual Bonus Plans" has the meaning set forth in Section 8.4(f).

          "Appraised Company" has the meaning set forth in the definition of Appraised Value.

          "Appraised Value" means, with respect to an Acquired Retail Brokerage Business or the Company, as the case may be (either, an "Appraised Company"), the value that a Person (such Person, an "Appraiser") valuing the common equity of the Appraised Company (or if the Appraised Company is a division or other unincorporated unit of another company, the net fair value of the assets and liabilities of such division or other unit) pursuant to this Agreement has determined such Appraised Company would have in the public markets if such Appraised Company were a public company, for which purpose the Appraiser:

          (i) shall assume the following: (A) the valuation is based on the Appraised Company and its Subsidiaries taken as a whole, (B) the Appraised Company will remain independent and have the continued ownership by such Appraised Company of its Subsidiaries and (C) the Appraised Company's then existing contractual relationships (including, in the case of the Company, the then-existing Bank Channel arrangements, such as those relating to pricing, referrals and exclusivity) shall remain in full force and effect and continue unchanged;

          (ii) shall take into account other factors relevant to such valuation, including (A) the prospects of the Appraised Company and its Subsidiaries,
     (B) the value of the
     estimated future earnings of the Appraised Company and its Subsidiaries,
     (C) the size of the Appraised Company and its Subsidiaries, (D) the equity and tangible equity of the Appraised Company and its Subsidiaries as disclosed in its most recent consolidated financial statements, (E) the public market trading values of comparable companies, (F) the business mix of the Appraised Company relative to comparable companies, and (G) such other factors as the Appraiser deems relevant; and

          (iii) shall exclude any discounts to such valuation due solely to the illiquid nature of an investment in such Appraised Company or any discount relating solely to the fact that the Appraised Company is not a public company, if any;

     provided that in determining the Appraised Value of the Company (but not any Acquired Retail Brokerage Business) for purposes of determining any Put/Call Price calculated by reference to "Appraised Value" (but not for purposes of determining the Appraised Value of the Company pursuant to
     Article 3 of the LLC Agreement), the Appraiser shall not include any minority discounts but instead shall include a control premium reflecting the premium over the public trading value that the Appraiser determines would likely be applicable in the event of a sale of 100% of the common equity of the Company, assuming a willing buyer and a willing seller and taking into account (A) premiums over public market prices in precedent transactions of comparable size in the broker-dealer industry, the financial services industry and recent precedent transactions outside of the financial services industry where considered by the Appraiser to be relevant, (B) multiples of future earnings, equity and tangible equity paid in precedent transactions in the broker-dealer industry and (C) such other factors as the Appraiser deems relevant; provided, further, that the Appraised Value of the Company shall in no event be less than the Tangible Book Value of the Company; and provided, further, that in no event shall the Appraised Value of an Acquired Retail Brokerage Business exceed the purchase price paid therefor by the applicable Party and its Affiliates (exclusive of related One Time Costs payable by the Parties or any Members pursuant to the Transaction Documents), it being understood that where the Acquired Retail Brokerage Business was acquired in connection with the acquisition of other assets, operations or entities, to determine the purchase price of the Acquired Retail Brokerage Business for purposes of this proviso, the Appraiser shall allocate the purchase price paid for the entire acquisition among such acquired assets, operations or entities based on their respective Appraised Values as determined for this purpose by the Appraiser.

          "Appraiser" has the meaning set forth in the definition of "Appraised Value."

          "Assignable Employees" has the meaning set forth in Section 4.2(m).

          "Associate Options" has the meaning set forth in Section 8.4(f).

          "Average Stock Price" means with respect to any shares of Wachovia Common Stock as of any date, the average of the closing prices of such shares on the NYSE (or such other principal stock exchange or automated quotation system on which such shares are then traded) during the 10 trading day period ending on the trading day immediately preceding such date.

          "Bank Channel" means all activities conducted by Wachovia's Investment Services Group (or any corresponding successor group) and, after the Closing, by the Company, in bank branches and customer call centers of Wachovia Bank (or successor thereto) that are related to the offer and sale of Securities Products by the employees of such group and by the Bank Channel Employees to retail customers located in the United States.

          "Bank Channel Employees" means those employees of Wachovia Bank who are licensed as "associated persons" of a Wachovia Contributed Subsidiary and, after Closing, are licensed as "associated persons" of the Company or one of its Subsidiaries.

          "Bankruptcy" means, with respect to a Party, any of the following events:

          (i) such Party or any of its Significant Subsidiaries (A) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (B) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar Law of any jurisdiction, (C) makes an assignment for the benefit of its creditors, (D) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (E) is adjudicated as insolvent or to be liquidated, or (F) takes corporate action for the purpose of any of the foregoing; or

          (ii) a Governmental Authority of competent jurisdiction enters an Order appointing, without consent by such Party or any of its Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to such Party or any of its Significant Subsidiaries or with respect to any substantial part of its or their property, or constituting an Order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or receivership or for liquidation or to take advantage of any bankruptcy, receivership or insolvency Law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of such Party or any of its Significant Subsidiaries, or any such petition shall be filed against such Party or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days.

          "Benefit Plan" shall mean a Wachovia Contributed Business Plan or a Prudential Contributed Business Plan, as applicable, and any successor employee compensation and benefit plans thereto established by any Company Entity on or after the Closing Date.

          "Binding Arbitrable Dispute" has the meaning set forth in Section 12.12(b).

          "Board of Managers" has the meaning set forth in the LLC Agreement.

          "Broker Contribution Date" has the meaning set forth in the LLC Agreement.

          "Business" means the offer and sale of (x) retail brokerage services (including through direct, discount and on-line delivery channels) in publicly traded stocks and bonds and money market instruments (excluding products eligible for FDIC insurance) to individual (including high-net worth) investors located in the Territory, and (y) securities correspondent clearing services to broker-dealers for transactions in securities traded in markets in the United States for customers anywhere in the world.

          "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Charlotte, North Carolina or New York, New York are authorized or obligated by Law or executive order to close.

          "Cap" has the meaning set forth in Section 7.3(b).

          "Certificate of Formation" means the Certificate of Formation of the Company substantially in the form of Exhibit A hereto.

          "Change of Control" means:

          (i) with respect to either Party, the consummation of a Combination Transaction between such Party or any of its Subsidiaries (other than the Company Entities) and a Major Competitor or any of its Affiliates in which such Party is not the Surviving Entity;

          (ii) with respect to Wachovia, the consummation of a Combination Transaction between any Wachovia Entity and a Major Insurance Company or any of its Affiliates in which Wachovia is not the Surviving Entity; or

          (iii) with respect to Prudential, the consummation of a Combination Transaction between any Prudential Entity and a Major Banking Institution or any of its Affiliates in which Prudential is not the Surviving Entity.

     For purposes of the foregoing, a Party shall be deemed not to be a "Surviving Entity" of a Combination Transaction if after giving effect thereto (x) either the stockholders of such Party or individuals who immediately prior to such Combination Transaction were members of the Board of Directors of such Party cease to constitute at least 50% of the stockholders or Board of Directors of such Party (or if such Party is not the ultimate parent entity of the entity resulting from such Combination Transaction, at least 50% of the stockholders or Board of Directors of such ultimate parent entity) or (y) such Party has disposed of all or substantially all of the assets of such Party, on a consolidated basis, which it held immediately prior to such Combination Transaction.

          "Claim" means any and all actions, suits, litigation, demands, claims or counterclaims or legal, administrative or arbitral proceedings, information requests or investigations or Orders.

          "Closing" has the meaning and consists of the transactions set forth in Section 2.3.

          "Closing Date" has the meaning set forth in Section 2.3.

          "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder.

          "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Combination Transaction" means, with respect to any Person, any transaction pursuant to which (i) such Person merges, consolidates or otherwise combines with, or directly or indirectly acquires or is acquired (in any case whether by stock purchase, asset purchase or otherwise) by, or sells all or a substantial portion of its assets to, any other Person, or
     (ii) any other Person acquires beneficial ownership of a majority of the voting stock of, or the right to elect or appoint a majority of the Board of Directors of, such Person. A "Combination Transaction" includes a Retail Brokerage Combination Transaction.

          "Combining Party" means a Party who is or publicly proposes to become (or one or more of whose Affiliates is or publicly proposes to become) a party to a Combination Transaction.

          "Company" has the meaning set forth in the recitals hereto.

          "Company Entities" means the Company and, from time to time, its Subsidiaries, giving effect to the Closing.

          "Company/Prudential Interim Agreement" means the Services Agreement between the Company and Prudential, substantially in the form of Exhibit J hereto, to be entered into pursuant to Section 2.4, pursuant to which the Company shall provide certain services to Prudential and its Subsidiaries on a temporary basis after the Closing, as the same may be amended, supplemented or otherwise modified from time to time after the Closing Date.

          "Company Transferred Individuals" has the meaning set forth in Section 8.4(a).

          "Company/Wachovia Letter Agreement" means that letter agreement between the Company and Wachovia, substantially in the form of Exhibit K, pursuant to which the Company will provide specified services to the Wachovia Entities following the Closing Date, as the same may be amended, supplemented or otherwise modified from time to time after the Closing Date.

          "Confidentiality Agreements" means the letters, dated as of March 26 and March 27, 2002, respectively, by and between Wachovia Securities and Prudential Securities, as they may have been extended from time to time, including pursuant to Section 8.2 hereof.

          "Consent" means any consent, approval, authorization, waiver, grant, franchise, concession, agreement, license, exemption or other Permit or Order of, registration, declaration or filing with, or report or notice to, any Person.

          "Consumer Price Index" means the Consumer Price Index for All Urban Consumers for the U.S. City Average for All Items, as published from time to time by the Bureau of Labor Statistics of the United States Department of Labor.

          "Contributed Assets" means the Wachovia Contributed Assets or the Prudential Contributed Assets, or both, as the context requires.

          "Contributed Business Individuals" has the meaning set forth in
     Section 8.4(a).

          "Contributed Businesses" means the Wachovia Contributed Business and the Prudential Contributed Business, or either of them, as the context requires.

          "Contributed IP License" means, with respect to a Party, any license, consent, royalty or other agreement concerning any Intellectual Property licensed to such Party or a Subsidiary of such Party and used or held for use exclusively or primarily with respect to such Party's Contributed Business.

          "Contributed Leased Real Property" means, with respect to Wachovia, the real property occupied or used by Wachovia or one of its Subsidiaries or other Affiliates pursuant to a Contributed Real Property Lease located at the addresses set forth on Schedule 1.1(c) and, with respect to Prudential, the real property occupied or used by Prudential Securities pursuant to a Contributed Real Property Lease located at the addresses set forth on Schedule 1.1(d).

          "Contributed Real Property" means, with respect to Wachovia, the real property owned in fee by Wachovia or one of its Subsidiaries or other Affiliates located at the addresses set forth on Schedule 1.1(m) and, with respect to Prudential, the real property owned in fee by Prudential Securities located at the addresses set forth on Schedule 1.1(n).

          "Contributed Real Property Lease" means any lease or sublease by or under which Wachovia or one of its Subsidiaries or other Affiliates or Prudential Securities holds a leasehold interest or uses or occupies or has the right to use or occupy any Contributed Leased Real Property or any portion thereof or interest therein.

          "Contributed Subsidiary" means a Wachovia Contributed Subsidiary or a Prudential Contributed Subsidiary, as the context requires.

          "Controlling Party" has the meaning set forth in Section 7.6(b).

          "Controlling Tax Party" has the meaning set forth in Section 5.8(d).

          "Cost Basis Price" means the sum of (i) the initial capital contribution of $1.0 billion by the Prudential Members at Closing, plus
     (ii) the funding by the Prudential Members of their Percentage Interests of One Time Costs (whether at Closing pursuant to Section 2.4 or by additional capital contributions thereafter pursuant to Section 3.2(d) of the LLC Agreement), plus (iii) the product of (x) the aggregate Percentage Interests of the Prudential Members as of the relevant times multiplied by
     (y) the sum of (A) the
     amount of One Time Costs which have reduced the aggregate sum of Distributable Cash (as defined in the LLC Agreement) from the Closing Date to the date as of which the Cost Basis Price is being determined and which were not otherwise funded pursuant to clause (ii) plus (B) the aggregate amount of financial advisor and branch manager retention payments made in connection with the formation of the Company as set forth on Schedule 1.1(z), less any such retention payments that are included in the preceding clause (A), plus (iv) to the extent not covered in clause (ii) or (iii), the aggregate amount of the additional capital contributions of the Prudential Members to the Company (whether (A) in cash (including any deemed capital contribution pursuant to Section 3.2(b)(iv) of the LLC Agreement) or (B) in respect of Acquired Retail Brokerage Businesses acquired by Prudential and its Affiliates and contributed to the Company pursuant to Section 3.4 of the LLC Agreement, or (C) in other property, in each case valued as provided herein and in the LLC Agreement), plus (v) any payments from Prudential Members to Wachovia Members to acquire Membership Interests pursuant to Sections 3.4(d)(ii), (e)(iii) or (e)(iv) of the LLC Agreement, minus (vi) any payments from Wachovia Members to Prudential Members to acquire Membership Interests pursuant to Sections 3.4(d)(ii),
     (e)(iii) or (e)(iv) of the LLC Agreement, and minus (vii) any payments from the Company to the Prudential Members upon redemption of their Membership Interests pursuant to Sections 3.2(d) or 3.5 of the LLC Agreement.

          "CPA Firm" has the meaning set forth in Section 2.5(b).

          "DCP" has the meaning set forth in Section 8.4(f).

          "Derivatives and FX Product" means any exchange-traded or over-the-counter transaction or product that is:

                  (i) a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending or borrowing transaction, weather index transaction, forward purchase or sale of a security or a commodity, listed option, exchange traded future, exchange traded fund or other financial instrument or interest (including any option with respect to any of the foregoing transactions) that is based on the value of, any interest in, or any quantitative measure or the occurrence of any event relating to one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made; or

                  (ii) a type of transaction that is similar to any transaction or product referred to in clause (i) above that is currently, or in the future, entered into in the financial markets and that is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made; or

                  (iii) any combination of the foregoing transactions or products, including but not limited to those offered in the form of a certificate of deposit, warrant, note or other instrument or security that is based on the value of, any interest in, or any quantitative measure or the occurrence of any event relating to one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, including, without limitation, currency-linked, credit-linked, equity-linked or commodity-linked notes, depositary instruments or hybrid securities; or

                  (iv) a repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, or securities lending or borrowing transaction.

          "Designated Company Subsidiary" has the meaning set forth in Section 2.4(c).

          "Discretionary Put/Call" means a Prudential Put or Wachovia Call described in Section 9.3(a)(ii), 9.3(b)(i) or 9.3(b)(v).

          "Discretionary Put/Call Closing Date" has the meaning set forth in
     Section 9.3(e).

          "Election Period" has the meaning set forth in Section 9.2(a).

          "Eligible Individuals" has the meaning set forth in Section 8.4(a).

          "End Date" has the meaning set forth in Section 8.4(f).

          "Environmental Laws" means all Laws relating to the protection of the environment, and to human health and safety (to the extent relating to the environment or exposure to Hazardous Materials), including, without limitation, (a) the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act, (b) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Materials, and (c) all other requirements pertaining to the protection of the health and safety of employees or the public (to the extent relating to the environment or exposure to Hazardous Materials).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Excluded Businesses" means the Wachovia Excluded Businesses or the Prudential Excluded Businesses, or both, as the context requires.

          "Excluded Claims" means, with respect to either Party, Losses due to a Claim asserted against any Contributed Subsidiary or with respect to any Contributed Assets or the Contributed Business of that Party, which arises from an action, omission to act, condition or event (or series of related actions, omissions, conditions or events) that first occurred prior to the Closing, whether or not such action, omission, condition or event (or series of related actions, omissions, conditions or events) continues after the Closing (and including any such Losses that continue to accrue therefrom at any time following the Closing), including but not limited to the litigation referred to in Section 7.6(g); provided that Excluded Claims shall exclude any Claims that arise from any such action, omission, condition or event (or series of related actions, omissions, conditions or events) to the extent that they continue to occur following the 270th day after the Closing.

          "Excluded Liabilities" means, in the case of Wachovia, the Wachovia Excluded Liabilities, and, in the case of Prudential, the Prudential Excluded Liabilities, or both of them, as the context requires.

          "Excludible Retail Brokerage Business" means an Acquired Retail Brokerage Business which, as of the date of such acquisition by a Party or its Affiliates:

          (i) within the preceding three years, has been permanently enjoined by any Governmental Authority from (x) performing any sales related activity or practice, (y) selling any type of product or (z) acting as an investment adviser;

          (ii) within the preceding twelve months has employed or retained as an executive officer, director or control person (as those terms are used for purposes of Item 401 of Regulation S-K promulgated under the Securities
     Act) any individual who, within the preceding three years, has been charged with, by way of indictment or criminal information, or within the last 10 years was convicted of, any crime involving fraud, misappropriation of funds, or breach of trust;

          (iii) within the preceding three years has been the subject, on more than three occasions, of an Order in connection with any failure to supervise its registered representatives;

          (iv) within the preceding three years has been subject to, or has been advised that it will be subject to, the NASD "Taping Rules" as detailed in NASD Rule 3010; or

          (v) is then currently or within the preceding three years has been the subject of a Claim brought by or on behalf of a Governmental Authority (x) which resulted in, or may reasonably be expected to result in, monetary sanctions in excess of 10% of its revenues for the previous twelve-month period or (y) in which the Governmental Authority is seeking to bar or barred the firm from acting as an introducing broker, an investment adviser or a broker or dealer.

          "FA Notes" has the meaning set forth in the LLC Agreement.

          "Federal Funds Rate" means, for any date, the weighted average of the rates set forth in the weekly statistical release H.15 (519) (or any successor publication) published by the Board of Governors of the Federal Reserve System opposite the caption "Federal Funds (Effective)."

          "Final Closing Balance Sheet" has the meaning set forth in Section 2.5(b).

          "Financial Statements of the Prudential Contributed Business" means the consolidated unaudited balance sheet of the Prudential Contributed Business as of December 31, 2002, and the consolidated unaudited statements of income of the Prudential Contributed Business for the twelve-month periods ending on December 31, 2001 and December 31, 2002, copies of which are included in Schedule 1.1(g) hereto.

          "Financial Statements of the Wachovia Contributed Business" means the consolidated unaudited balance sheet of the Wachovia Contributed Business as of December 31, 2002, and the consolidated unaudited statements of income of the Wachovia Contributed Business for the twelve-month periods ending on December 31, 2001 and December 31, 2002, copies of which are included in Schedule 1.1(f) hereto.

          "First Refusal Right" has the meaning set forth in Section 9.2(b).

          "Foreign Prudential Plans" has the meaning set forth in Section
     4.2(m).

          "GAAP" means generally accepted accounting principles as in effect in the United States from time to time.

          "Governmental Approval" means any Consent of, with or to any Governmental Authority, and includes any applicable waiting periods associated with any Governmental Approvals.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, body, commission or instrumentality of the United States or foreign nation, or any state or other political subdivision thereof, and any court, tribunal or arbitrator, and any self-regulatory organization.

          "Guarantee" means a guarantee, substantially in the form of Exhibit I hereto, whereby a Party guarantees the performance and obligations of its Subsidiaries under any Transaction Document.

          "Hazardous Materials" means any substance that: (a) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, (b) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, or (c) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Indemnitees" has the meaning set forth in Section 7.2.

          "Indemnitor" has the meaning set forth in Section 7.2.

          "Individual Schedules" has the meaning set forth in Section 8.4(a).

          "Information" has the meaning set forth in Section 8.2(a).

          "Information Representatives" has the meaning set forth in Section 8.2(c).

          "Infringe" means, with respect to Intellectual Property, to infringe, impair, dilute or otherwise violate "Infringement" shall have a correlative meaning.

          "Initial Members" means, in the case of Wachovia, each Initial Wachovia Member, and, in the case of Prudential, each Initial Prudential Member, or both of them, as the context requires.

          "Initial Prudential Member" means any directly or indirectly Wholly-Owned Subsidiary of Prudential to become a Member of the Company at the Closing.

          "Initial Wachovia Member" means any directly or indirectly Wholly-Owned Subsidiary of Wachovia to become a Member of the Company at the Closing.

          "Integration Period" has the meaning set forth in the LLC Agreement.

          "Intellectual Property" means all intellectual property rights under any Law, including, without limitation: (a) (i) inventions, discoveries, processes, designs, techniques, and related improvements, whether or not patented or patentable; (ii) trademarks, trade dress, service marks, service names, trade names, brand names, logos, Internet domain names, business symbols, or other source indicators, and all goodwill associated therewith and all common law rights relating thereto; (iii) copyrights and works of authorship in any media; (iv) know-how, trade secrets, and confidential or proprietary information and data; and (v) rights of publicity and privacy, "name and likeness" rights and other similar rights;
     (b) all applications, registrations, patents, certifications, and recordings related thereto; (c) all rights to obtain renewals, extensions, continuations, continuations-in-part, reissues, divisions or similar legal protections related thereto; and (d) all rights to bring an action at law or in equity for the Infringement of the foregoing before the Closing Date, including the right to receive all proceeds and damages therefrom.

          "Intentional Breach" by a Party shall, for purposes of Article 9, be deemed to occur if:

          (a) all of the following conditions have been met:

                  (i) Such Party or any of its Subsidiaries shall have intentionally and materially breached, after the Closing: (1) Article 3 or Sections 8.2, 8.3 or 9.2 of this Agreement, (2) Article 3 or 8 of the LLC Agreement, (3) Article IV or V of the Product Agreement, (4) the Wachovia/Company Master Agreement, or (5) the Prudential/Company Interim Agreement. For purposes of this definition only, "intentionally" means that a Party's senior management knowingly participated in or knowingly acquiesced to such breach, or, upon becoming aware of such breach, did not use all commercially reasonable efforts to prevent or cure such breach in good faith, and "materially" shall mean (i) resulting in, or likely to result in, (A) Losses to the Company Entities or the other Party and its Subsidiaries of $200 million or more or (B) any Material Adverse Effect on the Company (whether or not quantifiable in money damages);

                  (ii) The other Party shall have delivered written notice to such Party stating that it believes such Party intentionally and materially breached one or more of the provisions of this Agreement or any other Transaction Document specified in clause (i) above, which notice shall state with reasonable specificity the breach and shall identify specific actions to be taken by such Party to cure the breach; and

                  (iii) Such breach shall not have been cured within 60 days following delivery of notice of breach by the other Party to such Party; provided that if such breach is capable of being cured but not within such 60-day period and such Party is acting in good faith to cure such breach, then it shall not have been cured in such longer period as may be required, but in no event longer than six months; provided, further, that if Prudential and Wachovia are disputing the existence of an Intentional Breach or whether such Intentional Breach was cured within the applicable cure period pursuant to the procedures set forth in Section 12.12(b), there shall have been a final determination of the existence of such a breach or the absence of such cure pursuant to the arbitration provisions of Section 12.12(b); or

          (b) Such Party shall have failed to effect the divestiture of (i) an Excludible Retail Brokerage Business, or (ii) a Large Retail Broker which such Party elected to divest pursuant to Section 8.3(c), in each case on or prior to the first anniversary of the acquisition thereof or such other date after such first anniversary as the Parties may agree in writing.

          "Interests" or "Membership Interests" means the limited liability company interests of the Company as contemplated by the LLC Agreement, and such other equity interests of the Company or any successor to the Company into which such interests may be converted.

          "Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

          "ISP" has the meaning set forth in Section 8.4(d).

          "IT Systems" means software, databases, systems, networks and Internet sites.

          "Joint Loss Claim" has the meaning set forth in Section 7.6(b).

          "Knowledge" means, in the case of Wachovia, the actual knowledge after due inquiry of the individuals set forth on Schedule 1.1(h), and, in the case of Prudential, the actual knowledge after due inquiry of the individuals set forth on Schedule 1.1(i).

          "Large Retail Broker" means any Person whose revenues derived from such Person's conduct of the Business during the most recently completed fiscal year exceed (a) 25% of the total consolidated revenues of the Company for the Company's most recently completed fiscal year or (b) in the case of transactions occurring prior to January 1, 2005, $1.05 billion.

          "Large Retail Brokerage Combination" means any Retail Brokerage Combination Transaction involving a Large Retail Broker.

          "Latin America" means the geographical region consisting of Central America and South America, but excluding Mexico.

          "Law" means any law (including but not limited to common law), constitution, treaty, statute, code, rule, regulation, ordinance or other pronouncement of a Governmental Authority having a similar effect and any Order.

          "Lien" means any lien, security interest, pledge, charge, encumbrance, claim or similar right.

          "LLC Agreement" means the Amended and Restated Limited Liability Company Agreement between each Initial Wachovia Member and each Initial Prudential Member to be entered into pursuant to Section 2.4 hereof, substantially in the form of Exhibit B hereto, and as it may be amended from time to time after the Closing Date.

          "Lookback Option" has the meaning set forth in the LLC Agreement.

          "Lookback Period" has the meaning set forth in the LLC Agreement.

          "Losses" has the meaning set forth in Section 7.2.

          "Major Banking Institution" means any Person that is ranked among the top 10 bank holding companies headquartered in the United States based on total assets of its subsidiary FDIC-insured depository institutions as shown on the most recent publicly-available call report data filed by such depository institutions with the applicable federal banking agencies.

          "Major Competitor" means a Person that is engaged in the Business with revenues from the Business for the trailing 12-month period ending on the last day of the most recently completed fiscal quarter that are greater than 120% of the revenues (or, for periods prior to the Closing Date, pro forma revenues) of the Company Entities, on a consolidated basis, for a comparable period.

          "Major Insurance Company" means a Person that either is ranked among the top 10 ranked life insurance companies in the United States, based on net premiums written in the United States, as published in the most recent ranking thereof in A.M. Best's Insurance Reports-Life/Health, or that is Affiliated with any such insurance company.

          "MasterShare Programs" has the meaning set forth in Section 8.4(f).

          "Material Adverse Effect" means (a) (x) with respect to a Person, a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of such Person and its Subsidiaries taken as a whole or (y) with respect to a Contributed Business, a material adverse effect on such Contributed Business or the operations, assets, liabilities, financial condition or results of operations of such Contributed Business taken as a whole, in either case other than any change, event, occurrence or effect occurring on or after the date of this Agreement and relating to (i) changes in the economy or securities markets of the United States or the Territory, including but not limited to market price and trading volume fluctuations and changes in interest rates and exchange rates, (ii) the financial services, retail securities brokerage and securities clearing industries or insurance industry generally, (iii) except for purposes of Section 4.1(k) or 4.2(k), the announcement or performance of this Agreement and the transactions contemplated by this Agreement or any other Transaction Document, including, without limitation, the impact thereof on relationships with employees and customers of the Contributed Business, or (iv) any outbreak of major hostilities in which the United States is involved, any act of terrorism within the United States or any declaration of war by the United States Congress; or (b) with respect to a Person or a Contributed Business, any change, event, occurrence or effect that (x) prevents or materially delays the performance by such Person or its Subsidiaries or the Company Entities of their material obligations under the Transaction Documents taken as a whole or (y) delays the consummation of the transactions contemplated by this Agreement past the date set forth in Section 10.1(c).

          "Material Contracts" means, with respect to a Party, each of the following to which such Party or any of its Subsidiaries is a party and which relate primarily to its Contributed Business, or by which its Contributed Assets are bound:

          (i) agreements with a Third Party for the purchase of services, materials, supplies, merchandise or equipment (A) in an aggregate amount for the unexpired term thereof equal to or greater than $3,000,000, (B) providing for the payment (or potential liability for payment) of a penalty (including but not limited to any early termination fee, prepayment penalty or similar charge), fee or any other amount during or after the unexpired term thereof equal to or greater than $3,000,000, or (C) having an unexpired term of more than 18 months;

          (ii) broker's or finder's agreements as to which the total fees payable thereunder could reasonably be expected to exceed $3,000,000;

          (iii)   member agreements with trade associations;

          (iv) agreements under which administrative and other services are provided to or on behalf of a Third Party and which provide for an aggregate payment for the unexpired term thereof in excess of $3,000,000;

          (v) reimbursement agreements, repurchase agreements and equipment leases with a Third Party providing for aggregate payments in excess of $3,000,000;

          (vi) Contributed Real Property Leases having an unexpired lease term of more than five years and an annual rent in excess of $500,000;

          (vii)   material Contributed IP Licenses;

          (viii) loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, instruments and other contracts relating to the incurrence of indebtedness or obtaining of or extension of credit;

          (ix) joint venture, partnership and similar agreements involving a sharing of profits or expenses;

          (x) agreements prohibiting or materially restricting the ability of a Party or any of its Subsidiaries to conduct its Contributed Business, operate its Contributed Business in any geographical area or compete with any Person in its Contributed Business;

          (xi) agreements which require the referral of any business or require such Party's Contributed Subsidiaries or such Party's Contributed Business to make available investment or other business opportunities or products or services on a priority, equal or exclusive basis;

          (xii) agreements, any of the benefits of which will be increased or accelerated by virtue of the consummation of the transactions contemplated hereby in any respect material to the Company Entities as a whole; and

          (xiii) agreements which (or the violation of which) would reasonably be expected to have a Material Adverse Effect on the Company.

          "Mediation Forum" has the meaning set forth in Section 12.12(a).

          "Member" has the meaning set forth in the LLC Agreement.

          "Missing Employment Agreements" has the meaning set forth in Section 4.2(m).

          "NASD" means the National Association of Securities Dealers, Inc.

          "New Prudential Broker LLC" has the meaning set forth in Section
     5.3(h).

          "Non-Combining Party" means the Party other than the Combining Party.

          "Non-Controlling Tax Party" has the meaning set forth in Section
     5.8(d).

          "Nonqualified Plans" has the meaning set forth in Section 8.4(f).

          "NYSE" means the New York Stock Exchange, Inc.

          "Objection" has the meaning set forth in Section 2.5(b).

          "Offered Interests" has the meaning set forth in Section 9.2(a).

          "One Time Costs" means (i) with respect to the contribution of the Contributed Businesses to the Company, the costs incurred by (A) the Company or (B) either Party at the express written request, or with the prior written approval, of the Company (or prior to the Closing, at the express written request or with the prior written approval of the Wachovia Securities officers specified on Schedule 1.1(j)) in connection with the actions specified in Schedule 1.1(e)(i), and (ii) with respect to the contribution and integration of any Acquired Retail Brokerage Business into the Company, the types of costs specified in Schedule 1.1(e)(ii).

          "Option Payment" has the meaning set forth in Section 8.4(f).

          "Order" means any order, writ, judgment, decree, injunction, award or decision of, or Consent agreement or similar arrangement with, any Governmental Authority.

          "Other Combining Person" has the meaning set forth in Section 8.3(b).

          "Party" and "Parties" have the respective meanings set forth in the preamble hereto.

          "Percentage Interest" has the meaning given to such term in the LLC Agreement.

          "Permits" means all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings issued by, and other Governmental Approvals of, any Governmental Authority.

          "Permitted Liens" means (i) Liens for Taxes or other governmental charges which are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been made on the Financial Statements of the Wachovia Contributed Business or the Financial Statements of the Prudential Contributed Business, as the case may be, (ii) Liens of carriers, warehousemen, mechanics, materialmen or other similar Persons or otherwise imposed by Law arising or incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been made on the Financial Statements of the Wachovia Contributed Business or the Financial Statements of the Prudential Contributed Business, as the case may be, (iii) zoning, entitlement, building, land use and similar governmental restrictions, (iv) covenants, conditions, restrictions, easements, rights-of-way and other matters shown in public records and (v) Liens that, individually and in the aggregate with all other Permitted Liens, do not and will not materially detract from the value of any of the Contributed Assets or materially interfere with the use of any of the Contributed Assets as currently used or contemplated to be used.

          "Permitted Transferee" means (i) with respect to a Wachovia Member or a Prudential Member, a Wachovia Permitted Transferee or Prudential Permitted Transferee, respectively, and (ii) with respect to a Third Party Member (as defined in the LLC Agreement), (A) any Wholly-Owned Subsidiary of such Third Party Member, and (B) any Person of which such Third Party Member is a Wholly-Owned Subsidiary or any Person that is also a Wholly-Owned Subsidiary of the same ultimate parent of such Third Party Member, and in either clause (i) or (ii), such term includes a transferee permitted by clauses (i) or (ii) that is a Designated Combining Member or Designated Non-Combining Member (each as defined in the LLC Agreement) in connection with the additional capital contributions or the purchase or receipt of Membership Interests pursuant to Section 3.4 of the LLC Agreement.

          "Person" means an individual, corporation, partnership, limited liability company, trust, joint venture, association, unincorporated organization or other entity or a Governmental Authority.

          "Pre-Closing Matter" means any event, circumstance or condition existing at any time prior to the effective time of the Closing.

          "Preliminary Closing Balance Sheets" has the meaning set forth in
     Section 2.5(a).

          "Preliminary Prudential Closing Balance Sheet" has the meaning set forth in Section 2.5(a).

          "Preliminary Valuation" has the meaning set forth in Section 9.4(a).

          "Preliminary Wachovia Closing Balance Sheet" has the meaning set forth in Section 2.5(a).

          "Preparing Party" has the meaning set forth in Section 2.5(b).

          "Product Agreement" means the Product Agreement among the Parties and the Company, substantially in the form of Exhibit E hereto, as the same may be amended, supplemented or otherwise modified from time to time after the Closing Date.

          "Prudential" has the meaning set forth in the preamble hereto.

          "Prudential Banks" means The Prudential Bank and Trust Company, a state chartered bank, and The Prudential Savings Bank, F.S.B., a federally chartered savings bank.

          "Prudential Business IP" means all Intellectual Property (i) owned by Prudential or a Subsidiary of Prudential (including Prudential's Contributed Subsidiaries) and (ii) used or held for use with respect to the Prudential Contributed Business (including Prudential Contributed IP).

          "Prudential/Company Interim Agreement" means the Prudential/Company Interim Agreement between Prudential and the Company, which is to be entered into pursuant to Section 2.4 hereof in order to provide on a temporary basis certain services, substantially in the form of Exhibit D hereto, as the same may be amended, supplemented or otherwise modified from time to time after the Closing Date.

          "Prudential Contracts" has the meaning set forth in Section 4.2(i).

          "Prudential Contributed Assets" means the following assets (real, personal, mixed, tangible or intangible) of Prudential and its Subsidiaries utilized primarily in the conduct of the Prudential Contributed Business (other than the Prudential Excluded Assets):

          (i)     the Prudential Contributed Equity Interests;

          (ii)    Prudential's Contributed Real Property;

          (iii) Prudential's Contributed Real Property Leases, including any security deposits paid thereunder;

          (iv) Prudential's Contributed IP Licenses and, subject to Section 5.4(c), the Prudential Contributed IP;

          (v) all furniture, fixtures, equipment (including but not limited to telephones, telephone numbers, switches, servers, computers, printers, scanners, and data processing equipment), machinery, automobiles, office supply inventories, and other tangible personal property utilized primarily in the Prudential Contributed Business;

          (vi) all contracts and agreements between Prudential or one of its Subsidiaries, on the one hand, and any retail brokerage customer of the Prudential Contributed Business, on the other, pursuant to which retail brokerage services are to be delivered to such customer, including any assets or rights (including any funds or securities and any commodity positions) of customers that are held by Prudential and its Subsidiaries under the possession and control provisions of Rule 15c3-3 of the Exchange Act pursuant to any such contract or agreement, including for distribution or payment or as collateral;

          (vii) all margin and other customer debit balances of Prudential and its Subsidiaries related to the Prudential Contributed Business to the extent reflected on the Final Closing Balance Sheet of the Prudential Contributed Business;

          (viii)  subject to Section 5.4, the Prudential Contributed Contracts;

          (ix) all of the books and records in any form or medium of Prudential and its Subsidiaries related to the Prudential Contributed Business (including personnel records, customer records, transaction histories, correspondence files and other records relating to dealings with customers of the Prudential Contributed Business), other than in any such case, such books and records that relate primarily to Prudential Excluded Businesses;

          (x) all rights, claims, credits, causes of action, rights of recovery and rights of set-off of any kind relating to the Prudential Contributed Assets, including any unliquidated rights under manufacturers' and vendors' warranties;

          (xi) all Accounts Receivable of the Prudential Contributed Business, including but not limited to FA Notes and other employee loans;

          (xii) all customer accounts of the Prudential Contributed Business and the customer relationships and goodwill relating thereto;

          (xiii) all federal, state, municipal, foreign and other Permits (including but not limited to those identified on Schedule 4.2(k)(ix)) held or used by Prudential and its Subsidiaries primarily in connection with the Prudential Contributed Business, to the extent transferable;

          (xiv) all membership and trading privileges held or used by Wexford Clearing Services Corporation primarily in connection with the Prudential Contributed Business, to the extent transferable, including but not limited to those held by it among those identified on Schedule 4.2(k)(viii);

          (xv) all such leases, contracts and agreements of Prudential or its Subsidiaries that relate primarily or exclusively to the Prudential Contributed Business and are not Material Contracts;

          (xvi) those assets related to those Prudential Contributed Business Plans that are transferred or assigned to, or assumed by, the Company pursuant to and in accordance with Section 8.4 of this Agreement (the "Prudential Transferred Plans") (other than those assets related exclusively to Pre-Closing Matters of the Prudential Transferred Plans), and those contracts and agreements of Prudential or its Subsidiaries that relate primarily or exclusively to any Prudential Transferred Plan (but only if the Company has expressly agreed to administer such Prudential Transferred Plans);

          (xvii) all securities held for investment or resale, including without limitation firm investments and proprietary positions;

          (xviii) all customer lists and prospective customer lists, customer information, finding broker lists, databases, trading models, and policies and procedures;

          (xix) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items to the extent that the underlying assets related thereto are Prudential Contributed Assets;

          (xx) all cash, bank accounts and deposits with clearing organizations, depositories and similar organizations;

          (xxi) manuals, research reports and marketing materials (in any form or medium), including without limitation advertising matter, brochures, catalogues, price lists, mailing lists, distribution lists, photographs, production data, and sales and promotional materials;

          (xxii)  those assets identified on Schedule 1.1(l) hereto; and

          (xxiii) all other assets of Prudential and its Subsidiaries used or held for use primarily in connection with the Prudential Contributed Business, other than any such asset the use of which is being provided to the Company after the Closing pursuant to a Transaction Document.

          "Prudential Contributed Business" means the retail securities brokerage and retail sales and trading business, including the correspondent securities clearing and settlement business, currently conducted by Prudential and its Subsidiaries in the United States and Latin America, which consists of the following businesses and activities of Prudential and its Subsidiaries:

          (i) the United States retail brokerage and retail financial advisory business currently referred to by Prudential as its "Private Client Group";

          (ii) the United States portion of the business currently referred to by Prudential as "Retail Debt Capital Markets", consisting of the United States sale and trading of debt, preferred and similar securities and related products for retail and institutional clients, including, but not limited to, the activities carried on by Prudential Securities' United States (but not London or Hong Kong) retail trading desk;

          (iii) the securities clearing and settlement business currently referred to by Prudential as "Global Processing", including, but not limited to, the business and activities of Wexford Clearing Services Corporation; and

          (iv) the retail brokerage and financial advisory business conducted by Prudential Securities and its Subsidiaries in Latin America, including any activities and operations of Prudential and its Subsidiaries of a type similar to the activities described in clauses (i) through (iii) above;

     provided, however, that the Prudential Contributed Business shall in each case exclude all Prudential Excluded Assets and Prudential Excluded Liabilities.

          "Prudential Contributed Business Filings" has the meaning set forth in
     Section 4.2(k).

          "Prudential Contributed Business Individuals" has the meaning set forth in Section 8.4(a).

          "Prudential Contributed Business Plans" means each "employee benefit plan", as such term is defined in Section 3(3) of ERISA, including, without limitation, "multiemployer plans" within the meaning of Section 3(37) of ERISA, and each bonus, incentive or deferred compensation, employment, consulting, employee loan, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that has been maintained or established by Prudential or any Prudential Related Person and that provides, has provided or may provide benefits or compensation (i) in respect of any Prudential Contributed Business Individual, or (ii) (A) in respect of any former employee or independent contractor of Prudential or any Subsidiary of Prudential and (B) in respect of which any Company Entity may incur any liability.

          "Prudential Contributed Contracts" means those Prudential Contracts marked with an asterisk on Schedule 4.2(i) and such other Prudential Contracts, if any, as may be designated by Wachovia as Contributed Assets and Contributed Liabilities in accordance with Section 5.4.

          "Prudential Contributed Equity Interests" means the limited liability company interests, stock or other equity interests of the Prudential Contributed Subsidiaries.

          "Prudential Contributed IP" means, subject to Section 5.4(c), at Wachovia's option and without any additional consideration, any or all of the Prudential Business IP used or held for use exclusively or primarily in the Prudential Contributed Business, including but not limited to (i) the Prudential Business IP listed on Schedule 1.1(p), (ii) the "BOSS" software and all related Prudential Business IP software, and (iii) any software and trademarks constituting Prudential Business IP related to Wexford Clearing Services Corporation.

          "Prudential Contributed Liabilities" means the following: (i) all free credit and other customer balances of Prudential and its Subsidiaries related to the Prudential Contributed Business to the extent such free credit and other balances, including but not limited to amounts withheld on customer transactions and payable to Governmental Authorities, are reflected on the Final Closing Balance Sheet of the Prudential Contributed Business; (ii) all obligations of Prudential and its Subsidiaries under the Prudential Contributed Contracts, subject to the application of Section 5.4, and the other contracts and agreements constituting part of the Prudential Contributed Assets, in each case to the extent not related to any Pre-Closing Matter; (iii) liabilities relating primarily to the Prudential Contributed Business that are fully reflected on the Final Closing Balance Sheet of the Prudential Contributed Business; (iv) all liabilities of the Prudential

     Contributed Subsidiaries arising under the Transaction Documents; (v) the Prudential Transferred Plans and those liabilities of Prudential and/or its Subsidiaries to be assumed by the Company Entities pursuant to Section 8.4, as set forth on Schedule 1.1(v), and all other contracts and agreements primarily or exclusively relating to any Prudential Transferred Plan (but only if the Company has expressly agreed to administer such Prudential Transferred Plans); (vi) all Accounts Payable of the Prudential Contributed Business that are fully reflected on the Final Closing Balance Sheet of the Prudential Contributed Business; (vii) securities sold under repurchase agreements and not yet repurchased and attributable to the Prudential Contributed Business; and (viii) those liabilities identified in Schedule 1.1(t) hereto.

          "Prudential Contributed Subsidiaries" means the Subsidiaries of Prudential listed on Schedule 1.1(b) hereto; provided that the term "Prudential Contributed Subsidiaries" shall also include their respective predecessor companies and businesses unless the context otherwise requires.

          "Prudential Domestic Subsidiary Individuals" means those Prudential Contributed Business Individuals who are employees of Bache Insurance Agency Incorporated, Bache Insurance Agency of Alabama, Inc. and Wexford Clearing Services Corporation.

          "Prudential Employment Agreements" has the meaning set forth in
     Section 4.2(m).

          "Prudential Entities" means Prudential and its Subsidiaries other than the Prudential Contributed Subsidiaries.

          "Prudential Equity Awards" has the meaning set forth in Section
     8.4(f).

          "Prudential Excluded Assets" means any asset listed on Schedule 1.1(x) and any asset otherwise not to be transferred or assigned to, or acquired by, the Company in respect of Prudential Transferred Plans pursuant to and in accordance with Section 8.4 of this Agreement.

          "Prudential Excluded Businesses" means the businesses, accounts and activities carried on by and the assets, liabilities, employees and management associated with, or Persons currently referred to by Prudential as:

          (i) the "Global Derivatives Division", consisting of its Traded Futures business, its Precious Metals business, its Base Metals business, and its Foreign Exchange business;

          (ii) the "Institutional Equity Group", consisting of (A) Equity Research, (B) Equity Marketing, (C) Equity Capital Markets, (D) Listed & NASDAQ Equity Trading, (E) Retail Facilitation & Floors, (F) Institutional Equity Sales, (G) International Institutional Equity, and (H) Equity Finance and Administration;

          (iii) the "Alternative Investments Group", consisting of one or more
     (A) distributors of hedge funds, hedge funds of funds and managed futures funds, (B) general partners, managing owners and investment managers of managed futures funds,
     (C) co-managers of hedge funds of funds and (D) hedge marketing and research services providers to various distribution channels;

          (iv) its "Non-Latin American International Business", consisting of the businesses and activities conducted by Prudential and its Subsidiaries from facilities outside of the United States other than the Latin American offices of Prudential Securities and its Subsidiaries;

          (v) its "PI Systems Group", consisting of employees of Prudential and its Subsidiaries primarily engaged in the provision of software development, maintenance and support for Prudential's managed account programs;

          (vi) the "eDG Group", consisting of employees of Prudential Securities primarily engaged in the development and maintenance of websites and other electronic business; and

          (vii) all other businesses of Prudential and its Subsidiaries other than the Prudential Contributed Business.

          "Prudential Excluded Businesses Leased Real Property" means, with respect to Prudential, any portion of a Contributed Real Property Lease occupied or used by Prudential or one of its Subsidiaries or other Affiliates, or any interest in any portion of a Contributed Real Property Lease held by Prudential or one of its Subsidiaries or other Affiliates, in connection with the Prudential Excluded Businesses located at the addresses set forth on Schedule 5.9(a).

          "Prudential Excluded Individuals" has the meaning set forth in Section 8.4(a).

          "Prudential Excluded Leased Real Property" means, with respect to Prudential, any real property leased, subleased, occupied or used by Prudential Securities pursuant to a lease, sublease, co-location agreement, sharing agreement or other occupancy agreement or reserve/space bank designation located at the addresses set forth on Schedule 5.9(b).

          "Prudential Excluded Liabilities" means any liability, obligation or duty, whether or not related to the Prudential Contributed Business, that is not a Prudential Contributed Liability, including but not limited to Excluded Claims and those liabilities, obligations and duties listed on
     Schedule 1.1(r) hereto.

          "Prudential Intellectual Property License Agreement" means a license agreement substantially in the form of Exhibit G hereto, as the same may be amended, supplemented or otherwise modified from time to time after the Closing Date.

          "Prudential Member" means the Initial Prudential Member as of the Closing and thereafter any Prudential Permitted Transferee that then is a Member; provided that such Prudential Member is at all times a Prudential Permitted Transferee.

          "Prudential Note" means the promissory note by the Company in favor of Prudential, substantially in the form of Exhibit H hereto, as the same may be amended, supplemented or otherwise modified from time to time after the Closing Date.

          "Prudential Pension Plan" has the meaning set forth in Section 8.4(d).

          "Prudential Permitted Transferee" has the meaning set forth in Section 9.1(d).

          "Prudential Pre-Closing Conversion" has the meaning set forth in
     Section 2.2(b).

          "Prudential Put" has the meaning set forth in Section 9.3(a).

          "Prudential Put Event" has the meaning set forth in Section 9.3(a).

          "Prudential Put Price" has the meaning set forth in Section 9.3(a).

          "Prudential Related Person" means any trade or business, whether or not incorporated, which, together with Prudential or any member of the Prudential Contributed Business, is treated as a single employer under
     Section 414(b), (c), (m) or (o) of the Code.

          "Prudential Savings Plan" has the meaning set forth in Section 8.4(e).

          "Prudential Securities" means Prudential Securities Incorporated, a Delaware corporation and a Wholly-Owned Subsidiary of Prudential.

          "Prudential Tangible Book Value" means, as of the Closing Date and based on the respective amounts shown on the Final Closing Balance Sheet of the Prudential Contributed Business, the total assets minus goodwill minus total liabilities of the Prudential Contributed Business, as determined in accordance with Section 2.5.

          "Prudential Transferees" has the meaning set forth in Section 8.4(a).

          "Prudential Transferors" means Prudential and each Subsidiary of Prudential that owns, as of the date hereof or as of the Closing Date, (i) any equity interest in any Prudential Contributed Subsidiary, (ii) any Prudential Contributed Assets or (iii) any Prudential Contributed Liabilities.

          "Prudential Transferred Plans" has the meaning set forth in the definition of "Prudential Contributed Assets."

          "PS Savings Plan" has the meaning set forth in Section 8.4(e).

          "PUP" has the meaning set forth in Section 8.4(d).

          "Put/Call Closing" has the meaning set forth in Section 9.3(e).

          "Put/Call Event" has the meaning set forth in Section 9.3(b).

          "Put/Call Exercise Notice" has the meaning set forth in Section
     9.3(c).

          "Put/Call Plan" has the meaning set forth in Section 9.3(d).

          "Put/Call Price" has the meaning set forth in Section 9.3(b).

          "Put/Call Representative" has the meaning set forth in Section 9.3(d).

          "RAP" has the meaning set forth in Section 8.4(f).

          "Real Property Transfer Documents" means the conveyance deeds and assignments, leases and subleases to be entered into pursuant to Section 5.9, as the same may be amended, supplemented or otherwise modified from time to time.

          "Receiving Party" has the meaning set forth in Section 2.5(b).

          "Release" means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

          "Retail Brokerage Combination Transaction" means any Combination Transaction in which a Combining Party acquires, is acquired by or otherwise combines or becomes Affiliated with an Acquired Retail Brokerage Business that is either a Large Retail Broker or Small Retail Broker.

          "Sale Notice" has the meaning set forth in Section 9.2(a).

          "Sale Offer" has the meaning set forth in Section 9.2(a).

          "SEC" means the United States Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Securities Products" means (i) financial products or services the sale or distribution of which requires that the Person selling or distributing such product or service be licensed or registered as an associated person of a securities broker or dealer under Section 15(a) of the Exchange Act and (ii) fixed rate annuities.

          "SERP" has the meaning set forth in Section 8.4(d).

          "Severance Benefit Level" has the meaning set forth in Section 8.4(b).

          "Shared Service Contracts" means the contracts listed on Schedule 4.2(i) other than those contracts designated with either an asterisk (*) or a double asterisk (**) thereon.

          "Significant Subsidiary" means, with respect to a Person, at any time, any Subsidiary that would at such time constitute a "Significant Subsidiary" (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC) of such Person (or such Person's ultimate parent entity).

          "Small Contracts" has the meaning set forth in Section 5.4(b).

          "Small Retail Broker" means any Acquired Retail Brokerage Business other than a Large Retail Broker.

          "Straddle Period" means any taxable period ending after the Closing Date that includes the Closing Date.

          "Straddle Period Taxes" means Taxes attributable to a Straddle Period.

          "Subsidiary" means, with respect to any Person, (i) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is at the time owned by such Person, directly or indirectly through one or more Subsidiaries, and (ii) any other Person (other than an individual), including but not limited to a joint venture, a general or limited partnership or a limited liability company, in which such Person, directly or indirectly through one or more Subsidiaries, at the time owns at least 50% or more of the ownership interests entitled to vote in the election of managing partners, managers or trustees thereof (or other Persons performing such functions) or acts as the general partner, managing member, trustee (or Persons performing similar functions) of such other Person; provided that, notwithstanding the foregoing, the Company Entities shall not be deemed a Subsidiary of any Wachovia Entity on or after the Closing.

          "Surviving Entity" has the meaning set forth in the definition of Change of Control.

          "Tag Along Right" has the meaning set forth in Section 9.2(b).

          "Tangible Book Value" means, with respect to a Person, total assets minus goodwill minus total liabilities of such Person, as determined in accordance with GAAP.

          "Tax Contest" has the meaning set forth in Section 5.8(d).

          "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Taxes" means any taxes, assessments, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, local and foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, ad valorem, occupation, property, excise, gross receipts, stamp, license, payroll, withholding, alternative or minimum tax and other taxes, assessments, duties, fees, levies or other governmental charges of any kind whatsoever, and all estimated taxes, additions to tax, penalties, interest and additional amounts attributable thereto or to the filing of any Tax Return.

          "Territory" has the meaning set forth in Section 8.3(a).

          "Third Party" means any Person that is neither a Party or a Company Entity nor an Affiliate of either a Party or a Company Entity.

          "Third Party Approval" means any Consent of, with or to any Person other than any Governmental Authority.

          "Third Party Claims" has the meaning set forth in Section 7.6.

          "Third Party Offer" has the meaning set forth in Section 9.2(a).

          "Threshold" has the meaning set forth in Section 7.3(a).

          "Transaction Documents" means this Agreement, the LLC Agreement, the Wachovia/Company Master Agreement, the Company/Wachovia Letter Agreement, the Prudential/Company Interim Agreement, the Company/Prudential Interim Agreement, the Product Agreement, the Wachovia Intellectual Property License Agreement, the Prudential Intellectual Property License Agreement, the Real Property Transfer Documents, the Prudential Note and the Guarantees and each of the side letters executed on the date hereof.

          "Transfer" means any transfer, sale, assignment, pledge, hypothecation or gift of, creation of a security interest in or encumbrance or other Lien on, or any other disposal (whether or not voluntary) of, any Interest or beneficial interest therein.

          "Transition Period" has the meaning set forth in Section 8.4(b).

          "Treasury Regulations" means the regulations promulgated under the Code as such regulations may be amended from time to time (including the corresponding provisions of succeeding regulations).

          "Trust" has the meaning set forth in Section 8.4(f).

          "Trust Agreement" has the meaning set forth in Section 8.4(f).

          "Wachovia" has the meaning set forth in the preamble hereto.

          "Wachovia Bank" means Wachovia Bank, National Association.

          "Wachovia Business IP" means all Intellectual Property (i) owned by Wachovia or a Subsidiary of Wachovia (including Wachovia's Contributed Subsidiaries) and (ii) used or held for use with respect to the Wachovia Contributed Business (including Wachovia Contributed IP).

          "Wachovia Call" has the meaning set forth in Section 9.3(b).

          "Wachovia Call Event" has the meaning set forth in Section 9.3(b).

          "Wachovia Call Price" has the meaning set forth in Section 9.3(b).

          "Wachovia Common Stock" means the common stock, par value $3.33 1/3 per share, of Wachovia, and any common stock of any successor thereto.

          "Wachovia/Company Master Agreement" means the Wachovia/Company Master Agreement between Wachovia and the Company to be entered into pursuant to
     Section 2.4 hereof, substantially in the form of Exhibit C hereto, as the same may be amended, supplemented or otherwise modified from time to time after the Closing Date.

          "Wachovia Contracts" has the meaning set forth in Section 4.1(i).

          "Wachovia Contributed Assets" means the following assets (real, personal, mixed, tangible or intangible) of Wachovia and its Subsidiaries utilized primarily in the conduct of the Wachovia Contributed Business (other than the Wachovia Excluded Assets):

          (i) the Wachovia Contributed Membership Interests and the other limited liability company interests (or other equity interests) of the other Wachovia Contributed Subsidiaries;

          (ii) Wachovia's Contributed Real Property;

          (iii) Wachovia's Contributed Real Property Leases, including any security deposits paid thereunder;

          (iv) Wachovia's Contributed IP Licenses and the Wachovia Contributed
     IP;

          (v) all furniture, fixtures, equipment (including but not limited to telephones, telephone numbers, switches, servers, computers, printers, scanners, and data processing equipment), machinery, automobiles, office supply inventories, and other tangible personal property utilized primarily in the Wachovia Contributed Business;

          (vi) all contracts and agreements between Wachovia or one of its Subsidiaries, on the one hand, and any retail brokerage customer of the Wachovia Contributed Business, on the other, pursuant to which retail brokerage services are to be delivered to such customer, including any assets or rights (including any funds or securities and any commodity positions) of customers that are held by Wachovia and its Subsidiaries under the possession and control provisions of Rule 15c3-3 under the Exchange Act pursuant to any such contract or agreement, including for distribution or payment or as collateral;

          (vii) all margin and other customer debit balances of Wachovia and its Subsidiaries related to the Wachovia Contributed Business to the extent reflected on the Final Closing Balance Sheet of the Wachovia Contributed Business;

          (viii) the Wachovia Contracts and any Material Contracts entered into by Wachovia or any of its Subsidiaries after the date of this Agreement to the extent permitted by Prudential pursuant to Section 5.1(b)(xiii);

          (ix) all of the books and records in any form or medium of the Wachovia Contributed Subsidiaries related to the Wachovia Contributed Business (including personnel records, customer records, transaction histories, correspondence files and other records relating to dealings with customers of the Wachovia Contributed Business), other than in any such case, such books and records that relate primarily to Wachovia Excluded Businesses;

          (x) all rights, claims, credits, causes of action, rights of recovery and rights of set-off of any kind relating to the Wachovia Contributed Assets, including any unliquidated rights under manufacturers' and vendors' warranties;

          (xi) all Accounts Receivable of the Wachovia Contributed Business, including but not limited to FA Notes and other employee loans;

          (xii) all customer accounts of the Wachovia Contributed Business and the customer relationships and goodwill relating thereto;

          (xiii) all federal, state, municipal, foreign and other Permits (including but not limited to those identified on Schedule 4.1(k)(ix)) held or used by the Wachovia Contributed Subsidiaries in connection with the Wachovia Contributed Business, to the extent transferable;

          (xiv) all membership and trading privileges held or used by the Wachovia Contributed Subsidiaries in connection with the Wachovia Contributed Business, to the extent transferable, including but not limited to those identified on Schedule 4.1(k)(viii);

          (xv) all such leases, contracts and agreements of Wachovia or its Subsidiaries that relate primarily or exclusively to the Wachovia Contributed Business and are not Material Contracts;

          (xvi) those assets related to those Wachovia Contributed Business Plans that are contributed to the Company, or assumed by the Company, pursuant to Section 8.4 of this Agreement (the "Wachovia Transferred Plans") (other than those assets related exclusively to Pre-Closing Matters of the Wachovia Transferred Plans), and those contracts and agreements of Wachovia or its Subsidiaries that relate primarily or exclusively to any Wachovia Transferred Plan (but only if the Company has expressly agreed to administer such Wachovia Transferred Plans);

          (xvii) all securities held for investment or resale, including without limitation firm investments and proprietary positions;

          (xviii) all customer lists and prospective customer lists, customer information, finding broker lists, databases, trading models, and policies and procedures;

          (xix) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items to the extent that the underlying assets related thereto are Wachovia Contributed Assets;

          (xx) all cash, bank accounts and deposits with clearing organizations, depositories and similar organizations;

          (xxi) manuals, research reports and marketing materials (in any form or medium), including without limitation advertising matter, brochures, catalogues, price lists, mailing lists, distribution lists, photographs, production data, and sales and promotional materials;

          (xxii) those assets identified on Schedule 1.1(k) hereto; and

          (xxiii) all other assets of Wachovia and its Subsidiaries used or held for use primarily in connection with the Wachovia Contributed Business, other than any such asset the use of which is being provided after the Closing pursuant to a Transaction Document.

          "Wachovia Contributed Business" means the retail securities brokerage business, including the correspondent securities clearing and settlement business, currently conducted by Wachovia and its Subsidiaries in the United States, which consists of the following businesses and activities of Wachovia and its Subsidiaries:

          (i) the retail securities brokerage and financial advisory business currently referred to by Wachovia as its "Private Client Group";

          (ii) the Bank Channel;

          (iii) Wachovia's "Independent Channel" and "Direct Channel", which consist of Wachovia's FiNet business, Wachovia's retail securities brokerage related e-commerce activities, and Wachovia's discount trading and online brokerage business; and

          (iv) the securities clearing and settlement business currently referred to by Wachovia as its "Correspondent Business";

     provided, however, that the Wachovia Contributed Business shall in each case exclude all Wachovia Excluded Assets and Wachovia Excluded Liabilities.

          "Wachovia Contributed Business Individuals" has the meaning set forth in Section 8.4(a).

          "Wachovia Contributed Business Plans" means each "employee benefit plan", as such term is defined in Section 3(3) of ERISA, including, without limitation, "multiemployer plans" within the meaning of Section 3(37) of ERISA, and each bonus, incentive or deferred compensation, employment, consulting, employee loan, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that has been maintained or established by Wachovia or any Wachovia Related Person and that provides, has provided or may provide benefits or compensation (i) in respect of any Wachovia Contributed Business Individual, or (ii) (A) in respect of any former employee or independent contractor of Wachovia or any Subsidiary of Wachovia and (B) in respect of which any Company Entity may incur any liability.

          "Wachovia Contributed IP" means all Wachovia Business IP listed or described on Schedule 1.1(o).

          "Wachovia Contributed Liabilities" means the following: (i) all free credit and other customer balances of Wachovia and its Subsidiaries related to the Wachovia Contributed Business to the extent such free credit and other balances, including but not limited to amounts withheld on customer transactions and payable to Governmental Authorities, are reflected on the Final Closing Balance Sheet of the Wachovia Contributed Business; (ii) all obligations of Wachovia and its Subsidiaries under the Wachovia Contracts and the other contracts and agreements constituting part of the Wachovia Contributed Assets, in each case to the extent not related to any Pre-Closing Matter; (iii) liabilities relating primarily to the Wachovia Contributed Business that are fully reflected on the Final Closing Balance Sheet of the Wachovia Contributed Business; (iv) all liabilities of the Wachovia Contributed Subsidiaries arising under the Transaction Documents;
     (v) the Wachovia Transferred Plans and those liabilities of Wachovia and/or its Subsidiaries to be assumed or retained by the Company Entities pursuant to Section 8.4, as set forth on Schedule 1.1(u), and all other contracts and agreements primarily or exclusively relating to any Wachovia Transferred Plan (but only if the Company has expressly agreed to administer such Wachovia Transferred Plans); (vi) all Accounts Payable of the Wachovia Contributed Business that are fully reflected on the Final Closing Balance Sheet of the Wachovia Contributed Business; (vii) securities sold under repurchase agreements and not yet repurchased and attributable to the Wachovia Contributed Business; and (viii) those liabilities identified on Schedule 1.1(s) hereto.

          "Wachovia Contributed Membership Interests" means the limited liability company interests (or other equity interests) of those Wachovia Contributed Subsidiaries directly held by each Initial Wachovia Member following consummation of the Wachovia Reorganization.

          "Wachovia Contributed Subsidiaries" means as of any date the Subsidiaries of Wachovia engaged in the Wachovia Contributed Business as of such date, as listed on Schedule 1.1(a) hereto (to the extent in existence on the date hereof); provided that the term "Wachovia Contributed Subsidiaries" shall (i) also include their respective predecessor companies and businesses unless the context otherwise requires, and (ii) in the case of Wachovia Contributed Subsidiaries to be formed after the date of this Agreement, refer to such entities from and after the date of their formation. For purposes of Section 4.1 only, Wachovia Contributed Subsidiaries will also include the Bank Channel.

          "Wachovia Contributed Subsidiary Filings" has the meaning set forth in
     Section 4.1(k).

          "Wachovia Entities" means Wachovia and its Subsidiaries other than the Wachovia Contributed Subsidiaries.

          "Wachovia Excluded Assets" means any asset listed on Schedule 1.1(w) and any asset otherwise not to be contributed to, or acquired by, the Company in respect of Wachovia Transferred Plans pursuant to and in accordance with Section 8.4 of this Agreement.

          "Wachovia Excluded Businesses" means Wachovia's corporate and investment banking, securities underwriting, derivatives (including but not limited to equity derivatives), fixed income, international, merchant banking, mutual funds, wealth management, asset management, banking and trust businesses and all other businesses, accounts and activities of or carried on by, and the assets, liabilities, employees and management associated with, Wachovia and its Subsidiaries, including the Wachovia Contributed Subsidiaries, other than the Wachovia Contributed Business.

          "Wachovia Excluded Individuals" has the meaning set forth in Section 8.4(a).

          "Wachovia Excluded Liabilities" means any liability, obligation or duty, whether or not related to the Wachovia Contributed Business, that is not a Wachovia Contributed Liability, including but not limited to Excluded Claims and those liabilities, obligations and duties listed on Schedule 1.1(q) hereto.

          "Wachovia Intellectual Property License Agreement" means a license agreement substantially in the form of Exhibit F hereto, as the same may be amended, supplemented or otherwise modified from time to time after the Closing Date.

          "Wachovia Member" means the Initial Wachovia Member as of the Closing and thereafter any Wachovia Permitted Transferee that then is a Member; provided that such Wachovia Member is at all times a Wachovia Permitted Transferee.

          "Wachovia Pension Plan" has the meaning set forth in Section 8.4(d).

          "Wachovia Permitted Transferee" has the meaning set forth in Section 9.1(d).

          "Wachovia Related Person" means any trade or business, whether or not incorporated, which, together with Wachovia or any member of the Wachovia Contributed Business, is treated as a single employer under Section 414(b),
     (c), (m) or (o) of the Code.

          "Wachovia Reorganization" has the meaning set forth in Section 2.2(a).

          "Wachovia Securities" means Wachovia Securities, Inc., which as of the date of this Agreement is a Delaware corporation and an indirect Wholly-Owned Subsidiary of Wachovia.

          "Wachovia Tangible Book Value" means, as of the Closing Date and based on the respective amounts shown on the Final Closing Balance Sheet of the Wachovia Contributed Business, the total assets minus goodwill minus total liabilities of the Wachovia Contributed Business, as determined in accordance with Section 2.5.

          "Wachovia Transferees" has the meaning set forth in Section 8.4(a).

          "Wachovia Transferred Plans" has the meaning set forth in the definition of "Wachovia Contributed Assets."

          "WARN" has the meaning set forth in Section 4.1(n).

          "Wholly-Owned Subsidiary" of a Person means a Subsidiary of such Person, all of the issued and outstanding shares (other than directors' qualifying shares) of the capital stock or other ownership interests, including but not limited to limited liability company interests, of which shall at the time be owned by such Person or one or more of its Wholly-Owned Subsidiaries or by such Person and one or more of its Wholly-Owned Subsidiaries.

                                    ARTICLE 2

                         FORMATION OF VENTURE; CLOSING;
                              RELATED TRANSACTIONS

          Section 2.1 Formation of Company. Following execution of this Agreement (but in any event prior to the Closing), Wachovia will cause the Company to be formed as a direct or indirect Wholly-Owned Subsidiary by filing the Certificate of Formation with the Secretary of State of the State of Delaware and any other required documents with such other applicable Governmental Authorities as Wachovia shall determine.

          Section 2.2 Transactions Prior to the Closing. Subject to the terms and conditions hereof, prior to the Closing:

          (a) Wachovia shall carry out a reorganization, as further described in
     Schedule 2.2(a), such that pursuant thereto and upon completion thereof,
     (i) the Wachovia Contributed Business shall be transferred to and acquired by the Wachovia Contributed Subsidiaries, to the extent not already conducted or owned by the Wachovia Contributed Subsidiaries, and any Wachovia Excluded Businesses that were conducted therein shall be transferred to and acquired by one or more Wachovia Entities, (ii) the Wachovia Contributed Subsidiaries shall be converted into limited liability companies (or other disregarded entities for U.S. federal income tax purposes) with limited liability company operating agreements (or comparable organizational documents) in form and substance reasonably satisfactory to the Parties, (iii) the Wachovia Contributed Subsidiaries shall own and be obligated in respect of all of the Wachovia Contributed Assets and the Wachovia Contributed Liabilities, respectively, (iv) except for assets or liabilities that may not be extracted, assigned or removed as a matter of Law, and for which, in the case of liabilities, Wachovia would have an obligation to fully indemnify Prudential and the Company Entities hereunder, the Wachovia Contributed Subsidiaries shall not own or be obligated in respect of any assets or liabilities other than the Wachovia Contributed Assets and the Wachovia Contributed Liabilities and such as may arise pursuant to, or as may be permitted by, this Agreement and the transactions contemplated hereby, (v) the Initial Wachovia Member shall own, directly or indirectly, all of the issued and outstanding limited liability company interests (or other equity interests) of the Wachovia Contributed Subsidiaries, and (vi) all intercompany Tax accounts, if any, of each Wachovia Contributed Subsidiary shall have been settled by it or by Wachovia on its behalf (all of the foregoing actions described in this Section 2.2(a), collectively, the "Wachovia Reorganization").

          (b) Prudential shall, as further described in Schedule 2.2(b), (i) cause all Prudential Excluded Assets and Prudential Excluded Liabilities owned by, and all Prudential Excluded Businesses conducted by, each of the Prudential Contributed Subsidiaries or to which they are subject, to be transferred to and acquired and assumed by one or more Prudential Entities,
     (ii) cause each of the Prudential Contributed Subsidiaries (except as set forth on Schedule 4.2(b)) to be converted into entities which are disregarded entities for U.S. federal income tax purposes with limited liability company operating agreements (or comparable organizational documents) in form and substance reasonably satisfactory to the Parties,
     (iii) except for assets or liabilities that may not be extracted, assigned or removed as a matter of Law, and for which, in the case of liabilities, Prudential would have an obligation to fully indemnify Wachovia and the Company Entities hereunder, cause the Prudential Contributed Subsidiaries to neither own nor be obligated in respect of any assets or liabilities other than the Prudential Contributed Assets and the Prudential Contributed Liabilities and such as may arise pursuant to, or as may be permitted by, this Agreement and the transactions contemplated hereby, and (iv) cause all intercompany Tax accounts, if any, of each Prudential Contributed Subsidiary to be settled by it or by Prudential on its behalf (all of the foregoing actions described in this Section 2.2(b), collectively, the "Prudential Pre-Closing Conversion").

          Section 2.3 Time and Place of the Closing. Subject to the provisions of Article 6, the closing (the "Closing") of the transactions contemplated hereby shall take place at the offices of Simpson Thacher & Bartlett, at 10:00 a.m., New York time, on the first Business Day of the calendar month that is not less than five Business Days following the date on which the conditions set forth in Article 6 have been satisfied or waived, excluding conditions that by their terms are to be satisfied on the Closing Date, or such other place, time and/or date as is mutually agreed upon by the Parties. The date on which the Closing occurs is herein called the "Closing Date." The Closing shall be effective as of 12:01 a.m., New York time, on the Closing Date.

          Section 2.4 Deliveries and Other Actions at the Closing. On the Closing Date:

          (a) Each Party shall cause each of its Initial Members to execute and deliver the LLC Agreement;

          (b) Wachovia shall cause the Initial Wachovia Member to transfer, assign and deliver to the Company, as a capital contribution to the Company, all of its right, title and interest in and to the Wachovia Contributed Membership Interests, free and clear of all

     Liens, other than Permitted Liens and Liens created pursuant to the Transaction Documents, and in consideration therefor, Wachovia shall cause the Company to issue Membership Interests to the Initial Wachovia Member with an aggregate Percentage Interest equal to 62%;

          (c) Prudential shall, and shall cause each of the Prudential Transferors to, transfer, assign and deliver to the Company, or to a Wachovia Contributed Subsidiary designated by Wachovia (each a "Designated Company Subsidiary"), as a capital contribution to the Company, all of their respective right, title and interest in and to the Prudential Contributed Assets, free and clear of all Liens, other than Permitted Liens and Liens created pursuant to the Transaction Documents and in consideration therefor, Wachovia shall cause the Company to (i) issue Membership Interests to the Initial Prudential Member, on behalf of the Prudential Transferors, with an aggregate Percentage Interest equal to 38% and (ii) assume, or cause a Designated Company Subsidiary to assume, the Prudential Contributed Liabilities; provided, however, that, to the extent provided in Section 5.3, in lieu of such contribution to the Designated Company Subsidiary, Prudential shall, and shall cause the other Prudential Transferors to, make such capital contribution to New Prudential Broker LLC in accordance with Section 5.3 and cause all of the limited liability company interests in New Prudential Broker LLC to be contributed as a capital contribution to the Company; it being understood that, in selecting the appropriate Designated Company Subsidiaries, the Parties will cooperate to ensure that such Designated Company Subsidiaries have adequate capital to support the Prudential Contributed Liabilities being transferred to and assumed by them at the Closing.

          (d) The Parties shall cause the Company and each of their respective Initial Members to execute and deliver a written agreement (which shall in each case be in form and substance reasonably satisfactory to the Parties) to be bound by the terms and conditions of this Agreement that are applicable to it (which in the case of the Initial Members shall be limited to the provisions of Article 8 (other than Section 8.4) and Articles 9, 10, 11 and 12);

          (e) The Parties shall, or shall cause their respective Initial Members to, contribute to the Company an amount of cash equal to their respective initial Percentage Interests of the estimated One Time Costs that have been and are expected to be incurred within 60 days following the Closing Date by the Company Entities (and have not been previously paid pursuant to Section 12.1);

          (f) Wachovia and the Company shall execute and deliver the Wachovia/Company Master Agreement;

          (g) Prudential and the Company shall execute and deliver the Prudential/Company Interim Agreement;

          (h) The Company and Prudential shall execute and deliver the Company/Prudential Interim Agreement;

          (i) The Company and each other Person to be a party thereto shall execute and deliver the Product Agreement;

          (j) The Company and Wachovia shall execute and deliver the Wachovia Intellectual Property License Agreement;

          (k) The Company and Prudential shall execute and deliver the Prudential Intellectual Property License Agreement;

          (l) The Parties shall, and shall cause their respective Subsidiaries to, execute and deliver to the other parties thereto, the Real Property Transfer Documents;

          (m) As shown on the balance sheet as of December 31, 2002 included in the Financial Statements of the Prudential Contributed Business, the Company shall assume the $417 million intercompany obligation of Prudential Securities to Prudential by executing and delivering the Prudential Note;

          (n) Each Party shall execute and deliver a Guarantee;

          (o) Wachovia Bank and the Company shall execute and deliver the Company/Wachovia Letter Agreement;

          (p) The Parties and the Company shall, and shall cause their respective applicable Subsidiaries to, execute and deliver such additional instruments of assignment and conveyance as are necessary and appropriate to convey the Wachovia Contributed Membership Interests and the Prudential Contributed Assets;

          (q) The Company shall, and shall cause the Designated Company Subsidiaries to, execute and deliver such additional assignments and instruments of assumption as may be appropriate for the assumption by the Company and the Designated Company Subsidiaries all of the Prudential Contributed Liabilities; and

          (r) The Parties shall execute and deliver any other agreement mutually agreed by the Parties to be executed on the Closing Date.

          Section 2.5     Post-Closing Adjustments.

          (a) Within 60 days after the Closing Date: (i) Wachovia shall prepare and deliver (or cause to be prepared and delivered) to Prudential and the Company a balance sheet for the Wachovia Contributed Business as of the Closing Date (immediately prior to giving effect to the Closing) (the "Preliminary Wachovia Closing Balance Sheet"), which shall be prepared in accordance with GAAP applied on a consistent basis (except to the extent specified in Schedule 2.5(a)(i)) with the preparation of the Financial Statements of the Wachovia Contributed Business, and shall be accompanied by the final draft of the auditors' report thereon from Wachovia's accountants, and (ii) Prudential shall prepare and deliver (or cause to be prepared and delivered) to Wachovia and the Company a balance sheet for the Prudential Contributed Business as of the Closing Date (immediately prior to giving effect to the Closing) (the "Preliminary Prudential Closing

     Balance Sheet" and collectively with the Preliminary Wachovia Closing Balance Sheet, the "Preliminary Closing Balance Sheets"), which shall be prepared in accordance with GAAP applied on a consistent basis (except to the extent specified in Schedule 2.5(a)(ii)) with the preparation of the Financial Statements of the Prudential Contributed Business, and shall be accompanied by the final draft of the auditors' report thereon from Prudential's accountants. Each of the Parties shall pay the fees and disbursements of its accountants. The Company and the Parties shall make reasonably available to each other and to their respective accountants all relevant books and records, any work papers (including accountants' work papers) and other supporting documentation relating to the Preliminary Closing Balance Sheets.

          (b) In the event that, within 30 days after delivery by one Party (the "Preparing Party") to the other Party (the "Receiving Party") and the Company of the Preparing Party's Preliminary Closing Balance Sheet, such Receiving Party determines that the Preliminary Closing Balance Sheet so received has not been prepared on a basis consistent with the requirements of Section 2.5(a), the Receiving Party shall have the right (but not the obligation) to, on or before the last day of such 30-day period, deliver a written objection (an "Objection") to the Company and the Preparing Party, setting forth, in reasonable detail, the basis of the Objection and the adjustments to such Preliminary Closing Balance Sheet which the Receiving Party believes should be made, and the Parties shall be deemed to have accepted any items not specifically disputed in the Objection; provided that, for a period of fifteen days following a Receiving Party's receipt of an Objection to such Receiving Party's Preliminary Closing Balance Sheet, the Receiving Party shall have the right (but not the obligation) to deliver to the Company and the Preparing Party additional objections to the Preparing Party's Preliminary Closing Balance Sheet that are based on similar arguments and are of the same type as the objections that were made by the Preparing Party to the Receiving Party's Preliminary Closing Balance Sheet. Failure to so notify the Company and the Preparing Party shall constitute acceptance and approval of such Preliminary Closing Balance Sheet. The Parties shall then have 30 days following the date the Preparing Party receives any Objection to review and respond to such Objection. If the Parties are unable to resolve all of their disagreements with respect to the foregoing by the 30th day following the Preparing Party's receipt of an Objection (including, if later, any additional objection made pursuant to the proviso of the second preceding sentence), after having used their good faith efforts to reach a resolution, they shall refer their remaining differences to Ernst & Young LLP or another nationally recognized firm of independent public accountants as to which the Parties shall mutually agree (the "CPA Firm"), who shall, acting as experts in accounting and not as arbitrators, determine on a basis consistent with the requirements of
     Section 2.5(a), and only with respect to the specific remaining accounting-related differences set forth in the applicable Objection and so submitted to the CPA Firm, whether and to what extent, if any, the relevant Preliminary Closing Balance Sheet(s) require(s) adjustment in order to comply with the provisions of Section 2.5(a). In the event that Objections are pending with respect to both Preliminary Closing Balance Sheets, the Parties shall submit all such objections to the same CPA Firm to be considered and resolved at the same time. The Parties shall request the CPA Firm to use its best efforts to render its determination within 45 days of its engagement. The CPA Firm's determination shall be conclusive and binding upon the Company and the Parties. The Company and the Parties shall make reasonably available to the CPA Firm all relevant books and records, any work papers (including those of the Parties' respective accountants) and supporting documentation relating to the Preliminary Closing Balance Sheets and all other items reasonably requested by the CPA Firm in order to render its determination. The "Final Closing Balance Sheet" of the Wachovia Contributed Business or the Prudential Contributed Business, as the case may be, shall be (i) the applicable Preliminary Closing Balance Sheet if (x) no Objection is delivered during the initial 30-day period (or, if applicable, the subsequent 15-day period) specified above or (y) the Parties so agree, (ii) the applicable Preliminary Closing Balance Sheet, adjusted in accordance with the Objection, in the event that (x) the Preparing Party does not respond to the Objection during the 30-day period specified above following receipt of the Objection or (y) the Parties so agree, or (iii) the applicable Preliminary Closing Balance Sheet, as adjusted pursuant to the agreement of the Parties or as adjusted by the CPA Firm as provided above. The Final Closing Balance Sheet shall be used solely for determining whether a payment is due by either Party under Section 2.5(c) below. All fees and disbursements of the CPA Firm shall be shared equally by the Parties.

          (c) If the Wachovia Tangible Book Value reflected in the Final Closing Balance Sheet of the Wachovia Contributed Business is less than $1.0 billion, then Wachovia shall pay such deficiency, plus interest thereon at the applicable Federal Funds Rate during the period from the Closing Date to the date of such payment, to the Company in immediately available funds within 3 Business Days after the ultimate determination of such Final Closing Balance Sheet. If the Wachovia Tangible Book Value reflected in the Final Closing Balance Sheet of the Wachovia Contributed Business is more than $1.0 billion, the Company shall pay (without any contribution from Prudential or Wachovia) an amount equal to such excess, plus interest thereon at the applicable Federal Funds Rate during the period from the Closing Date to the date of such payment, to Wachovia in immediately available funds within 3 Business Days after the ultimate determination of such Final Closing Balance Sheet. If the Prudential Tangible Book Value reflected in the Final Closing Balance Sheet of the Prudential Contributed Business is less than $1.0 billion, then Prudential shall pay such deficiency, plus interest thereon at the applicable Federal Funds Rate during the period from the Closing Date to the date of such payment, to the Company in immediately available funds within 3 Business Days after the ultimate determination of such Final Closing Balance Sheet. If the Prudential Tangible Book Value reflected in the Final Closing Balance Sheet of the Prudential Contributed Business is more than $1.0 billion, the Company shall pay (without any contribution from Prudential or Wachovia) an amount equal to such excess, plus interest thereon at the applicable Federal Funds Rate during the period from the Closing Date to the date of such payment, to Prudential in immediately available funds within 3 Business Days after the ultimate determination of such Final Closing Balance Sheet. Any such payments, as well as any payments made pursuant to
     Section 2.4(e), shall be treated as capital contributions or adjustments necessary for consistency with the agreed-upon capital allocation of the Parties' initial Percentage Interests set forth in Sections 2.4(b) and (c) and shall not change such allocation in any way. Any payment to a Party pursuant to this Section 2.5(c) shall be effected in a manner that, to the extent possible, does not result in recognition of income to that Party or its Subsidiaries for federal income tax purposes.

          (d) If Ernst & Young is unable or unwilling to serve in the capacity specified in clause (b) above (or in Section 11.1(f)) and the Parties are unable to agree on another nationally recognized firm of independent public accountants to act as the CPA Firm within five Business Days following the 30th day following the Preparing Party's response to the Objection (or following a Party's request to submit remaining objections to the CPA Firm in accordance with Section 11.1(f)), the Parties shall select another nationally recognized firm of independent public accountants to act as the CPA Firm as follows: (i) on such fifth Business Day, each Party shall deliver to the other Party a list with three such accounting firms that currently audit NYSE-listed companies for purposes of their annual reports filed on Form 10-K with the SEC, none of which shall have been retained by such Party within the prior two-year period. Each Party shall cross off two of such accounting firms from the list it receives from the other Party. The CPA Firm shall be selected from the remaining two firms by lot.

                                    ARTICLE 3

                            BANK CHANNEL ARRANGEMENTS

          Section 3.1     The Bank Channel.

          (a) During the period following the Closing Date through the earliest of (i) the date the Wachovia Entities cease to maintain a Bank Channel,
     (ii) the termination of this Agreement and (iii) the date on which the Wachovia Members shall have Transferred all of their Membership Interests to a Third Party, the Company shall have the exclusive right to offer Securities Products in and through the Bank Channel; provided that (A) to the extent not prohibited pursuant to Section 8.3, Wachovia and its Affiliates may offer Securities Products through the Bank Channel and (B) Prudential may offer Securities Products through the Bank Channel to the extent provided in the Product Agreement.

          (b) During each year in which Section 3.1(a) is in effect, the Company shall pay or cause to be paid to Wachovia on a monthly basis the referral or other fees then in effect for such year. Such referral fees with respect to the calendar year in which the Closing occurs are set forth on Schedule 3.1(b) hereto. From time to time, the Company may renegotiate with Wachovia the referral and other amounts and arrangements relating to the Bank Channel. The Company may alter these arrangements with Wachovia in its discretion so long as the change is not materially adverse to the Company. Any change shall be approved by the Board of Managers of the Company before becoming effective.

          (c) The Parties agree that: (i) Wachovia Bank shall retain sole control (subject to supervisory responsibilities imposed upon the Company by applicable Law) over the activities of Bank Channel Employees; (ii) Wachovia Bank shall determine the number of Bank Channel Employees supporting the Bank Channel at any given time; (iii) the Bank Channel shall not include any Persons associated with Wachovia's Evergreen business or any accounts, employees or activities of Wachovia's Wealth Management group, which distributes products and services to high net worth individuals, including but not limited to private banking, trust, personal trust, investment and asset management, insurance services (including but not limited to life and property and casualty), planning (including but not limited to financial, estate and Tax planning) and charitable and consulting services; and (iv) the Bank Channel shall not include any accounts, employees or activities of Wachovia's Corporate and Investment Banking group.

          Section 3.2     Support for the Prudential Banks.

          (a) After receipt of notification from Prudential prior to the first anniversary of the Closing Date that Prudential plans to cause the loan portfolios of the Prudential Banks to be sold, either to Wachovia based on its bid as contemplated in Section 3.2(b) or to a Third Party, Wachovia agrees at any time prior to such first anniversary to provide reasonable operational consulting services in support of the sale and transfer of servicing of such loan portfolios. Further, Wachovia agrees to provide operational, financial and technical support for the purpose of establishing substitute loan, credit and banking services between Wachovia and the Company, subject to Wachovia's right to approve all scheduling matters relating to such support.

          (b) Following receipt of the notification from Prudential referred to in Section 3.2(a), Wachovia agrees to perform due diligence, as it deems reasonable and appropriate, on the loan portfolios of the Prudential Banks, for the purpose of providing a bid, on market-based terms, to purchase such loans, at any time prior to the first anniversary of the Closing Date.

          (c) After receipt of notification from Prudential of plans to wind-up the operations of the Prudential Banks, the Wachovia Entities and the Company Entities agree to provide, at any time prior to the first anniversary of the Closing Date, reasonable consulting services at no charge, in support of operational and financial activities associated with the closing of the Prudential Banks; provided that such assistance shall not impair in any material respect the conduct of the business of any Wachovia Entity or Company Entity. Prudential agrees to indemnify Wachovia and the Company and their Affiliates (including but not limited to their respective directors, officers, employees, agents and representatives) for any and all Losses arising out of any Third Party Claim that may arise as a result of its or their involvement in any and all activities associated with its or their efforts in support of closing the Prudential Banks.

          Section 3.3 Wachovia Research Activities. With respect to each twelve-month period commencing on the Closing Date, to the extent the Wachovia Entities make available equity research services to the Company in accordance with an agreement to be entered into between the Company and the appropriate Wachovia Entities, the Company shall, or shall cause another appropriate Company Entity to, pay to Wachovia or other relevant Wachovia Entity making such services available an amount as set forth on Schedule 3.3; provided that for each such twelve-month period commencing on the fourth anniversary of the Closing Date and on each anniversary thereafter, the amounts payable for the 12-month period following such anniversary shall be increased by the percentage that the Consumer Price Index for the 12-month period ending on such anniversary has increased, if at all, in comparison to the Consumer Price Index for the 12-month period ending on the immediately preceding anniversary of the Closing Date.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

          Section 4.1 Representations and Warranties of Wachovia. Wachovia represents and warrants to Prudential, as of the date hereof, that except as set forth herein by reference to a Schedule identified to a subsection of this
Section 4.1 and except to the extent that any of the representations and warranties set forth below relate or apply to the Wachovia Excluded Assets, the Wachovia Excluded Liabilities or Wachovia Excluded Businesses:

          (a) Organization, Standing and Power of Wachovia and Subsidiaries. Wachovia is a corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina. Wachovia has all requisite corporate power and authority to execute and deliver this Agreement and any other Transaction Document to which it will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Each Subsidiary of Wachovia to become a party to a Transaction Document will have at the Closing all requisite corporate or comparable power and authority to execute and deliver each Transaction Document to be executed and delivered by it, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

          (b) Wachovia Contributed Subsidiaries. Each Wachovia Contributed Subsidiary is (or in the case of Wachovia Contributed Subsidiaries formed after the date hereof, will be by Closing) an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and each Wachovia Contributed Subsidiary will be at the Closing a limited liability company (or such other type of comparable entity as may be disregarded for U.S. federal income tax purposes) duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each Wachovia Contributed Subsidiary has (or in the case of Wachovia Contributed Subsidiaries formed after the date hereof, will have by Closing) all requisite corporate or comparable power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted or as proposed to be conducted from and after the Closing. Each Wachovia Contributed Subsidiary will have at the Closing all requisite limited liability company or comparable power and authority to own, lease and operate the Wachovia Contributed Assets and to carry on the Wachovia Contributed Business. Each Wachovia Contributed Subsidiary is (or in the case of Wachovia Contributed Subsidiaries formed after the date hereof, will be) duly qualified and in good standing as a foreign entity authorized to transact business in each jurisdiction where the conduct of its business or the ownership of its properties requires such qualification other than in jurisdictions where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Wachovia Contributed Subsidiaries. Wachovia has made available to Prudential complete and correct copies of (i) the charter, bylaws or comparable organizational documents of each Wachovia Contributed Subsidiary as in effect on the date hereof and (ii) the minute books or comparable records of each Wachovia Contributed Subsidiary, which at the date such books and records were made available reflected in all material respects all corporate or comparable actions taken by the stockholders or comparable equity holders, and directors or comparable governing body (and any committee thereof), of each Wachovia Contributed Subsidiary.

          (c) Authority and Validity. The execution and delivery of this Agreement and each other Transaction Document to be executed and delivered by Wachovia and its Subsidiaries, the performance of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been, or in the case of Transaction Documents not yet executed and delivered on the date hereof, will be by the Closing, duly and validly authorized by all necessary corporate or comparable action on the part of such Person. This Agreement and each other Transaction Document to be executed and delivered by Wachovia or any of its Subsidiaries have been, or in the case of Transaction Documents not yet executed on the date hereof will be by the Closing, duly executed and delivered and are (or will be by Closing) valid and binding obligations of Wachovia or such Subsidiary, as applicable, that is a party thereto, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law), and an implied covenant of good faith and fair dealing.

          (d) No Conflicts. Subject to obtaining the Governmental Approvals and Third Party Approvals contemplated in Section 4.1(e), the execution and delivery of this Agreement and each other Transaction Document intended to be executed by Wachovia and its Subsidiaries, and the performance of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not (i) conflict with or result in a breach of any provision of any of their respective articles of incorporation or by-laws or comparable organizational documents, or (ii) conflict with, result in a breach of any provision of, constitute a default (or an event which with notice or lapse of time or both would become a default) or give to any Third Party any right of termination, cancellation, amendment or acceleration under, or result in the creation of a Lien on any of their respective properties under, any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which any of them is a party, or by which any of them or any of their respective properties may be bound or subject, or (iii) violate or conflict with any Law applicable to such Person or any of its properties, except, in the cases of clauses (ii) and (iii), as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Wachovia Contributed Subsidiaries.

          (e) Governmental and Third Party Approvals. No Governmental Approval or Third Party Approval is required in connection with the execution and delivery by Wachovia and its Subsidiaries of this Agreement and the other Transaction Documents or the performance of their respective obligations hereunder and thereunder or the consummation by Wachovia and its Subsidiaries of the transactions contemplated hereby and thereby, except for (i) the Governmental Approvals and Third Party Approvals identified on
     Schedule 4.1(e) and (ii) any Governmental Approval or Third Party Approval the failure of which to be obtained would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Wachovia Contributed Subsidiaries.

          (f) Financial Statements; Undisclosed Liabilities; No Adverse Change.

                  (i) The Financial Statements of the Wachovia Contributed Business present fairly, in all material respects, the financial position and results of operations of the Wachovia Contributed Business, in accordance with GAAP applied on a consistent basis, as of the dates or for the periods presented, except as otherwise specified in Schedule 2.5(a)(i). The Financial Statements of the Wachovia Contributed Business have been derived from the accounting books and records of Wachovia and its Subsidiaries.

                  (ii) The balance sheet as of December 31, 2002 included in the Financial Statements of the Wachovia Contributed Business does not include any assets or liabilities not constituting a part of the Wachovia Contributed Business. The statements of income and statement of stockholders' or members' equity included in the Financial Statements of the Wachovia Contributed Business do not reflect the operations of any Person or business not constituting a part of the Wachovia Contributed Business.

                  (iii) Except as set forth in Schedule 4.1(f) and Wachovia Excluded Liabilities, the Wachovia Contributed Subsidiaries have no liabilities or obligations, whether known, absolute, accrued, contingent or otherwise and whether due or to become due, except for liabilities or obligations (x) reflected on, accrued or reserved against in the balance sheet contained in the Financial Statements of the Wachovia Contributed Business (in each case, to the extent so reflected, accrued or reserved), or (y) incurred after the date of such balance sheet in the ordinary course of business consistent with past practice to the extent permitted by this Agreement.

                  (iv) During the period from December 31, 2002 to the date hereof, there has occurred no Material Adverse Effect on the Wachovia Contributed Subsidiaries, and no event or occurrence, which would reasonably be expected to result in a Material Adverse Effect on the Wachovia Contributed Subsidiaries.

          (g) Capitalization. As of the date hereof, all outstanding shares of capital stock of the Wachovia Contributed Subsidiaries (other than Wachovia Contributed Subsidiaries to be formed after the date hereof) are duly authorized, validly issued, fully paid and nonassessable, are subject to no preemptive or similar rights, and were not issued in violation of any preemptive or similar rights. As of the Closing, all outstanding equity interests of the Wachovia Contributed Subsidiaries will be duly authorized and validly issued limited liability company interests or comparable equity interests of the Wachovia Contributed Subsidiaries, will be fully paid and nonassessable, will not have been issued in violation of any preemptive or similar rights and, except as contemplated by the Transaction Documents, will be subject to no preemptive or similar rights. Upon contribution by Wachovia (or any of its Affiliates) to the Company, the Company will acquire 100% of the limited liability company interests or comparable equity interests of the Wachovia Contributed Subsidiaries free and clear of any Liens, except for Permitted Liens and Liens created pursuant to the Transaction Documents. Except as contemplated by this Agreement (including the Wachovia Reorganization) or the other Transaction Documents, (A) no capital stock, limited liability company interests or other equity securities (including but not limited to any options, warrants or rights or other security convertible into or exercisable or exchangeable for any capital stock, limited liability company interest or other equity security) of any Wachovia Contributed Subsidiary is or may become required to be issued (other than to a Company Entity) by reason of any security, contract or other obligation, (B) there are no contracts, commitments or other obligations by which any Wachovia Contributed Subsidiary is or may be bound to sell or otherwise transfer or repurchase, redeem or otherwise acquire any capital stock, limited liability company interests or other equity securities of such Wachovia Contributed Subsidiary (other than to or from a Company Entity), and (C) there are no contracts, commitments or other obligations relating to the right to vote or dispose of any capital stock, limited liability company interest or other equity security of any Wachovia Contributed Subsidiary.

          (h) Assets; Title; Real Property.

                  (i) The assets (real, personal, mixed, tangible or intangible) constituting the Wachovia Contributed Assets, taking into account the benefits to be provided under the other Transaction Documents, constitute all of the assets used in, necessary for the conduct of, or otherwise material to, the Wachovia Contributed Business as presently conducted. Immediately after the Closing, taking into account the benefits to be provided under the other Transaction Documents, the Wachovia Contributed Subsidiaries will have good and marketable title to, or have good title pursuant to a valid leasehold interest in or have a valid right to use or occupy, all of the assets (real, personal, mixed, tangible or intangible) used in, necessary for the conduct of, or otherwise material to, the Wachovia Contributed Business as presently conducted, including the assets shown on the Financial Statements of the Wachovia Contributed Business and all of the Contributed Real Property of Wachovia, free and clear of any Liens, except (A) for Permitted Liens, (B) as set forth in Schedule 4.1(h) or (C) as would not reasonably be expected to result in a Material Adverse Effect on the Wachovia Contributed Subsidiaries. All of such assets are adequate and suitable in all material respects for the purposes for which they are presently being used. At the Closing, all of such tangible assets will be in sufficiently good operating condition and repair to permit their use in the operations of the Wachovia Contributed Subsidiaries as such operations are presently conducted, subject to normal wear and tear.

                  (ii) At the Closing, the Initial Wachovia Member will transfer to the Company good title to the Wachovia Contributed Membership Interests, free and clear of any Liens except Permitted Liens and Liens created pursuant to this Agreement and the other Transaction Documents.

                  (iii) At the Closing, there will be no leases, subleases, licenses, concessions or any other contracts or agreements granting to any Person other than the Company Entities any right to the possession, use, occupancy, or enjoyment of any Contributed Real Property of Wachovia or any portion thereof, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Wachovia Contributed Subsidiaries. With respect to the Contributed Real Property of Wachovia, (A) the current operation and use of such Contributed Real Property does not violate any Law now in effect, including but not limited to planning, zoning, health, safety and fire Laws and regulations, and the use being made of such Contributed Real Property is in conformity with the certificate of occupancy issued therefor, and (B) no default or breach exists under any of the covenants, conditions, restrictions, rights-of-way or easements, if any, affecting all or any portion of such Contributed Real Property, which are to be performed or complied with by any Wachovia Contributed Subsidiaries, except in the case of
          (A) or (B) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Wachovia Contributed Subsidiaries.

          (i) Contracts. Set forth in Schedule 4.1(i) is a true and complete list of all of the Material Contracts of Wachovia in effect on the date of this Agreement (the "Wachovia Contracts"). Each Wachovia Contract is in full force and effect and a valid and binding obligation of the applicable Wachovia Contributed Subsidiary party thereto and, to the Knowledge of Wachovia, the other parties thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law), and an implied covenant of good faith and fair dealing. Neither the Wachovia Contributed Subsidiary party thereto nor, to the Knowledge of Wachovia, any other party thereto is in default under, or in breach or violation of, any Wachovia Contract, and no event has occurred (to the Knowledge of Wachovia, in the case of any other party thereto) that would, with notice or lapse of time or both, constitute such a default, breach or violation, except in each such case to the extent such default, breach or violation would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Wachovia Contributed Subsidiaries.

          (j) No Litigation.

                  (i) Schedule 4.1(j)(i) sets forth a list of each individual Claim pending or, to the Knowledge of Wachovia, threatened against or affecting any Wachovia Contributed Subsidiary (whether or not related to the Wachovia Contributed Business) or any Wachovia Contributed Asset that would in any such case be reasonably expected to result in monetary damages in excess of $250,000 or the imposition of injunctive or other non-monetary relief that would reasonably be expected to materially interfere with the operations of the Wachovia Contributed Subsidiaries or with the Wachovia Contributed Business after the Closing Date (without regard to whether the defense thereof or liability in respect thereof is covered by polices of insurance or any indemnity, contribution, cost sharing or similar agreement or arrangement by or with any other Person). Except as set forth on Schedule 4.1(j)(i), there are no Claims pending or, to the Knowledge of Wachovia, threatened against or affecting any Wachovia Contributed Subsidiary (whether or not related to the Wachovia Contributed Business), Wachovia Contributed Assets or Wachovia Contributed Liabilities that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Wachovia Contributed Subsidiaries.

                  (ii) Schedule 4.1(j)(ii) sets forth a list of each individual Order that would be reasonably expected to result in monetary damages in excess of $250,000 or the imposition of injunctive or other non-monetary relief that would reasonably be expected to materially interfere with the operations of the Wachovia Contributed Subsidiaries or with the Wachovia Contributed Business after the Closing Date (without regard to whether the defense thereof or liability in respect thereof is covered by policies of insurance or any indemnity, contribution, cost sharing or similar agreement or arrangement by or with any other Person). Except as set forth in such Schedule, there are no outstanding Orders applicable to any Wachovia Contributed Subsidiary (whether or not related to the Wachovia Contributed Business) or any other Subsidiary of Wachovia with respect to the Wachovia Contributed Business that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Wachovia Contributed Subsidiaries. Wachovia has supplied or made available to Prudential copies of all Orders applicable to any Wachovia Contributed Subsidiary (whether or not related to the Wachovia Contributed Business) or other Subsidiary of Wachovia with respect to the Wachovia Contributed Business that are material to the Wachovia Contributed Subsidiaries or the Wachovia Contributed Business. To the Knowledge of Wachovia, no Governmental Authority has advised Wachovia, any Wachovia Contributed Subsidiary or any Subsidiary of Wachovia holding Wachovia Contributed Assets that it is contemplating issuing any Order of a type referred to above in this clause (ii).

          (k) Compliance with Laws; Permits.

                  (i) Except as set forth on Schedule 4.1(k)(i), each Wachovia Contributed Subsidiary is conducting and has conducted its business in compliance with all Laws applicable to it except for any such failures to be in such compliance that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Wachovia Contributed Subsidiaries.

                  (ii) Except as set forth on Schedule 4.1(k)(ii), each Wachovia Contributed Subsidiary has obtained and holds (or in the case of Wachovia Contributed Subsidiaries formed after the date hereof, will by Closing obtain and hold) all Permits necessary for the conduct of the operations of the Wachovia Contributed Subsidiaries or for the Wachovia Contributed Business, in each case except for any Permits the failure of which to obtain would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Wachovia Contributed Subsidiaries. Except as set forth in Schedule 4.1(k)(ii), there is no Claim pending or, to the Knowledge of Wachovia, threatened by any Governmental Authority that would result in the nonrenewal, revocation, cancellation or suspension, or any adverse modification, of any such Permits, and the execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby will not result in any such nonrenewal, revocation, cancellation, suspension or modification, in each case except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Wachovia Contributed Subsidiaries. No Wachovia Contributed Subsidiary is in violation of any Permits applicable to it, except for any such violations that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Wachovia Contributed Subsidiaries.

                  (iii) Each Wachovia Contributed Subsidiary has timely filed all registrations, declarations, reports, notices, forms and other filings required to be filed with the SEC, NASD, NYSE or any other Governmental Authority, and all amendments or supplements to any of the foregoing (the "Wachovia Contributed Subsidiary Filings"), except where any failure to file would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Wachovia Contributed Subsidiaries. The Wachovia Contributed Subsidiary Filings were prepared in all material respects, where applicable, in accordance with applicable Law, and all fees and assessments due and payable in connection therewith have been paid in all material respects.

                  (iv) Each Wachovia Contributed Subsidiary and each of its respective employees is (or, in the case of Wachovia Contributed Subsidiaries not yet formed, will at the Closing be) duly registered, licensed or qualified as a broker-dealer and/or investment adviser in each jurisdiction where the conduct of its business requires such registration, licensing or qualification, and is (or, in the case of Wachovia Contributed Subsidiaries not yet formed, will at the Closing
          be) in compliance with all Laws requiring any such registration, licensing or qualification and is (or, in the case of Wachovia Contributed Subsidiaries not yet formed, will at the Closing be) subject to no material liability or disability by reason of the failure to be so registered, licensed or qualified.

                  (v) Wachovia has delivered or made available to Prudential a true and complete copy of currently effective Forms BD and ADV as filed with the SEC by each applicable Wachovia Contributed Subsidiary, all state and other federal registration forms, all reports and all material correspondence filed by each applicable Wachovia Contributed Subsidiary with any Governmental Authority under the Exchange Act, the Investment Company Act, the Advisers Act and under similar state statutes within the last three years. Wachovia shall deliver to Prudential such forms and reports as are filed by each Wachovia Contributed Subsidiary from and after the date hereof until the Closing. The information contained in such forms and reports was (or will be, in the case of any forms and reports filed after the date hereof) complete and accurate in all material respects as of the time of filing thereof.

                  (vi) Except as disclosed on Forms ADV or BD filed prior to the date of this Agreement, no Wachovia Contributed Subsidiary nor any of its directors, officers, employees, "associated persons" (as defined in the Exchange Act) or "affiliated persons" (as defined in the Investment Company Act) has been the subject of any disciplinary proceedings or Orders of any Governmental Authority arising under applicable Laws which would be required to be disclosed on Forms ADV or BD. No such disciplinary proceeding or Order is pending or, to the Knowledge of Wachovia, threatened. Except as disclosed on such Forms ADV or BD filed prior to the date of this Agreement, no Wachovia Contributed Subsidiary nor any of its directors, officers, employees, associated persons or affiliated persons, has been permanently enjoined by the Order of any Governmental Authority from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed on such Forms ADV or BD filed prior to the date of this Agreement, no Wachovia Contributed Subsidiary nor any of its directors, officers, employees, associated persons or affiliated persons is or has been ineligible to serve as an investment adviser under the Advisers Act or as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any "statutory disqualification" as defined in
          Section 3(a)(39) of the Exchange Act), or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act.

                  (vii) Each Wachovia Contributed Subsidiary has at all times since December 31, 1999 or its date of formation, whichever is later, rendered investment advisory services to investment advisory clients with whom such entity is or was a party to an investment advisory agreement or similar arrangement in material compliance with all applicable requirements as to portfolio composition and portfolio management including, but not limited to, the terms of such investment advisory agreements, written instructions from such investment advisory clients, prospectuses or other offering materials, board of directors or trustee directives and applicable Law. No Wachovia Contributed Subsidiary is, or is required to register as, an "investment company" within the meaning of the Investment Company Act.

                  (viii) Schedule 4.1(k)(viii) sets forth a complete list of all securities exchanges, commodities exchanges, boards of trade, clearing organizations, trade associations and similar organizations in which the Wachovia Contributed Subsidiaries and any other Subsidiaries of Wachovia with respect to the Wachovia Contributed Business hold membership or have been granted trading privileges.

                  (ix) Schedule 4.1(k)(ix) sets forth with respect to each Wachovia Contributed Subsidiary a complete list of all (i) broker-dealer licenses or registrations and (ii) all licenses and registrations as an investment adviser under the Advisers Act or any similar state Laws. Except as set forth on Schedule 4.1(k)(ix), no Wachovia Contributed Subsidiary is, or is required to be, registered as a futures commission merchant, commodities trading adviser, commodity pool operator or introducing broker under the Commodities Futures Trading Act or any similar state Laws.

                  (x) Assuming the accuracy of the representation of Prudential set forth in Section 4.2(k)(x), (A) Wachovia has all necessary regulatory power and authority under the Bank Holding Company Act of 1956, as amended, to own and hold its Membership Interests in the Company, and (B) no Wachovia Entity is subject to any Law or Order preventing or making unlawful its conduct of the Contributed Businesses.

          (l) Tax. Except as set forth on Schedule 4.1(l) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Wachovia Contributed Subsidiaries, (i) the Wachovia Contributed Subsidiaries and the other Subsidiaries of Wachovia with respect to the Wachovia Contributed Business have timely filed (or Wachovia has timely filed on their behalf) with the appropriate taxing authorities all Tax Returns required to be filed by or with respect to the Wachovia Contributed Business, (ii) the Wachovia Contributed Subsidiaries and the other Subsidiaries of Wachovia with respect to the Wachovia Contributed Business have paid in full (or Wachovia has paid in full on their behalf) all Taxes due by or in respect of the Wachovia Contributed Business for all periods, (iii) each Wachovia Contributed Subsidiary and each other Subsidiary of Wachovia with respect to the Wachovia Contributed Business has duly and timely withheld all Taxes required to be withheld in connection with its business or assets, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authorities or properly set aside in accounts for such purpose, (iv) there are no material outstanding adjustments for Tax purposes applicable to any Wachovia Contributed Subsidiary or other Subsidiary of Wachovia with respect to the Wachovia Contributed Business and required as a result of changes in methods of accounting effected on or before the Closing Date, which adjustments will remain in force or by which any Wachovia Contributed Subsidiary or other Company Entity will be bound after the Closing Date,
     (v) no material elections for Tax purposes have been made by any Wachovia Contributed Subsidiary or other Subsidiary of Wachovia with respect to the Wachovia Contributed Business that will remain in force or by which any Wachovia Contributed Subsidiary or other Company Entity will be bound after the Closing Date, (vi) no Wachovia Contributed Subsidiary is a party to or bound by or has any rights or obligations under any Tax allocation, sharing, indemnity or similar agreement or arrangement that will remain in effect after the Closing Date, and (vii) no Wachovia Contributed Subsidiary is or has been a member of any group of companies filing a consolidated, combined or unitary Tax Return for any Tax period for which the statute of limitations for the assessment or collection of any Tax remains open, other than a group of which Wachovia or one of its Subsidiaries has at all times been the common parent.

          (m) Individual Benefit Plans and Related Matters; ERISA.

                  (i)     Individual Benefit Plans.

                          (A) Schedule 4.1(m)(i) sets forth a complete and
                  correct list of each Wachovia Contributed Business Plan. With respect to each such Wachovia Contributed Business Plan, Wachovia has provided or made available to Prudential complete and correct copies of: (x) such Wachovia Contributed Business Plan, if written, or a description of such Wachovia Contributed Business Plan if not written, (y) to the extent applicable to such Wachovia Contributed Business Plan, all trust agreements, insurance contracts or other funding arrangements, the two most recent actuarial and trust reports, the two most recent Forms 5500 required to have been filed with the IRS and all schedules thereto, the most recent IRS determination letter, all current summary plan descriptions, all material written communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor, the most recent actuarial report regarding any post-employment life or medical benefits provided under any such Wachovia Contributed Business Plan, the most recent statements or other communications regarding Wachovia withdrawal or other multiemployer plan liabilities, if any, and (z) all amendments and modifications with a prospective effect to any Wachovia Contributed Business Plan and related trust agreements and/or insurance contracts or other funding arrangements. In addition, Wachovia has indicated on Schedule 4.1(m)(i) which Wachovia Contributed Business Plans are deferred compensation, supplemental defined benefit retirement, stock and other equity (or equity-based) compensation, short-term bonus, and retiree welfare benefit plans, employment contracts, and non-compete, non-solicitation, and nondisclosure agreements.

                          (B) None of Wachovia or any member of the Wachovia
                  Contributed Business has communicated in writing to any Wachovia Contributed Business Individual any intention or commitment to modify any Wachovia Contributed Business Plan or to establish or implement any other employee, retiree or independent contractor benefit or compensation plan or arrangement following the date of this Agreement.

                  (ii) Qualification. Each Wachovia Contributed Business Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that any trust forming a part thereof is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect such qualification or tax-exempt status.

                  (iii)   Compliance; Liability.

                          (A) Neither Wachovia nor any Wachovia Related Person
                  has been involved in any transaction that would reasonably be expected to cause, following the Closing, any Company Entity to be subject to liability under Section 4069 or 4212 of ERISA. Neither Wachovia nor any Wachovia Related Person has incurred (either directly or indirectly, including as a result of an indemnification obligation) any material liability under or pursuant to Title IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans and, to the Knowledge of Wachovia, no event, transaction or condition has occurred or exists that would, individually or in the aggregate, reasonably be expected to result in any such liability to, following the Closing, Wachovia or any of its Affiliates or any Company Entity. All contributions and premiums required to have been paid or accrued through the Closing Date by Wachovia and each Wachovia Related Person to any Wachovia Contributed Business Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement (whether as a result of the transactions contemplated by the Transaction Documents or otherwise) or pursuant to any applicable Law or collective bargaining agreement (including ERISA and the Code) have been paid within the earliest time prescribed by any such plan, agreement or applicable Law or have been properly accrued and none of the Company Entities shall be liable for any such contributions or premiums unless such have been so accrued on the Final Closing Balance Sheet of the Wachovia Contributed Business.

                          (B) Each of the Wachovia Contributed Business Plans
                  has been operated and administered in all material respects in compliance with its terms, all applicable Laws and all applicable collective bargaining agreements. Except as set forth on Schedule 4.1(m)(iii)(B), there are no material pending or, to the Knowledge of Wachovia, threatened, Claims by or on behalf of any of the Wachovia Contributed Business Plans, by any Wachovia Contributed Business Individual or otherwise involving any such Wachovia Contributed Business Plan or the assets of any Wachovia Contributed Business Plan (other than routine claims for benefits, all of which have been fully reserved for on the balance sheet included in the Financial Statements of the Wachovia Contributed Business).

                          (C) No Wachovia Contributed Business Plan is or will
                  be, as a result of the Closing, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) or a "multiple employer plan" within the meaning of Section 4063 or 4064 of ERISA.

                          (D) Each Wachovia Contributed Business Plan that is
                  subject to the minimum funding standards of ERISA or the Code satisfies such standards under Sections 412 and 302 of the Code and ERISA, respectively, and no such Wachovia Contributed Business Plan has incurred an "accumulated funding deficiency" within the meaning of such sections, whether or not waived. No "prohibited transaction" (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or would reasonably be expected to occur with respect to any Wachovia Contributed Business Plan that would reasonably be expected to result, individually or in the aggregate, in a material liability to any Company Entity.

                          (E) Except as set forth on Schedule 4.1(m)(iii)(E), or
                  otherwise provided in Section 8.4 of this Agreement, no Wachovia Contributed Business Individual is or will become, on and after the Closing, entitled to receive post-employment benefits of any kind by reason of employment with any member of the Wachovia Contributed Business under any Wachovia Contributed Business Plan for which any of the Company Entities will bear any expense, including, without limitation, death or medical benefits (whether or not insured), other than
                  (I) coverage mandated by Section 4980B of the Code or (II) retirement benefits payable under any Wachovia Contributed Business Plan qualified under Section 401(a) of the Code. In addition, except as set forth on Schedule 4.1(m)(iii)(E), all agreements with (x) any independent contractor that provides services to any Wachovia Contributed Subsidiaries and (y) any Third Party service provider (including, without limitation, any vendor or administrator) that provides services with respect to the Wachovia Contributed Business Plans or the Wachovia Transferees, may in any of the cases described in clauses (x) and (y) above, be terminated in accordance with the terms of any such agreement without liability to Wachovia or its Affiliates or any Company Entity at any time, other than fees payable in the normal course for services rendered prior to such termination.

                          (F) The announcement or consummation of the
                  transactions contemplated by this Agreement and the other Transaction Documents, either alone or in combination with a subsequent event, will not result in the payment or provision of, or an increase in the amount of, compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Wachovia Contributed Business Individual or the funding of any grantor trust relating to such individual.

                          (G) All Wachovia Contributed Business Plans that are
                  welfare benefit plans or nonqualified deferred compensation plans may be terminated without liability to Wachovia or its Affiliates or any Company Entity at any time (or with such applicable notice to participants as any such plans may require).

                          (H) None of Prudential, its Affiliates, any Company
                  Entity or any Benefit Plan (other than the Wachovia Pension
                  Plan) is entitled, or has any rights or Claims, to any assets of the Wachovia Pension Plan.

                  (iv) Foreign Plans. No Wachovia Contributed Business Plan is maintained outside the jurisdiction of the United States, or covers any Wachovia Contributed Business Individual residing or working outside the United States.

          (n) Labor. No Wachovia Contributed Subsidiary is a party to or bound by any collective bargaining agreement, contract or other understanding with a labor union or labor organization with respect to the Wachovia Contributed Business Individuals, and to the Knowledge of Wachovia, there is no activity involving the Wachovia Contributed Business Individuals seeking to certify a collective bargaining unit or engaging in any similar organizational activity. Wachovia and its Subsidiaries are in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN"), and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise. In no event shall Prudential or its Affiliates or any of the Company Entities have or bear any liability or responsibility with respect to WARN arising on or prior to the Closing Date as a result of the transactions contemplated by this Agreement as it applies to any Wachovia Contributed Subsidiary or Wachovia Contributed Business Individual, unless such liability arises as a result of any action (or any failure to act) by Prudential or any Company Entity after the Closing Date. Except to the extent a failure to do so would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Wachovia Contributed Subsidiaries, the Wachovia Contributed Subsidiaries have complied with all applicable Laws pertaining to the employment or termination of employment of the Wachovia Contributed Business Individuals, including without limitation, all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities.

          (o) Intellectual Property.

                  (i) Wachovia has made available to Prudential complete and correct lists as of the date hereof of all material patents, registered trademarks, registered copyrights, domain names and applications with respect to any of the foregoing with respect to all Wachovia Business IP.

                  (ii) To the Knowledge of Wachovia: (A) each Wachovia Contributed Subsidiary has the right to the use all Intellectual Property used by it in or for the benefit of the Wachovia Contributed Business, free and clear of all Liens other than Permitted Liens, Liens pursuant to licenses that are not included in the Wachovia Contributed Assets and Liens created pursuant to this Agreement and the other Transaction Documents, (B) Wachovia has taken commercially reasonable steps to protect and maintain the Wachovia Business IP, and the Wachovia Business IP is valid, enforceable and currently subsisting, and (C) the Intellectual Property used by each Wachovia Contributed Subsidiary and the use thereof in the manner in which such Intellectual Property is currently used in the Wachovia Contributed Business does not Infringe the rights of others, the Wachovia Business IP is not being Infringed by others, and, except as identified on Schedule 4.1(o), Wachovia and the Wachovia Contributed Subsidiaries have not received any written claims alleging Infringement of any Third Party's Intellectual Property by a Wachovia Contributed Subsidiary within the last two years (without regard to whether any such claim has been settled), except, in the case of (A), (B) or (C), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Wachovia Contributed Subsidiaries.

                  (iii) Wachovia has established and maintains a commercially reasonable security program, including technology, practices, procedures, and processes meeting or exceeding industry standards that are designed to protect the integrity of transactions executed through its IT Systems, including using encryption and/or other security protocols and techniques when appropriate.

          (p) Environmental. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Wachovia Contributed Subsidiaries:

                  (i) Each Wachovia Contributed Subsidiary has complied and is in compliance with all applicable Environmental Laws pertaining to the Wachovia Contributed Assets (including its Contributed Real Property) held by it and the use and ownership thereof, and to the operation of the Wachovia Contributed Business;

                  (ii) No violation by any Wachovia Contributed Subsidiary is being alleged of any applicable Environmental Law relating to any of the Wachovia Contributed Assets (including its Contributed Real Property) held by it or the use or ownership thereof, or to the operation of the Wachovia Contributed Business; and

                  (iii) No Wachovia Contributed Subsidiary or any other Person (including any tenant or subtenant) has caused or taken any action that will result in, and no Wachovia Contributed Subsidiary is subject to, any liability or obligation relating to (x) the environmental conditions on, under, or about the Contributed Real Property of Wachovia or other properties or assets owned, leased, operated or used by any Wachovia Contributed Subsidiary at the present time or in the past, including without limitation, the air, soil and groundwater conditions at such properties or (y) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Materials.

          (q) Insurance. The Wachovia Contributed Subsidiaries maintain insurance policies (or are covered by insurance policies maintained by or on behalf of Wachovia or its other Subsidiaries) for the Wachovia Contributed Business that are customary in scope and amount of coverage. All of such insurance policies are in full force and effect, and no Wachovia Contributed Subsidiary (or Wachovia or any other Subsidiary, if applicable) is in default in any material respect with respect to its obligations under any of such insurance policies. All premiums or payments payable under all such insurance policies for periods prior to and ending on the date hereof have been duly paid or accrued therefor on the Financial Statements of the Wachovia Contributed Business.

          (r) Affiliate Transactions.

                  (i) Set forth on Schedule 4.1(r) is a complete and correct list of all contracts, arrangements or other transactions (other than the Transaction Documents), whether or not entered into in the ordinary course of business, to or by which any Wachovia Contributed Subsidiary, on the one hand, and Wachovia Entity, on the other hand, are or have been a party or otherwise bound or affected, which: (A) will be in effect after the Wachovia Reorganization, and (B) either
          (x) involve liabilities and obligations that are material to any Wachovia Contributed Subsidiary or (y) provide any Wachovia Contributed Subsidiary any material benefits.

                  (ii) At the Closing, none of the Wachovia Contributed Subsidiaries will be a party or subject to any contract with any of the Wachovia Entities or their respective Affiliates except for any applicable Transaction Documents (or as contemplated thereby), as disclosed pursuant to Section 4.1(r)(i), or as otherwise disclosed in the Financial Statements of the Wachovia Contributed Business.

          (s) Accounting Controls. The Wachovia Contributed Subsidiaries have devised and maintained systems of internal accounting controls with respect to the Wachovia Contributed Business sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management's general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences, except with respect to (i) through (iv) for such failures as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Wachovia Contributed Subsidiaries. Each Wachovia Contributed Subsidiary that is registered as a broker-dealer has adopted record keeping systems that comply in all material respects with the requirements of applicable Law (including, in the case of U.S. broker-dealer entities, Section 17 of the Exchange Act and the rules and regulations thereunder) and the rules of all self-regulatory organizations having jurisdiction over such Wachovia Contributed Subsidiary, and maintains its records in substantial compliance therewith.

          (t) Corrupt Practices.

                  (i) No Wachovia Contributed Subsidiary, and to the Knowledge of Wachovia, none of the senior managers of any Wachovia Contributed Subsidiary, has been convicted of any criminal offense or found guilty of any civil offense in either case involving fraud, misrepresentation, dishonesty, breach of fiduciary duty, substantive violation of banking or corporate Tax laws, embezzlement or other fraudulent conversion or misappropriation of property.

                  (ii) No Wachovia Contributed Subsidiary has made any contribution or expenditure, whether in the form of money, products, services or facilities, in connection with any election for political office or to any public official except to the extent permitted by applicable Law. No Wachovia Contributed Subsidiary has offered or provided any unlawful remuneration, entertainment or gifts to any Person, including any official of a Governmental Authority, except for small payments to expedite or secure the performance of routine governmental action such as processing governmental papers (e.g., visas and shipping documents), providing mail or phone services, scheduling inspections and obtaining Permits.

                  (iii) Since December 31, 1999, each Wachovia Contributed Subsidiary has been in compliance in all material respects with all requirements applicable to it regarding anti-money laundering and anti-terrorist rules and regulations, including without limitation the applicable provisions of the USA PATRIOT Act and the rules and regulations thereunder.

          (u) No Broker. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated and Berkshire Capital Corporation, Wachovia is not, and no Wachovia Contributed Subsidiary at the Closing will be, committed to any liability for any brokers' or finders' fees or any similar fees, including but not limited to any bonus payable to any director, officer, employee, agent or representative of or consultant to any Wachovia Contributed Subsidiary, in connection with the transactions contemplated by this Agreement.

          Section 4.2 Representations and Warranties of Prudential. Prudential, on behalf of itself and the other Prudential Transferors, represents and warrants to Wachovia, as of the date hereof, that except as set forth herein by reference to a Schedule identified to a subsection of this Section 4.2 and except to the extent that any of the representations and warranties set forth below relate to or apply to the Prudential Excluded Assets, the Prudential Excluded Liabilities, or the Prudential Excluded Businesses:

          (a) Organization, Standing and Power of Prudential and Subsidiaries. Prudential is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Prudential has all requisite corporate power and authority to execute and deliver this Agreement and any other Transaction Document to which it will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Each other Prudential Transferor is duly organized, validly existing and (except to the extent inapplicable to foreign Subsidiaries) in good standing under the Laws of its jurisdiction of organization and will at the Closing have all requisite corporate or comparable power and authority to perform the obligations applicable to such Prudential Transferor hereunder and under the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. Each Subsidiary of Prudential to become a party to a Transaction Document will have at the Closing all requisite corporate or comparable power and authority to execute and deliver each Transaction Document to be executed and delivered by it, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Each Prudential Transferor has all requisite corporate or comparable power and authority to own and operate the Prudential Contributed Assets and the Prudential Contributed Liabilities and to operate the Prudential Contributed Business as currently conducted and is duly qualified to do business and in good standing as a foreign entity authorized to transact business in each jurisdiction where the ownership of such assets and liabilities or the operation of such business requires such qualification or license, except where failure to obtain such license would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Prudential Contributed Business.

          (b) Prudential Contributed Subsidiaries. Except as set forth on
     Schedule 4.2(b), each Prudential Contributed Subsidiary is (or in the case of Prudential Contributed Subsidiaries formed after the date hereof, will be by Closing) an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and each Prudential Contributed Subsidiary will be at the Closing an entity which is a disregarded entity for U.S. federal income tax purposes) (except as set forth in Schedule 4.2(b)) and duly organized, validly existing and (except to the extent not applicable to foreign Subsidiaries) in good standing under the Laws of its jurisdiction of organization. Each Prudential Contributed Subsidiary has (or in the case of Prudential Contributed Subsidiaries formed after the date hereof, will have by Closing) all requisite corporate or comparable power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted or as proposed to be conducted from and after the Closing. Each Prudential Contributed Subsidiary will have at the Closing all requisite limited liability company or comparable power and authority to own, lease and operate the Prudential Contributed Assets and to carry on the Prudential Contributed Business. Each Prudential Contributed Subsidiary is (or in the case of Prudential Contributed Subsidiaries formed after the date hereof, will be) duly qualified and (except to the extent not applicable to foreign Subsidiaries) in good standing as a foreign entity authorized to transact business in each jurisdiction where the conduct of its business or the ownership of its properties requires such qualification other than in jurisdictions where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Prudential Contributed Business. Prudential has made available to Wachovia complete and correct copies of
     (i) the charter, bylaws or comparable organizational documents of each Prudential Contributed Subsidiary as in effect on the date hereof and (ii) the minute books or comparable records of each Prudential Contributed Subsidiary, which at the date such books and records were made available reflected in all material respects all corporate or comparable actions taken by the stockholders or comparable equity holders, and directors or comparable governing body (and any committee thereof), of each Prudential Contributed Subsidiary.

          (c) Authority and Validity. The execution and delivery of this Agreement and each other Transaction Document to be executed and delivered by Prudential and its Subsidiaries, the performance of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been, or in the case of Transaction Documents not yet executed and delivered on the date hereof, will be by the Closing, duly and validly authorized by all necessary corporate or comparable action on the part of such Person. This Agreement and each other Transaction Document to be executed and delivered by Prudential or any of its Subsidiaries have been, or in the case of Transaction Documents not yet executed on the date hereof will be by the Closing, duly executed and delivered and are (or will be by Closing) valid and binding obligations of Prudential or such Subsidiary, as applicable, that is a party thereto, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law), and an implied covenant of good faith and fair dealing.

          (d) No Conflicts. Subject to obtaining the Governmental Approvals and Third Party Approvals contemplated in Section 4.2(e), and except as set forth on Schedule 4.2(d), the execution and delivery of this Agreement and each other Transaction Document intended to be executed by Prudential and its Subsidiaries, and the performance of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not (i) conflict with or result in a breach of any provision of any of their respective articles of incorporation or by-laws or comparable organizational documents, or (ii) conflict with, result in a breach of any provision of, constitute a default (or an event which with notice or lapse of time or both would become a default) or give to any Third Party any right of termination, cancellation, amendment or acceleration under, or result in the creation of a Lien on any of their respective properties under, any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which any of them is a party, or by which any of them or any of their respective properties may be bound or subject, or (iii) violate or conflict with any Law applicable to such Person or any of its properties, except, in the cases of clauses (ii) and (iii), as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Prudential Contributed Business.

          (e) Governmental and Third Party Approvals. No Governmental Approval or Third Party Approval is required in connection with the execution and delivery by Prudential and its Subsidiaries of this Agreement and the other Transaction Documents or the performance of their respective obligations hereunder and thereunder or the consummation by Prudential and its Subsidiaries of the transactions contemplated hereby and thereby, except for (i) the Governmental Approvals and Third Party Approvals identified on
     Schedule 4.2(e) and (ii) any Governmental Approval or Third Party Approval the failure of which to be obtained would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Prudential Contributed Business.

          (f) Financial Statements; Undisclosed Liabilities; No Adverse Change.

                  (i) The Financial Statements of the Prudential Contributed Business present fairly, in all material respects, the financial position and results of operations of the Prudential Contributed Business, in accordance with GAAP applied on a consistent basis, as of the dates or for the periods presented, except as otherwise specified in Schedule 2.5(a)(ii). The Financial Statements of the Prudential Contributed Business have been derived from the accounting books and records of Prudential and its Subsidiaries.

                  (ii) The balance sheet as of December 31, 2002 included in the Financial Statements of the Prudential Contributed Business does not include any assets or liabilities not constituting a part of the Prudential Contributed Business. The statements of income and statement of stockholders' or members' equity included in the Financial Statements of the Prudential Contributed Business do not reflect the operations of any Person or business not constituting a part of the Prudential Contributed Business.

                  (iii) Except as set forth in Schedule 4.2(f) and Prudential Excluded Liabilities, the Prudential Contributed Business has no liabilities or obligations, whether known, absolute, accrued, contingent or otherwise and whether due or to become due, except for liabilities or obligations (x) reflected on, accrued or reserved against in the balance sheet contained in the Financial Statements of the Prudential Contributed Business (in each case, to the extent so reflected, accrued or reserved), or (y) incurred after the date of such balance sheet in the ordinary course of business consistent with past practice to the extent permitted by this Agreement.

                  (iv) During the period from December 31, 2002 to the date hereof, there has occurred no Material Adverse Effect on the Prudential Contributed Business, and no event or occurrence, which would reasonably be expected to result in a Material Adverse Effect on the Prudential Contributed Business.

          (g) Capitalization. As of the date hereof, all outstanding shares of capital stock of the Prudential Contributed Subsidiaries (other than Prudential Contributed Subsidiaries to be formed after the date hereof) are duly authorized, validly issued, fully paid and nonassessable, are subject to no preemptive or similar rights, and were not issued in violation of any preemptive or similar rights. As of the Closing, all outstanding equity interests of the Prudential Contributed Subsidiaries will be duly authorized and validly issued limited liability company interests or comparable equity interests of the Prudential Contributed Subsidiaries, will be fully paid and nonassessable, will not have been issued in violation of any preemptive or similar rights and, except as contemplated by the Transaction Documents, will be subject to no preemptive or similar rights. Upon contribution by Prudential (or any of its Affiliates) to the Company, the Company will acquire 100% of the equity interests of the Prudential Contributed Subsidiaries free and clear of any Liens, except for Permitted Liens and Liens created pursuant to the Transaction Documents. Except as contemplated by this Agreement (including the

     Prudential Pre-Closing Conversion) or the other Transaction Documents, (A) no capital stock, limited liability company interests or other equity securities (including but not limited to any options, warrants or rights or other security convertible into or exercisable or exchangeable for any capital stock, limited liability company interest or other equity security) of any Prudential Contributed Subsidiary is or may become required to be issued (other than to a Company Entity) by reason of any security, contract or other obligation, (B) there are no contracts, commitments or other obligations by which any Prudential Contributed Subsidiary is or may be bound to sell or otherwise transfer or repurchase, redeem or otherwise acquire any capital stock, limited liability company interests or other equity securities of such Prudential Contributed Subsidiary (other than to or from a Company Entity), and (C) there are no contracts, commitments or other obligations relating to the right to vote or dispose of any capital stock, limited liability company interest or other equity security of any Prudential Contributed Subsidiary.

          (h) Assets; Title; Real Property.

                  (i) The assets (real, personal, mixed, tangible or intangible) constituting the Prudential Contributed Assets, taking into account the benefits to be provided under the other Transaction Documents, constitute all of the assets used in, necessary for the conduct of, or otherwise material to, the Prudential Contributed Business as presently conducted. Immediately after the Closing, taking into account the benefits to be provided under the other Transaction Documents, the Company Entities will have good and marketable title to, or have good title pursuant to a valid leasehold interest in or have a valid right to use or occupy, all of the assets (real, personal, mixed, tangible or intangible) used in, necessary for the conduct of, or otherwise material to, the Prudential Contributed Business as presently conducted, including the assets shown on the Financial Statements of the Prudential Contributed Business and all of the Contributed Real Property of Prudential, free and clear of any Liens, except (A) for Permitted Liens, (B) as set forth in Schedule 4.2(h) or (C) as would not reasonably be expected to result in a Material Adverse Effect on the Prudential Contributed Business. All of such assets are adequate and suitable in all material respects for the purposes for which they are presently being used. At the Closing, all of such tangible assets will be in sufficiently good operating condition and repair to permit their use in the operations of the Prudential Contributed Business as such operations are presently conducted, subject to normal wear and tear.

                  (ii) At the Closing, the applicable Prudential Transferors will transfer to the Company good title to the Prudential Contributed Equity Interests, free and clear of any Liens except Permitted Liens and Liens created pursuant to this Agreement and the other Transaction Documents.

                  (iii) At the Closing, there will be no leases, subleases, licenses, concessions or any other contracts or agreements granting to any Person other than the Company Entities any right to the possession, use, occupancy, or enjoyment of any Contributed Real Property of Prudential or any portion thereof, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Prudential Contributed Subsidiaries. With respect to the Contributed Real Property of Prudential, (A) the current operation and use of such Contributed Real Property does not violate any Law now in effect, including but not limited to planning, zoning, health, safety and fire Laws and regulations, and the use being made of such Contributed Real Property is in conformity with the certificate of occupancy issued therefor, and (B) no default or breach exists under any of the covenants, conditions, restrictions, rights-of-way or easements, if any, affecting all or any portion of such Contributed Real Property, except in the case of (A) or (B) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Prudential Contributed Business.

          (i) Contracts. Set forth in Schedule 4.2(i) is true and complete list of all of the Material Contracts of Prudential in effect on the date of this Agreement (the "Prudential Contracts"). Each Prudential Contract is in full force and effect and a valid and binding obligation of the applicable Prudential Transferor party thereto and, to the Knowledge of Prudential, the other parties thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law), and an implied covenant of good faith and fair dealing. Neither the Prudential Transferor party thereto nor, to the Knowledge of Prudential, any other party thereto is in default under, or in breach or violation of, any Prudential Contract, and no event has occurred (to the Knowledge of Prudential, in the case of any other party thereto) that would, with notice or lapse of time or both, constitute such a default, breach or violation, except in each such case to the extent such default, breach or violation would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Prudential Contributed Business.

          (j) No Litigation.

                  (i) Schedule 4.2(j)(i) sets forth a list of each individual Claim pending or, to the Knowledge of Prudential, threatened against or affecting any Prudential Contributed Subsidiary (whether or not related to the Prudential Contributed Business) or any Prudential Contributed Asset that would in any such case be reasonably expected to result in monetary damages in excess of $250,000 or the imposition of injunctive or other non-monetary relief that would reasonably be expected to materially interfere with the operations of the Prudential Contributed Business after the Closing Date (without regard to whether the defense thereof or liability in respect thereof is covered by polices of insurance or any indemnity, contribution, cost sharing or similar agreement or arrangement by or with any other Person). Except as set forth on Schedule 4.2(j)(i), there are no Claims pending or, to the Knowledge of Prudential, threatened against or affecting any Prudential Contributed Subsidiary (whether or not related to the Prudential Contributed Business) or Prudential Transferor with respect to the Prudential Contributed Business, the Prudential Contributed Assets or Prudential Contributed Liabilities that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Prudential Contributed Business.

                  (ii) Schedule 4.2(j)(ii) sets forth a list of each individual Order that would be reasonably expected to result in monetary damages in excess of $250,000 or the imposition of injunctive or other non-monetary relief that would reasonably be expected to materially interfere with the Prudential Contributed Business after the Closing Date (without regard to whether the defense thereof or liability in respect thereof is covered by policies of insurance or any indemnity, contribution, cost sharing or similar agreement or arrangement by or with any other Person). Except as set forth on such Schedule, there are no outstanding Orders applicable to any Prudential Contributed Subsidiary (whether or not related to the Prudential Contributed Business) or any Prudential Transferor with respect to the Prudential Contributed Business which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Prudential Contributed Business. Prudential has supplied or made available to Wachovia copies of all Orders applicable to any Prudential Contributed Subsidiary (whether or not related to the Prudential Contributed Business) or Prudential Transferor with respect to the Prudential Contributed Business that are material to the Prudential Contributed Subsidiaries or the Prudential Contributed Business. To the Knowledge of Prudential, no Governmental Authority has advised Prudential, any Prudential Contributed Subsidiary or any Prudential Transferor that it is contemplating issuing any Order of a type referred to above in this clause (ii).

          (k) Compliance with Laws; Permits.

                  (i) Except as set forth on Schedule 4.2(k)(i), each Prudential Contributed Subsidiary and each Prudential Transferor is conducting and has conducted the Prudential Contributed Business and is using and operating and has used and operated the Prudential Contributed Assets in compliance with all Laws applicable to it except for any such failures to be in such compliance that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Prudential Contributed Business.

                  (ii) Except as set forth on Schedule 4.2(k)(ii), each Prudential Contributed Subsidiary and each Prudential Transferor has obtained and holds (or in the case of Prudential Contributed Subsidiaries formed after the date hereof, will by Closing obtain and hold) all Permits necessary for the conduct of the Prudential Contributed Business, in each case except for any Permits the failure of which to obtain would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Prudential Contributed Business. Except as set forth on Schedule 4.2(k)(ii), there is no Claim pending or, to the Knowledge of Prudential, threatened by any Governmental Authority that would result in the nonrenewal, revocation, cancellation or suspension, or any adverse modification, of any such Permits, and the execution and delivery of this Agreement and other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby will not result in any such nonrenewal, revocation, cancellation, suspension or modification, in each case except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Prudential Contributed Business. No Prudential Transferor or Prudential Contributed Subsidiary is in violation of any Permits applicable to it with respect to the Prudential Contributed Assets or the Prudential Contributed Business, except for any such violations that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Prudential Contributed Business.

                  (iii) Each Prudential Contributed Subsidiary and Prudential Transferor has timely filed all registrations, declarations, reports, notices, forms and other filings required to be filed with the SEC, NASD, NYSE or any other Governmental Authority, and all amendments or supplements to any of the foregoing (the "Prudential Contributed Business Filings"), except where any failure to file would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Prudential Contributed Business. The Prudential Contributed Business Filings were prepared in all material respects, where applicable, in accordance with applicable Law, and all fees and assessments due and payable in connection therewith have been paid in all material respects.

                  (iv) Each Prudential Contributed Subsidiary, each Prudential Transferor and each of their respective employees is (or, in the case of Prudential Contributed Subsidiaries not yet formed, will at the Closing be) duly registered, licensed or qualified as a broker-dealer and/or investment adviser in each jurisdiction where the conduct of its business requires such registration, licensing or qualification, and is (or, in the case of Prudential Contributed Subsidiaries not yet formed, will at the Closing be) in compliance with all Laws requiring any such registration, licensing or qualification and is (or, in the case of Prudential Contributed Subsidiaries not yet formed, will at the Closing be) subject to no material liability or disability by reason of the failure to be so registered, licensed or qualified.

                  (v) Prudential has delivered or made available to Wachovia a true and complete copy of currently effective Forms BD and ADV as filed with the SEC by each applicable Subsidiary of Prudential conducting the Prudential Contributed Business, all state and other federal registration forms, all reports and all material correspondence filed by each such applicable Subsidiary with any Governmental Authority under the Exchange Act, the Investment Company Act, the Advisers Act and under similar state statutes within the last three years, in each case with respect to the Prudential Contributed Business. Prudential shall deliver to Wachovia such forms and reports as are filed by each Subsidiary of Prudential conducting the Prudential Contributed Business from and after the date hereof until the Closing. The information contained in such forms and reports was (or will be, in the case of any forms and reports filed after the date hereof) complete and accurate in all material respects as of the time of filing thereof.

                  (vi) Except as disclosed on Forms ADV or BD filed prior to the date of this Agreement, neither any Prudential Contributed Subsidiary (whether or not related to the Prudential Contributed Business), any Prudential Transferor (with respect to the Prudential Contributed Business) nor any of their respective directors, officers, employees, "associated persons" (as defined in the Exchange Act) or "affiliated persons" (as defined in the Investment Company Act) has been the subject of any disciplinary proceedings or Orders of any Governmental Authority arising under applicable Laws which would be required to be disclosed on Forms ADV or BD. No such disciplinary proceeding or Order is pending or, to the Knowledge of Prudential, threatened. Except as disclosed on such Forms ADV or BD filed prior to the date of this Agreement, neither any Prudential Contributed Subsidiary, any other Subsidiary of Prudential conducting the Prudential Contributed Business nor any of their respective directors, officers, employees, associated persons or affiliated persons, has been permanently enjoined by the Order of any Governmental Authority from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed on such Forms ADV or BD filed prior to the date of this Agreement, neither any Prudential Contributed Subsidiary, any Prudential Transferor nor any of their respective directors, officers, employees, associated persons or affiliated persons is or has been ineligible to serve as an investment adviser under the Advisers Act or as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any "statutory disqualification" as defined in
          Section 3(a)(39) of the Exchange Act), or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act.

                  (vii) Each Prudential Contributed Subsidiary and each Prudential Transferor has at all times since December 31, 1999 or its date of formation, whichever is later, rendered investment advisory services to investment advisory clients with whom such entity is or was a party to an investment advisory agreement or similar arrangement in material compliance with all applicable requirements as to portfolio composition and portfolio management including, but not limited to, the terms of such investment advisory agreements, written instructions from such investment advisory clients, prospectuses or other offering materials, board of directors or trustee directives and applicable Law. No Prudential Contributed Subsidiary is, or is required to register as, an "investment company" within the meaning of the Investment Company Act.

                  (viii) Schedule 4.2(k)(viii) sets forth a complete list of all securities exchanges, commodities exchanges, boards of trade, clearing organizations, trade associations and similar organizations in which the Prudential Contributed Subsidiaries and the Prudential Transferors with respect to the Prudential Contributed Business hold membership or have been granted trading privileges.

                  (ix) Schedule 4.2(k)(ix) sets forth with respect to each Prudential Contributed Subsidiary and each Prudential Transferor with respect to the Prudential Contributed Business a complete list of all
          (i) broker-dealer licenses or registrations and (ii) all licenses and registrations as an investment adviser under the Advisers Act or any similar state Laws. No Prudential Contributed Subsidiary is, or is required to be, registered as a futures commission merchant, commodities trading adviser, commodity pool operator or introducing broker under the Commodities Futures Trading Act or any similar state Laws.

                  (x) All of the activities conducted by the Prudential Contributed Subsidiaries and the Prudential Transferors are "financial in nature" or "incidental to a financial activity" within the meaning of Section 225.86 of Regulation Y promulgated by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and no Prudential Entity is subject to any Law or Order that would prevent or make unlawful the conduct by any Company Entity of the Contributed Businesses.

          (l) Tax. Except as set forth on Schedule 4.2(l) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Prudential Contributed Business, (i) the Prudential Contributed Subsidiaries and the other Subsidiaries of Prudential with respect to the Prudential Contributed Business have timely filed (or Prudential has timely filed on their behalf) with the appropriate taxing authorities all Tax Returns required to be filed by or with respect to the Prudential Contributed Business, (ii) the Prudential Contributed Subsidiaries and the other Subsidiaries of Prudential with respect to the Prudential Contributed Business have paid in full (or Prudential has paid in full on their behalf) all Taxes due by or in respect of the Prudential Contributed Business for all periods, (iii) each Prudential Contributed Subsidiary and each other Subsidiary of Prudential with respect to the Prudential Contributed Business has duly and timely withheld all Taxes required to be withheld in connection with its business or assets, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authorities or properly set aside in accounts for such purpose, (iv) there are no material outstanding adjustments for Tax purposes applicable to any Prudential Contributed Subsidiary or other Subsidiary of Prudential with respect to the Prudential Contributed Business and required as a result of changes in methods of accounting effected on or before the Closing Date, which adjustments will remain in force or by which any Prudential Contributed Subsidiary or other Company Entity will be bound after the Closing Date, (v) no material elections for Tax purposes have been made by any Prudential Contributed Subsidiary or other Subsidiary of Prudential with respect to the Prudential Contributed Business that will remain in force or by which any Prudential Contributed Subsidiary or other Company Entity will be bound after the Closing Date,
     (vi) no Prudential Contributed Subsidiary is a party to or bound by or has any rights or obligations under any Tax allocation, sharing, indemnity or similar agreement or arrangement that will remain in effect after the Closing Date, and (vii) no Prudential Contributed Subsidiary is or has been a member of any group of companies filing a consolidated, combined or unitary Tax Return for any Tax period for which the statute of limitations for the assessment or collection of any Tax remains open, other than a group of which Prudential or one of its Subsidiaries has at all times been the common parent.

          (m) Individual Benefit Plans and Related Matters; ERISA.

                  (i)     Individual Benefit Plans.

                          (A) Schedule 4.2(m)(i)(A) sets forth a complete and
                  correct list of each Prudential Contributed Business Plan. With respect to each such Prudential Contributed Business Plan, Prudential has provided or made available to Wachovia complete and correct copies of: (x) such Prudential Contributed Business Plan, if written, or a description of such Prudential Contributed Business Plan if not written, (y) to the extent applicable to such Prudential Contributed Business Plan, all trust agreements, insurance contracts or other funding arrangements, the two most recent actuarial and trust reports, the two most recent Forms 5500 required to have been filed with the IRS and all schedules thereto, the most recent IRS determination letter, all current summary plan descriptions, all material written communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor, the most recent actuarial report regarding any post-employment life or medical benefits provided under any such Prudential Contributed Business Plan, the most recent statements or other communications regarding Prudential withdrawal or other multiemployer plan liabilities, if any, and (z) all amendments and modifications with a prospective effect to any Prudential Contributed Business Plan and related trust agreements and/or insurance contracts or other funding arrangements. In addition, Prudential has indicated on Schedule 4.2(m)(i)(A) which Prudential Contributed Business Plans are deferred compensation, supplemental defined benefit retirement, stock and other equity (or equity-based) compensation, short-term bonus, and retiree welfare benefit plans and non-compete, non-solicitation, and nondisclosure agreements. Prudential has also indicated on Schedule 4.2(m)(i)(A) all employment contracts of the Prudential Contributed Business Individuals (the "Prudential Employment Agreements"). Of such employment contracts, (I) Prudential shall indicate with one asterisk those employment contracts that do not require the employee's consent to be assigned to the Company (those individuals with such contracts, the "Assignable Employees"), and (II) Wachovia shall designate with the marking "(MA)" those employment contracts that Wachovia has not, as of February 14, 2003, been fully provided (the "Missing Employment Agreements").

                          (B) Except as set forth on Schedule 4.2(m)(i)(B), none
                  of Prudential or any member of the Prudential Contributed Business has communicated in writing to any Prudential Contributed Business Individual any intention or commitment to modify any Prudential Contributed Business Plan or to establish or implement any other employee, retiree or independent contractor benefit or compensation plan or arrangement following the date of this Agreement.

                  (ii) Qualification. Each Prudential Contributed Business Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that any trust forming a part thereof is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect such qualification or tax-exempt status.

                  (iii)   Compliance; Liability.

                          (A) Neither Prudential nor any Prudential Related
                  Person has been involved in any transaction that would reasonably be expected to cause, following the Closing, any Company Entity to be subject to liability under Section 4069 or 4212 of ERISA. Neither Prudential nor any Prudential Related Person has incurred (either directly or indirectly, including as a result of an indemnification obligation) any material liability under or pursuant to Title IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans and, to the Knowledge of Prudential, no event, transaction or condition has occurred or exists that would, individually or in the aggregate, reasonably be expected to result in any such liability to, following the Closing, Wachovia or any of its Affiliates or any Company Entity. All contributions and premiums required to have been paid or accrued through the Closing Date by Prudential and each Prudential Related Person to any Prudential Contributed Business Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement (whether as a result of the transactions contemplated by the Transaction Documents or otherwise) or pursuant to any applicable Law or collective bargaining agreement (including ERISA and the Code) have been paid within the earliest time prescribed by any such plan, agreement or applicable Law or have been properly accrued and none of the Company Entities shall be liable for any such contributions or premiums unless such have been so accrued on the Final Closing Balance Sheet of the Prudential Contributed Business.

                          (B) Each of the Prudential Contributed Business Plans
                  has been operated and administered in all material respects in compliance with its terms, all applicable Laws and all applicable collective bargaining agreements. There are no material pending or, to the Knowledge of Prudential, threatened, Claims by or on behalf of any of the Prudential Contributed Business Plans, by any Prudential Contributed Business Individual or otherwise involving any such Prudential Contributed Business Plan or the assets of any Prudential Contributed Business Plan (other than routine claims for benefits, all of which have been fully reserved for on the balance sheet included in the Financial Statements of the Prudential Contributed Business).

                          (C) Except as set forth on Schedule 4.2(m)(iii)(C), no
                  Prudential Contributed Business Plan is or will be, as a result of the Closing, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) or a "multiple employer plan" within the meaning of Section 4063 or 4064 of ERISA.

                          (D) Each Prudential Contributed Business Plan that is
                  subject to the minimum funding standards of ERISA or the Code satisfies such standards under Sections 412 and 302 of the Code and ERISA, respectively, and no such Prudential Contributed Business Plan has incurred an "accumulated funding deficiency" within the meaning of such sections, whether or not waived. No "prohibited transaction" (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or would reasonably be expected to occur with respect to any Prudential Contributed Business Plan that would reasonably be expected to result, individually or in the aggregate, in a material liability to any Company Entity.

                          (E) Except as set forth on Schedule 4.2(m)(iii)(E) or
                  as otherwise provided in Section 8.4 of this Agreement, no Prudential Contributed Business Individual is or will become, on and after the Closing, entitled to receive post-employment benefits of any kind by reason of employment with any member of the Prudential Contributed Business under any Prudential Contributed Business Plan for which any of the Company Entities will bear any expense, including, without limitation, death or medical benefits (whether or not insured), other than
                  (I) coverage mandated by Section 4980B of the Code or (II) retirement benefits payable under any Prudential Contributed Business Plan qualified under Section 401(a) of the Code. In addition, all agreements with (x) any independent contractor that provides services to any Prudential Contributed Subsidiaries and (y) any Third Party service provider (including, without limitation, any vendor or administrator) that provides services with respect to the Prudential Contributed Business Plans or the Prudential Transferees, may in any of the cases described in clauses (x) and (y) above, be terminated in accordance with the terms of any such agreement without liability to Wachovia or its Affiliates or any Company Entity at any time, other than fees payable in the normal course for services rendered prior to such termination.

                          (F) Except as set forth on Schedule 4.2(m)(iii)(F),
                  the announcement or consummation of the transactions contemplated by this Agreement and the other Transaction Documents, either alone or in combination with a subsequent event, will not result in the payment or provision of, or an increase in the amount of, compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Prudential Contributed Business Individual or the funding of any grantor trust relating to such individual.

                          (G) All Prudential Contributed Business Plans that are
                  welfare benefit plans or nonqualified deferred compensation plans may be terminated without liability to Wachovia or its Affiliates or any Company Entity at any time (or with such applicable notice to participants as any such plans may require).

                          (H) None of Wachovia, its Affiliates, any Company
                  Entity or any Benefit Plan (other than the Prudential Pension
                  Plan) is entitled, or has any rights or Claims, to any assets of the Prudential Pension Plan.

                          (I) All participants in the Prudential Securities
                  General Partners Pension Plan have, prior to or as of the date hereof, terminated employment with Prudential and its Subsidiaries.

                  (iv) Foreign Plans. Except as set forth in Schedule 4.2(m)(iv), no Prudential Contributed Business Plan is maintained outside the jurisdiction of the United States, or covers any Prudential Contributed Business Individual residing or working outside the United States that is not required and sponsored by a Governmental Authority in such jurisdiction (any such Benefit Plan set forth in Schedule 4.2(m)(iv), the "Foreign Prudential Plans"). With respect to any Foreign Prudential Plans, (i) all Foreign Prudential Plans have been established, maintained and administered in material compliance with their terms and all applicable Law, and no unfunded liability exists with respect to any such plan, and (ii) no material liability or obligation of the Prudential Contributed Business exists, or would, individually or in the aggregate, be reasonably expected to arise either in connection with the transactions contemplated under this Agreement and the other Transaction Documents or otherwise with respect to any failure to comply with the applicable Laws, in any of the foregoing cases with respect to the Foreign Prudential Plans.

          (n) Labor. Neither Prudential nor a Subsidiary of Prudential is a party to or bound by any collective bargaining agreement, contract or other understanding with a labor union or labor organization with respect to the Prudential Contributed Business Individuals, and to the Knowledge of Prudential, there is no activity involving the Prudential Contributed Business Individuals seeking to certify a collective bargaining unit or engaging in any similar organizational activity. Prudential and its Subsidiaries are in compliance with its obligations pursuant to WARN, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise. In no event shall Wachovia or its Affiliates or any of the Company Entities have or bear any liability or responsibility with respect to WARN arising on or prior to the Closing Date as a result of the transactions contemplated by this Agreement as it applies to any Prudential Contributed Subsidiary or Prudential Contributed Business Individual, unless such liability arises as a result of any action (or any failure to act) by

     Wachovia or any Company Entity after the Closing Date. Except to the extent a failure to do so would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Prudential Contributed Business, the Prudential Contributed Subsidiaries have complied with all applicable Laws pertaining to the employment or termination of employment of the Prudential Contributed Business Individuals, including without limitation, all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities.

          (o) Intellectual Property.

                  (i) Prudential has made available to Wachovia complete and correct lists as of the date hereof of all material patents, registered trademarks, registered copyrights, domain names and applications with respect to any of the foregoing with respect to all Prudential Business IP.

                  (ii) To the Knowledge of Prudential: (A) each Prudential Contributed Subsidiary and each Prudential Transferor with respect to the Prudential Contributed Business has the right to use all Intellectual Property used by it in or for the benefit of the Prudential Contributed Business, free and clear of all Liens other than Permitted Liens, Liens pursuant to licenses that are not included in the Prudential Contributed Assets and Liens created pursuant to this Agreement and the other Transaction Documents, (B) each Prudential Contributed Subsidiary and each Prudential Transferor with respect to the Prudential Contributed Business has taken commercially reasonable steps to protect and maintain the Prudential Business IP, and the Prudential Business IP is valid, enforceable and currently subsisting, and (C) the Intellectual Property used by Prudential and its Subsidiaries with respect to the Prudential Contributed Business and the use thereof in the manner in which such Intellectual Property is currently used in the Prudential Contributed Business does not Infringe the rights of others, the Prudential Business IP is not being Infringed by others, and, except as identified on Schedule 4.2(o), Prudential and its Subsidiaries have not with respect to the Prudential Contributed Business, received any written claims alleging Infringement of any Third Party's Intellectual Property within the last two years (without regard to whether any such claim has been settled), except, in the case of (A), (B) or (C), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Prudential Contributed Business.

                  (iii) Each Prudential Contributed Subsidiary and each Prudential Transferor with respect to the Prudential Contributed Business has established and maintains a commercially reasonable security program, including technology, practices, procedures, and processes meeting or exceeding industry standards that are designed to protect the integrity of transactions executed through its IT Systems, including using encryption and/or other security protocols and techniques when appropriate.

          (p) Environmental. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Prudential Contributed Business:

                  (i) Each Prudential Contributed Subsidiary and each Prudential Transferor with respect to the Prudential Contributed Business has complied and is in compliance with all applicable Environmental Laws pertaining to the Prudential Contributed Assets (including its Contributed Real Property) held by it and the use and ownership thereof, and to the operation of the Prudential Contributed Business;

                  (ii) No violation by any Prudential Contributed Subsidiary or any Prudential Transferor with respect to the Prudential Contributed Business is being alleged of any applicable Environmental Law relating to any of the Prudential Contributed Assets (including its Contributed Real Property) held by it or the use or ownership thereof, or to the operation of the Prudential Contributed Business; and

                  (iii) No Prudential Contributed Subsidiary or Prudential Transferor with respect to the Prudential Contributed Business or any other Person (including any tenant or subtenant) has caused or taken any action that will result in, and no Prudential Contributed Subsidiary or Prudential Transferor with respect to the Prudential Contributed Business is subject to, any liability or obligation relating to (x) the environmental conditions on, under, or about the Contributed Real Property of Prudential or other properties or assets owned, leased, operated or used by any Prudential Contributed Subsidiary or Prudential Transferor with respect to the Prudential Contributed Business at the present time or in the past, including without limitation, the air, soil and groundwater conditions at such properties or (y) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Materials.

          (q) Insurance. The Prudential Contributed Subsidiaries and the Prudential Transferors with respect to the Prudential Contributed Business maintain insurance policies (or are covered by insurance policies maintained by or on behalf of Prudential or its other Subsidiaries) for the Prudential Contributed Business that are customary in scope and amount of coverage. All of such insurance policies are in full force and effect, and no Prudential Contributed Subsidiary or Prudential Transferor is in default in any material respect with respect to its obligations under any of such insurance policies. All premiums or payments payable under all such insurance policies for periods prior to and ending on the date hereof have been duly paid or accrued therefor on the Financial Statements of the Prudential Contributed Business.

          (r) Affiliate Transactions.

                  (i) Set forth on Schedule 4.2(r) is a complete and correct list of all contracts, arrangements or other transactions (other than the Transaction Documents), whether or not entered into in the ordinary course of business, to or by which any Prudential Contributed Subsidiary or Prudential Transferor, on the one hand, and a Prudential Entity, on the other hand, are or have been a party or otherwise bound or affected, which:
          (A) will be in effect after the Prudential Pre-Closing Conversion, and
          (B) either (x) involve liabilities and obligations that are material to any Prudential Contributed Subsidiary or other Subsidiary of Prudential with respect to the Prudential Contributed Business or (y) provide any Prudential Contributed Subsidiary or Prudential Transferor with respect to the Prudential Contributed Business any material benefits.

                  (ii) At the Closing, none of the Prudential Contributed Subsidiaries will be a party or subject to any contract with any of the Prudential Entities or their respective Affiliates except for any applicable Transaction Documents (or as contemplated thereby), as disclosed pursuant to Section 4.2(r)(i), or as otherwise disclosed in the Financial Statements of the Prudential Contributed Business.

          (s) Accounting Controls. The Prudential Contributed Subsidiaries and the Prudential Transferors with respect to the Prudential Contributed Business have devised and maintained systems of internal accounting controls with respect to the Prudential Contributed Business sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management's general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences, except with respect to (i) through
     (iv) for such failures as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Prudential Contributed Business. Each Prudential Contributed Subsidiary and each Prudential Transferor that is registered as a broker-dealer has adopted record keeping systems that comply in all material respects with the requirements of applicable Law (including, in the case of U.S. broker-dealer entities, Section 17 of the Exchange Act and the rules and regulations thereunder) and the rules of all self-regulatory organizations having jurisdiction over such Prudential Contributed Subsidiary or Prudential Transferor with respect to the Prudential Contributed Business, and maintains its records in substantial compliance therewith.

          (t) Corrupt Practices.

                  (i) No Prudential Contributed Subsidiary and no Prudential Transferor with respect to the Prudential Contributed Business, and to the Knowledge of Prudential, none of the senior managers of any Prudential Contributed Subsidiary or Prudential Transferor has been convicted of any criminal offense or found guilty of any civil offense in either case involving fraud, misrepresentation, dishonesty, breach of fiduciary duty, substantive violation of banking or corporate Tax laws, embezzlement or other fraudulent conversion or misappropriation of property.

                  (ii) No Prudential Contributed Subsidiary and no Prudential Transferor with respect to the Prudential Contributed Business has made any contribution or expenditure, whether in the form of money, products, services or facilities, in connection with any election for political office or to any public official except to the extent permitted by applicable Law. No Prudential Contributed Subsidiary and no Prudential Transferor with respect to the Prudential Contributed Business has offered or provided any unlawful remuneration, entertainment or gifts to any Person, including any official of a Governmental Authority, except for small payments to expedite or secure the performance of routine governmental action such as processing governmental papers (e.g., visas and shipping documents), providing mail or phone services, scheduling inspections and obtaining Permits.

                  (iii) Since December 31, 1999, each Prudential Contributed Subsidiary and each Prudential Transferor with respect to the Prudential Contributed Business has been in compliance in all material respects with all requirements applicable to it regarding anti-money laundering and anti-terrorist rules and regulations, including without limitation the applicable provisions of the USA PATRIOT Act and the rules and regulations thereunder.

          (u) No Broker. Except for Goldman, Sachs & Co., Prudential is not, and no Prudential Contributed Subsidiary at the Closing will be, committed to any liability for any brokers' or finders' fees or any similar fees, including but not limited to any bonus payable to any director, officer, employee, agent or representative of or consultant to any Prudential Contributed Subsidiary or Prudential Transferor in connection with the transactions contemplated by this Agreement.

                                    ARTICLE 5

                       CERTAIN INTERIM AND OTHER COVENANTS

          Section 5.1     Conduct of Business Prior to Closing.

          (a) Except as contemplated or permitted hereby (including pursuant to the Wachovia Reorganization or the Prudential Pre-Closing Conversion), as set forth on Schedule 5.1 or with the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and subject to the other provisions hereof (including Section 5.1(b)), between the date hereof and the Closing, each Party will, and will cause each of its respective Subsidiaries to, use their respective commercially reasonable efforts to conduct, in all material respects, their respective Contributed Businesses in the ordinary and usual course of business consistent with past practice, to preserve intact the business, business organization, properties, employees and goodwill with respect to such Contributed Businesses and to preserve for the Company existing business relations necessary in the conduct of such Contributed Businesses consistent with past practice. For the avoidance of doubt, it is understood and agreed that voluntary customer or employee attrition at a Party's Contributed Business following the execution and delivery and public announcement of this Agreement and the transactions contemplated hereby shall not, by itself, constitute a breach of such Party's obligations under this
Section 5.1(a).

          (b) Except as expressly contemplated or permitted hereby (including pursuant to the Wachovia Reorganization or the Prudential Pre-Closing Conversion), as set forth on Schedule 5.1, or with the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed), between the date hereof and the Closing, each of the Parties shall not:

                  (i) permit any of its Contributed Subsidiaries to (A) issue any capital stock or other equity securities, (B) make, declare, pay or set aside any dividend or other distribution in respect of its capital stock or other equity securities, or (C) split, combine, reclassify, redeem, purchase or otherwise acquire or transfer any of its capital stock or other equity securities, except in each case in accordance with the Wachovia Reorganization or the Prudential Pre-Closing Conversion, as the case may be, and except for issuances, dividends and distributions to other Contributed Subsidiaries or to Wachovia or Prudential and to their other respective Wholly-Owned Subsidiaries, as applicable;

                  (ii) permit any of its Subsidiaries to incur or guarantee indebtedness for borrowed money or other obligations with respect to its Contributed Business, except in the ordinary course of business consistent with past practice;

                  (iii) permit any of its Subsidiaries to take (or fail to take) any action with respect to its Contributed Business that, if taken (or failed to have been taken) by the Company Entities after the Closing, would require the consent of the Members pursuant to Section
          4.12 of the LLC Agreement or would result in a change in the respective initial Percentage Interests of the Wachovia Members and the Prudential Members in accordance with the terms of this Agreement and the LLC Agreement;

                  (iv) intentionally take or fail to take, or permit any of its Subsidiaries to intentionally take or fail to take, any action that would either (x) prevent the satisfaction of any conditions specified in Section 6.2 if such Party is Wachovia or (y) prevent the satisfaction of any conditions specified in Section 6.1 if such Party is Prudential;

                  (v) (A) dispose of any Contributed Subsidiary, except in accordance with the Wachovia Reorganization or the Prudential Pre-Closing Conversion, as the case may be; (B) except in the ordinary course of business consistent with past practice, dispose of any Wachovia Contributed Assets or Prudential Contributed Assets, as the case may be; or (C) except for pledges of securities held in inventory (or in trading positions) in the ordinary course of business consistent with past practice, mortgage, pledge or subject to any Lien other than a Permitted Lien any Wachovia Contributed Assets or Prudential Contributed Assets, as the case may be;

                  (vi) permit any Contributed Subsidiary to enter into any new material line of business or change its material investment, risk or other material operating policies; open any new offices or facilities or relocate or close any existing offices or facilities, except in the ordinary course of business consistent with past practice and except for those openings, relocations or closings in progress or planned on the date hereof; or change in any material respect the pricing and terms of its customer services (except in response to changes in competitive conditions or prevailing market practices, but in any such case only after notice to and consultation with the other Party, to the extent permitted by applicable Law);

                  (vii) increase, or make any binding or non-binding commitment to increase, the benefits provided by any Benefit Plan, or the compensation levels of Wachovia or Prudential Contributed Business Individuals, as the case may be (including any across-the-board increases for any groups of such employees), or grant any bonus to, or increase the level of any bonus opportunity for, or adopt, amend or terminate any plan, agreement, program, policy or other arrangement relating to, any Contributed Business Individuals or any individual for whom any Company Entity will incur any liability, except (A) for amendments to any qualified defined benefit plan that will not increase the cost of maintaining the plan to any Company Entity; (B) for grants or increases required pursuant to any Benefit Plan or applicable Law; (C) for increases of compensation necessary to retain an individual Contributed Business Individual deemed essential to the Contributed Business, which shall not exceed the percentage of such individual's annual rate of salary as set forth on Schedule 1.1(y), the aggregate annualized cost of all such increases which shall not exceed the amount set forth on Schedule 1.1(y); (D) Prudential may adopt the Prudential Omnibus Incentive Plan and Prudential may make the Prudential Equity Awards (as defined in Section 8.4(f)(iv)) set forth on Schedule 5.1(b)(vii)(D) (which Schedule may be amended with Wachovia's consent after the date hereof); (E) Wachovia may pay, or may cause to be paid, annual incentive payments to Wachovia Contributed Business Individuals pursuant to the terms of the Wachovia Securities Brokerage Home Office Plan; (F) Wachovia may, in connection with determinations made by the proposed Chief Executive Officer of the Company after consultation with Prudential, provide the Contributed Business Individuals with communications regarding employment and/or retention plans or agreements to be entered into with such individuals; or (G) Wachovia may amend the Benefit Plans set forth on Schedule 5.1(b)(vii)(G), in the manner described in such Schedule;

                  (viii) except as provided in Section 5.1(b)(vii)(D) above, make any equity or other grants, including but not limited to options, stock or other equity-related awards, to any Contributed Business Individuals, except for any such grants made by Wachovia in the ordinary course of the Wachovia Contributed Business, consistent with past practice;

                  (ix) hire or transfer any Contributed Business Individual or any individual who is intended to be a Contributed Business Individual (including any employees hired as replacements for terminating employees) unless Prudential or Wachovia, as the case may be, reviews all such hires or transfers with the proposed Chief Executive Officer of the Company on at least a monthly basis, and provided that the maximum number of such new hires by Prudential and

          Wachovia, respectively, and their Affiliates shall not exceed for each of Prudential and Wachovia, ten (10) individuals per month, up to an aggregate of seventy-five (75) individuals, excluding brokers and branch support personnel;

                  (x) expend, or commit to expend, funds for capital expenditures with respect to its Contributed Business in excess of $10 million in the aggregate;

                  (xi) settle or compromise any Claim of, against or affecting its Contributed Business (whether or not existing on the date of this Agreement) if such Claim would result in the issuance of an Order that would affect or apply to the Company Entities after the Closing, or would involve an admission of wrongdoing by any of the Company Entities or with respect to the Contributed Businesses;

                  (xii) except as may be required as a result of a change in GAAP approved in writing by the Party's independent accountants, change any of the accounting methods, practices or material policies used by such Party with respect to its Contributed Business, in each case as set forth in, or used in the preparation of, the Financial Statements of the Wachovia Contributed Business or the Financial Statements of the Prudential Contributed Business, as applicable;

                  (xiii) (A) enter into any contract, agreement or instrument that would constitute a Contributed Asset or amend, terminate or waive any rights under any such contract, agreement or instrument, as applicable, or (B) enter into, amend, terminate or waive any rights under any contract or agreement with any Party or its Subsidiaries with respect to its Contributed Business that would become a Contributed Asset or a Contributed Liability, or (C) permit any Subsidiary to do any of the foregoing; provided that, notwithstanding anything herein to the contrary, each Party and its Subsidiaries and other Affiliates may document and reduce to writing any transaction, agreement or other arrangement that is in effect on the date hereof as disclosed on Schedule 4.1(r) or 4.2(r); or

                  (xiv) enter into, or cause any Subsidiary of such Party with respect to its Contributed Business to enter into, any contract, commitment or understanding with respect to any of the foregoing.

          Section 5.2     Access to Information.

          (a) Between the date hereof and the Closing, each Party (the "delivering Party") shall, and shall cause its Subsidiaries to, give the other Party (the "requesting Party") and its representatives reasonable access at all reasonable times to the employees, representatives, properties, books and records of the delivering Party's Contributed Business and furnish them with such information and documents in its possession relating to such Contributed Business as the requesting Party may from time to time reasonably request in connection with the consummation of the transactions contemplated hereby and the performance of the requesting Party's obligations hereunder; provided that the requesting Party shall not unreasonably interfere with the conduct of business of the

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     delivering Party or any of its Subsidiaries; and provided, further, that the furnishing of such documents or information shall not violate confidentiality obligations to a client or jeopardize the attorney-client privilege of the delivering Party or any of its Subsidiaries (in which case the Parties will use their reasonable best efforts to institute appropriate substitute disclosure arrangements, to the extent practical in the circumstances).

          (b) All such information and other documents obtained or provided pursuant to this Section 5.2 shall be subject to the Confidentiality Agreements.

          Section 5.3     Consents; Conditions; Further Assurances.

          (a) Between the date hereof and the Closing, each of the Parties hereby agrees to use its reasonable best efforts (i) to obtain, and to cause the Parties' respective Subsidiaries and other controlled Affiliates to use their respective reasonable best efforts to obtain, any and all Governmental Approvals and Third Party Approvals (including without limitation those listed on Schedule 4.1(e), in the case of Wachovia, or
     Schedule 4.2(e), in the case of Prudential) required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents (including, but not limited to, any and all Governmental Approvals and Third Party Approvals to separate the Excluded Businesses and to otherwise consummate the Wachovia Reorganization with respect to Wachovia and the Prudential Pre-Closing Conversion with respect to Prudential), (ii) to comply, and cause the Parties' respective Subsidiaries and other controlled Affiliates to use their respective reasonable best efforts to comply, with all conditions and covenants applicable or related to it as contemplated by this Agreement and the other Transaction Documents, and (iii) to do, and cause the Parties' respective Subsidiaries and other controlled Affiliates to use their respective reasonable best efforts to do, all such other acts as are necessary or advisable in order to cause the consummation of the transactions contemplated hereby and by the other Transaction Documents.

          (b) Without limiting the foregoing, between the date hereof and the Closing, each Party shall timely file, or cause to be timely filed, in each case in form and content in compliance with applicable Laws, and concurrently deliver to the other Party, copies of each registration, report, statement, notice, form or other filing requested or required to be filed by any of the first Party's or its Subsidiaries with the applicable Governmental Authority under the HSR Act, the Exchange Act, the Securities Act, the Advisers Act or any other similar Law.

          (c) Without limiting the foregoing, each Party shall negotiate in good faith the terms and conditions of any Transaction Documents which are not attached as exhibits to this Agreement and which are to be executed and delivered after the date hereof and by the Closing.

          (d) Each Party shall coordinate and cooperate prior to the Closing with the other Party in exchanging such information and supplying such reasonable assistance as may be reasonably requested by the other Party in connection with any of the actions

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     contemplated by this Section 5.3, including without limitation any filings that are required to be made as a result of the transactions contemplated herein.

          (e) At all times prior to the Closing Date, each Party shall promptly notify the other Party in writing of any fact, condition, event or occurrence that would reasonably be expected to result in the failure of any of the conditions contained in Section 6.2, in the case of Wachovia, and Section 6.1, in the case of Prudential, promptly upon becoming aware of the same.

          (f) Each Party shall, and shall cause its Subsidiaries to, use reasonable best efforts to obtain any consents to the extent necessary or advisable from the investment advisory clients of its Contributed Business in connection with the "assignment" of any applicable investment advisory agreements that may occur as a result of the transactions contemplated hereby; provided that the other Party agrees that other than with respect to any such investment advisory agreement which by its terms expressly requires written consent to its assignment, effective consent to such "assignment" may be obtained for all purposes hereunder and under applicable Law by requesting written consent from the investment advisory client and informing such client of (i) the intention to complete the transactions contemplated hereby, (ii) the Company's and the relevant Subsidiaries' intention to continue the advisory services pursuant to the existing investment advisory agreement with such client after the Closing Date if such client does not terminate such agreement prior to the Closing Date, and (iii) that the consent of such client will be deemed to have been granted if such client continues to accept such advisory services for at least 45 days after receipt of such notice and does not terminate the investment advisory contract within that period. Each Party shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to send such notices to its investment advisory clients as soon as practicable after the date hereof.

          (g) Without limiting the foregoing provisions of this Section 5.3, if
     (i) a Law is enacted or (ii) a Governmental Authority issues, or seeks the issuance of, an Order of the type that would cause the closing conditions set forth in Sections 6.1(c) and 6.2(c) to not be satisfied, the Parties shall, and shall cause their respective Subsidiaries to, use its and their reasonable best efforts to obtain the elimination of such Law or the lifting, withdrawal or termination of such Order or the termination of the efforts by such Governmental Authority to obtain the issuance of such an Order at the earliest practicable time and/or, for a period not to exceed 120 days after such event, to negotiate in good faith to implement alternative arrangements that will permit the Closing and the consummation of the transactions contemplated hereby to be consummated without a violation of such Law or Order.

          (h) If, notwithstanding the Parties reasonable best efforts in accordance with this Section 5.3, the Parties are informed that any Governmental Authority the Governmental Approval of which is required in order to consummate the transactions contemplated hereby is unwilling to grant such Governmental Approval if the Parties cause the direct contribution of the Prudential Contributed Assets and Prudential Contributed Liabilities to a Designated Company Subsidiary, then in lieu of such contribution, Prudential shall

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     be entitled to take the following actions if Prudential reasonably concludes that such actions will facilitate the receipt of such Governmental Approval:

                  (i) Prudential shall organize a newly-formed limited liability company ("New Prudential Broker LLC") to accept the contribution of the Prudential Contributed Assets and Prudential Contributed Liabilities. New Prudential Broker LLC shall have no assets, liabilities or operations, shall be formed solely for the purpose of effecting the transactions contemplated hereby, and shall be formed pursuant to organizational documents (including a certificate of formation and limited liability company operating agreement) as shall be reasonably satisfactory to the Parties;

                  (ii) Prudential shall cause New Prudential Broker LLC to be licensed and registered as a broker-dealer, and to otherwise obtain all Permits as are necessary to permit New Prudential Broker LLC to conduct the Prudential Contributed Business following the contribution referred to in clause (iii) below;

                  (iii) Immediately prior to the Closing, Prudential shall contribute to New Prudential Broker LLC the Prudential Contributed Assets and the Prudential Contributed Liabilities (and no other assets or liabilities of any kind or nature) on the same terms as the Prudential Transferors would have transferred the Prudential Contributed Assets and the Prudential Contributed Liabilities to the Designated Company Subsidiary pursuant to Section 2.4(c); and

                  (iv) At the Closing, Prudential shall cause New Prudential Broker LLC to be contributed to the Company in accordance with Section 2.4.

     In the event that the actions enumerated above are taken, all references to the Prudential Contributed Subsidiaries herein shall be deemed to also include New Prudential Broker LLC and all references to the Prudential Contributed Equity Interests shall be deemed to also include all limited liability company interests of New Prudential Broker LLC.

          Section 5.4     Certain Contracts and IP.

          (a) Notwithstanding anything in this Agreement to the contrary, the Parties agree that only those Prudential Contracts designated with an asterisk in Schedule 4.2(i) have been accepted as Prudential Contributed Assets or Prudential Contributed Liabilities as of the date of this Agreement. During the period following the date of this Agreement and prior to the Closing Date, Prudential shall make available to Wachovia true and complete copies of all Prudential Contracts and each amendment, supplement or other modification thereto, and shall make its employees and other representatives reasonably available to assist Wachovia in completing its review of all such Prudential Contracts. Upon completion of such review, Wachovia shall be entitled to designate any or all of the remainder of the items listed on Schedule 4.2(i) as Prudential Contributed Assets and Prudential Contributed Liabilities, and any of such items not so designated by Wachovia shall be retained by the Prudential Entities as Prudential Excluded Assets and Prudential Excluded Liabilities and shall not be contributed to the Company on the Closing Date. In

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     connection with any such contracts constituting Shared Service Contracts, to the extent Wachovia elects to cause the contribution of such Shared Service Contracts to the Company, Wachovia shall be required to continue to make the benefits and related obligations thereunder available to the Prudential Entities to the extent and on substantially the same terms as are in effect on the date hereof, to the extent permitted by the terms of such contracts.

          (b) If the Company elects after the Closing to terminate any lease, contract, agreement or instrument referred to in clause (xv) of the definition of Prudential Contributed Assets (each, a "Small Contract"), the amount of costs that the Company shall pay in connection with such terminations (including but not limited to early termination fees, prepayment penalties and similar charges), taken together with any payments made by Wachovia pursuant to Section 12.1 in respect of Small Contracts, shall not exceed the amount set forth in Schedule 5.4(b) for any such costs associated with any single such Small Contract or the aggregate amount set forth in Schedule 5.4(b) for such costs associated with all such Small Contracts. Prudential shall indemnify the Company for the amount of any such costs arising in connection therewith in excess of such maximum amounts set forth in Schedule 5.4(b).

          (c) During the period following the date of this Agreement and prior to the Closing Date, Prudential shall make available to Wachovia information regarding the Prudential Business IP referred to in the definition of Prudential Contributed IP and shall make its employees and other representatives reasonably available to assist Wachovia in completing its review of all such Prudential Business IP. Upon completion of such review, Wachovia shall be entitled to designate any such Prudential Business IP as Prudential Contributed IP, and any of such items not so designated by Wachovia shall be retained by the Prudential Entities as Prudential Excluded Assets and Prudential Excluded Liabilities and shall not be contributed to the Company on the Closing Date, but shall be licensed to the Company Entities pursuant to the Prudential Intellectual Property License Agreement.

          Section 5.5     Sufficiency of Assets.

          (a) Each Party shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to employ, own, license, lease or otherwise have access to the services of, pursuant to an appropriate service or other agreement, as of the Closing, all of the Persons, properties and assets (real, personal, mixed, tangible or intangible) that (i) are necessary in any material respect for the conduct of, or otherwise material to, its Contributed Business (including, without limitation, the services provided by its Contributed Business) and (ii) generated in any material respect the results of operations set forth in the statements of income included in the Financial Statements of the Wachovia Contributed Business or the Financial Statements of the Prudential Contributed Business, as the case may be (other than employees who have terminated their employment with, or refused employment with, its Subsidiaries). Upon discovery that such Party's Subsidiaries do not employ, own, license, lease or have such rights with respect to such Persons, properties or assets, the Parties shall consult with one another about the most appropriate manner in which such Persons, properties or assets should be

                                      -81-

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     provided to the Company Entities, including by way of contribution thereof or the provision of services to such Company Entities pursuant to a servicing or similar agreement, in each case within a reasonable amount of time after such discovery and consultation.

          (b) The Parties shall, and shall cause their Subsidiaries to, use reasonable best efforts to obtain all such Third Party Approvals and Governmental Approvals as may be necessary or appropriate to assign or transfer any interest in any instrument, Permit, contract, lease or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom, as may be contemplated by this Agreement (or in lieu thereof (with the consent of the other Party, to the extent required pursuant to Section 5.1(b), which consent will not be unreasonably withheld or delayed), agree with the counterparty to replace any such instrument, Permit, contract, lease or other agreement or arrangement related thereto on terms which will satisfy the requirements of Section 6.1(d) or 6.2(d), as applicable (without regard to the exception at the end thereof).

          (c) This Agreement shall not constitute an agreement to assign or transfer any interest in any instrument, Permit, contract, lease or other agreement or arrangement or any Claim, right or benefit arising thereunder or resulting therefrom, if an assignment or transfer or an attempt to make such an assignment or transfer without a Third Party Approval or Governmental Approval would constitute a breach or violation thereof or affect adversely the rights of the Parties, the Company or any of their respective Subsidiaries thereunder; and any assignment or transfer to the Parties, the Company or any of their respective Subsidiaries of any interest under any such instrument, Permit, contract, lease or other agreement or arrangement that requires a Third Party Approval or Governmental Approval shall be made subject to such Third Party Approval or Governmental Approval being obtained. If any such Third Party Approval or Governmental Approval is not obtained on or prior to the Closing Date (and no adequate substitute therefor or replacement thereof has been obtained pursuant to Section 5.5(b)), the Parties shall continue to use all reasonable efforts to obtain any such Third Party Approval or Governmental Approval (or in lieu thereof agree with the counterparty to replace any such instrument, Permit, contract, lease, license or other agreement or arrangement on terms which would have satisfied the requirements of Section 6.1(d) or 6.2(d), as applicable (without regard to the exception at the end thereof), had it occurred prior to the Closing) after the Closing Date until such time as such Third Party Approval or Governmental Approval (or substitute or replacement in lieu thereof) has been obtained, and until such time as such Third Party Approval or Governmental Approval (or substitute or replacement in lieu thereof) is obtained, the Parties and the Company shall enter into alternative arrangements, the expense of which shall be paid in accordance with Section 12.1, until such time as such Third Party Approval or Governmental Approval (or substitute or replacement in lieu thereof) has been obtained so that the Company Entities shall receive the benefits and assume the obligations thereunder in accordance with this Agreement. Nothing in this Section 5.5 shall relieve the Parties of their respective obligations under any other provision of this Agreement.

          (d) To the extent that, after the Closing, the Company or either Party discovers the inclusion of any asset or liability on the Final Closing Balance Sheets that is not a

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     Contributed Asset or Contributed Liability: (x) the applicable Company
     Entity that acquired or retained such asset shall transfer such asset to the applicable transferor Party thereof in exchange for a payment by such Party of an amount in cash equal to the reported value of such asset on the applicable Final Closing Balance Sheet, and (y) the applicable Company Entity that acquired or retained such liability shall transfer such liability to the applicable transferor Party thereof and shall make a payment to such Party of an amount in cash equal to the reported value of such liability on the applicable Final Closing Balance Sheet; provided that the amounts payable pursuant to this Section 5.5(d) or Section 5.5(e) shall be netted against each other to the fullest extent possible.

          (e) To the extent that, after the Closing, the Company or either Party discovers the failure to include any asset or liability on the Final Closing Balance Sheets that is a Contributed Asset or Contributed
     Liability: (x) the Party that should have transferred such asset shall transfer such asset to the Company and in exchange receive a payment from the Company of an amount in cash equal to the value of such asset as of the Closing Date (as initially determined in good faith by the Company and notified to both Parties) as if it had been included in the applicable Final Closing Balance Sheet, and (y) the Party that should have transferred such liability shall transfer such liability to the Company, and such Party shall pay to the Company an amount in cash equal to the cost of such liability as of the Closing Date (as initially determined in good faith by the Company and notified to both Parties) as if it had been included in the applicable Final Closing Balance Sheet; provided that the amounts payable pursuant to this Section 5.5(e) or Section 5.5(d) shall be netted against each other to the fullest extent possible; and provided, further, that any disagreement between the Parties as to the value of any such asset or liability shall be resolved by following the procedures set forth in
     Section 2.5(b).

          Section 5.6 Transfer Taxes. Wachovia shall be responsible for the payment of any transfer or similar Taxes resulting from the Wachovia Reorganization and the contribution of the Wachovia Contributed Membership Interests to the Company at the Closing. Prudential shall be responsible for the payment of any transfer or similar Taxes resulting from the Prudential Pre-Closing Conversion and the contribution of the Prudential Contributed Assets to the Company at the Closing.

          Section 5.7 Tax Sharing Agreements. Wachovia shall terminate or cause to be terminated prior to the Closing any Tax sharing agreement or arrangement to which any Wachovia Contributed Subsidiary, on the one hand, and Wachovia or any of its Affiliates, on the other hand, are parties. Prudential shall terminate or cause to be terminated prior to the Closing any Tax sharing agreement or arrangement to which any Prudential Contributed Subsidiary, on the one hand, and Prudential or any of its Affiliates, on the other hand, are parties.

          Section 5.8     Taxes.

          (a) Prudential's Obligations. Except to the extent expressly included and provided for in the calculation of Prudential Tangible Book Value reflected in the Final Closing Balance Sheet of the Prudential Contributed Business, Prudential shall (i) pay (and file or cause to be filed all Tax Returns with respect to) all Taxes attributable to the Prudential Contributed Business or payable by any of the Prudential Contributed

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     Subsidiaries in respect of taxable periods ending on or before the Closing
     Date, including, without limitation, any Tax for which a Prudential Contributed Subsidiary is entitled to receive, but does not receive or collect, a contribution or indemnity from a Third Party (in which case Prudential shall be subrogated to such claim); (ii) pay any amounts required to be paid to satisfy liabilities of any of the Prudential Contributed Subsidiaries arising under any Tax allocation, sharing, indemnity or similar agreement or arrangement entered into on or prior to the Closing Date or, with respect to any taxable period ending on or before the Closing Date, under Section 1.1502-6 of the Treasury Regulations (or any comparable provision of state, local or foreign Law); (iii) pay all Straddle Period Taxes attributable to the Prudential Contributed Business or payable by any of the Prudential Contributed Subsidiaries attributable to the portion of the relevant Straddle Period ending on the Closing Date, together with, in each case, all costs and expenses incurred in connection with the assessment or collection thereof; and (iv) pay all Taxes attributable to the conversion, following the Closing Date, of a Prudential Contributed Subsidiary listed on Schedule 4.2(b) to an entity that is disregarded or treated as a partnership for United States federal income tax purposes.

          (b) Wachovia's Obligations. Except to the extent expressly included and provided for in the calculation of Wachovia Tangible Book Value reflected in the Final Closing Balance Sheet of the Wachovia Contributed Business, Wachovia shall (i) pay (and file or cause to be filed all Tax Returns with respect to) all Taxes attributable to the Wachovia Contributed Business or payable by any of the Wachovia Contributed Subsidiaries in respect of taxable periods ending on or before the Closing Date, including, without limitation, any Tax for which a Wachovia Contributed Subsidiary is entitled to receive, but does not receive or collect, a contribution or indemnity from a Third Party (in which case Wachovia shall be subrogated to such claim); (ii) pay any amounts required to be paid to satisfy liabilities of any of the Wachovia Contributed Subsidiaries arising under any Tax allocation, sharing, indemnity or similar agreement or arrangement entered into on or prior to the Closing Date or, with respect to any taxable period ending on or before the Closing Date, under Section 1.1502-6 of the Treasury Regulations (or any comparable provision of state, local or foreign Law); and (iii) pay all Straddle Period Taxes attributable to the Wachovia Contributed Business or payable by any of the Wachovia Contributed Subsidiaries attributable to the portion of the relevant Straddle Period ending on the Closing Date, together with, in each case, all costs and expenses incurred in connection with the assessment or collection thereof.

          (c) The Company's Obligations. Prudential and Wachovia shall cause the Company to pay or cause to be paid (and file or cause to be filed all Tax Returns with respect to) all Taxes (i) required to be paid by each of the Prudential Contributed Subsidiaries and each of the Wachovia Contributed Subsidiaries for all taxable periods ending after the Closing Date or (ii) expressly included and provided for in the calculation of Tangible Book Value reflected in the Final Closing Balance Sheet of the Wachovia Contributed Business or of the Prudential Contributed Business; provided, however, that with respect to Straddle Period Taxes required to be paid by any Prudential Contributed Subsidiary or with respect to the Prudential Contributed Business or Wachovia Contributed Subsidiary or with respect to the Wachovia Contributed Business (other than such Taxes referred to in clause (ii)), the Company shall be entitled to be

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     reimbursed by Prudential or Wachovia, as the case may be, for such Straddle
     Period Taxes to the extent attributable to the portion of the relevant Straddle Period ending on the Closing Date.

          (d) Contests.

                  (i) Prudential shall have the right to represent the interests of each of the Prudential Contributed Subsidiaries in and to control the conduct of any Tax audit or administrative or court proceeding (a "Tax Contest") to the extent relating to Taxes that are described as being the responsibility of Prudential in Section 5.8(a).

                  (ii) Wachovia shall have the right to represent the interests of each of the Wachovia Contributed Subsidiaries in and to control the conduct of any Tax Contest to the extent relating to Taxes that are described as being the responsibility of Wachovia in Section 5.8(b).

                  (iii) The Company and Wachovia shall jointly represent the interests of each of the Wachovia Contributed Subsidiaries in any Tax Contest to the extent relating to Straddle Period Taxes. The Company and Prudential shall jointly represent the interests of each of the Prudential Contributed Subsidiaries in any Tax Contest to the extent relating to Straddle Period Taxes.

                  (iv) If the resolution of any Tax Contest could result in an increase in the amount of Taxes required to be paid by any Party pursuant to this Section 5.8, (A) the Party (the "Controlling Tax Party") in control of such Tax Contest shall keep the Party (the "Non-Controlling Tax Party") not in control of such Tax Contest fully informed of any proceedings, events and developments relating to or in connection with such Tax Contest; (B) the Non-Controlling Tax Party shall be entitled to receive copies of all correspondence and documents relating to such Tax Contest; and (C) if requested, the Controlling Tax Party shall consult with the Non-Controlling Tax Party or its counsel and shall not enter into any settlement with respect to any such Tax Contest that could result in a claim for indemnification against the Non-Controlling Tax Party hereunder or that purports to bind any of the Contributed Subsidiaries of the Non-Controlling Tax Party after the Closing without the Non-Controlling Tax Party's prior written consent, which consent shall not be unreasonably withheld.

          (e) Exclusivity. The provisions of this Section 5.8 shall exclusively govern all rights to indemnification pursuant to this Agreement with respect to Taxes. Without limiting the generality of the foregoing, the representations and warranties contained in Sections 4.1 and 4.2 of this Agreement shall have no effect on the matters set forth in this Section 5.8, and any breach of such representations and warranties shall provide no independent claim for indemnification or recovery with respect to Taxes from or by either Party.

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          (f) Cooperation. The Parties shall consult with one another to determine in good faith whether transactions contemplated by this Agreement and the LLC Agreement that may be consummated after the Closing can be accomplished in an alternative manner that will optimize the Tax results for the Parties and their respective Affiliates, taken as a whole.

          Section 5.9 Real Estate Matters. Following the date hereof and prior to the Closing, the Parties shall prepare, execute and deliver: (i) with respect to the Contributed Real Property of Wachovia identified on Schedule 1.1(m), a special warranty deed in proper form for recording in the appropriate jurisdiction from the owner of each Contributed Real Property of Wachovia to one or more Designated Company Subsidiaries, (ii) with respect to the Contributed Leased Real Property of Prudential Securities identified on Schedule 1.1(d), an assignment between Prudential Securities as assignor and one or more Designated Company Subsidiaries as assignee providing for the assignment of such Contributed Leased Real Property to one or more Designated Company Subsidiaries; and (iii) with respect to the Prudential Excluded Businesses Leased Real Property identified on Schedule 5.9(a), a sublease agreement between one or more Designated Company Subsidiaries as sublessor and the relevant Prudential Entity as sublessee granting such relevant Prudential Entity the right to use or occupy such Prudential Excluded Businesses Leased Real Property, on the same terms as are reflected in the underlying lease or sublease, as applicable, (including, without limitation, the Contributed Leased Real Property located at One New York Plaza, New York, New York), with costs and expenses proportionately adjusted, and (iv) with respect to the Prudential Excluded Leased Real Property identified on Schedule 5.9(b), a sublease agreement mutually agreed upon by the Parties granting one or more Designated Company Subsidiaries the right to use or occupy such Prudential Excluded Leased Real Property.

          Section 5.10 Wachovia Reorganization. After the date of expiration of the condition set forth in clause (ii) of Section 6.1(e), if the Wachovia Reorganization is not completed at the time the other conditions to Closing are satisfied or waived, the Parties shall negotiate in good faith to make such modifications to the Transaction Documents as are necessary to provide for the separate operations of the Wachovia Excluded Businesses within the Wachovia Contributed Subsidiaries and for the full and exclusive enjoyment of the benefits of such operations by Wachovia after the Closing.

                                    ARTICLE 6

                              CONDITIONS TO CLOSING

          Section 6.1 Conditions to Wachovia's Obligations. The obligation of Wachovia to perform its obligations set forth in Section 2.4 and to consummate the Closing is subject to the fulfillment, at or prior to the Closing, of the following conditions:

          (a) Representations and Warranties.

                  (i) Each of the representations and warranties of Prudential in this Agreement shall have been true and correct when made subject to such exceptions as do not have and would not reasonably be expected to have, individually or in

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

          the aggregate with all other breaches of representations and warranties, a Material Adverse Effect on the Company, and Wachovia shall have received a certificate from an executive officer of Prudential to such effect; and

                  (ii) Each of the representations and warranties of Prudential set forth in Sections 4.2(a), (c), (h)(i) and (h)(ii), all of which shall be deemed to have been made again at and as of the Closing Date, shall be true and correct at and as of the Closing Date, subject to such exceptions as do not have and would not be reasonably be expected to have, individually or in the aggregate with all other breaches of representations or warranties, a Material Adverse Effect on the Company, and Wachovia shall have received a certificate from an executive officer of Prudential to such effect.

          (b) Performance of Agreements. Prudential shall have performed and complied with in all material respects the obligations, covenants and conditions applicable to Prudential contained in Sections 5.1 through 5.4(a) and Sections 5.5(a) and (b), 5.7 and 5.9 to be performed and complied with by Prudential at or prior to the Closing, and Wachovia shall have received a certificate from an executive officer of Prudential to such effect; provided that solely for purposes of this Section 6.1(b), the obligations of Prudential under Sections 5.5(a) and (b) shall be deemed to have been satisfied if the condition set forth in Section 6.1(a)(ii) shall have been satisfied as of the Closing Date.

          (c) No Injunction. At the Closing Date, there shall be no Order of any Governmental Authority of competent jurisdiction in effect, and no pending or threatened Claim brought by any Governmental Authority of competent jurisdiction which seeks the issuance or entry of an Order, and no Law in effect, that (i) restrains or prohibits or renders illegal either (A) the Closing or (B) the consummation of the other transactions contemplated by the Transaction Documents (including the Prudential Pre-Closing Conversion and the Wachovia Reorganization), other than, in the case of clause (B), such other transactions the failure of which to be so consummated would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company or to otherwise materially and adversely affect the economic benefits of the transactions contemplated by this Agreement for Wachovia, as determined in Wachovia's reasonable judgment, or (ii) would impose on the Company or Wachovia criminal penalties or significant civil penalties (unless such civil penalties would be fully indemnified pursuant to Article 7) or would otherwise impair in any significant respect the business of the Company or Wachovia if the Closing or such other transactions were to occur notwithstanding the existence of such Order.

          (d) Consents and Approvals. All Governmental Approvals set forth in
     Schedule 6.1(d) shall have been obtained and shall be in full force and effect without any condition or requirement that would reasonably be expected to have a Material Adverse Effect on the Company; any applicable waiting periods in respect thereof shall have been satisfied; and all Third Party Approvals required in connection with the execution and delivery by Prudential and its Subsidiaries of this Agreement and the other Transaction Documents and the performance of their respective obligations hereunder and thereunder and the consummation by Prudential and its Subsidiaries of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect, or adequate substitute arrangements on comparable terms (including cost) shall have been implemented at Prudential's expense, to the extent such expense exceeds the limits set forth in the second proviso of Section 12.1, and with Wachovia's consent (which consent shall not be unreasonably withheld or delayed), except in any such case for such Third Party Approvals as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company.

          (e) Wachovia Reorganization and Prudential Pre-Closing Conversion. (i) Prudential shall have completed the Prudential Pre-Closing Conversion in all material respects in accordance with Section 2.2(b); provided that the failure of any Prudential Contributed Subsidiary listed on Schedule 4.2(b) to be converted to an entity which is disregarded for U.S. federal income tax purposes shall not be treated as a material failure to complete the Prudential Pre-Closing Conversion; and (ii) Wachovia shall have completed the Wachovia Reorganization in all material respects in accordance with
     Section 2.2(a); provided that the condition set forth in this clause (ii) shall be of no further force or effect on and following August 1, 2003.

          Section 6.2 Conditions to Prudential's Obligations. The obligation of Prudential to perform its obligations set forth in Section 2.4 and to consummate the Closing is subject to the fulfillment, at or prior to the Closing, of the following conditions:

          (a) Representations and Warranties.

                  (i) Each of the representations and warranties of Wachovia in this Agreement shall have been true and correct when made subject to such exceptions as do not have and would not reasonably be expected to have, individually or in the aggregate with all other breaches of representations and warranties, a Material Adverse Effect on the Company, and Prudential shall have received a certificate from an executive officer of Wachovia to such effect; and

                  (ii) Each of the representations and warranties of Wachovia set forth in Sections 4.1(a), (c), (h)(i) and (h)(ii), all of which shall be deemed to have been made again at and as of the Closing Date, shall be true and correct at and as of the Closing Date, subject to such exceptions as do not have and would not be reasonably be expected to have, individually or in the aggregate with all other breaches of representations or warranties, a Material Adverse Effect on the Company, and Prudential shall have received a certificate from an executive officer of Wachovia to such effect.

          (b) Performance of Agreements. Wachovia shall have performed and complied with in all material respects the obligations, covenants and conditions applicable to Wachovia contained in Sections 5.1 through 5.4(a) and Sections 5.5(a) and (b), 5.7 and 5.9 to be performed and complied with by Wachovia at or prior to the Closing, and Prudential shall have received a certificate from an executive officer of Wachovia to such effect; provided that solely for purposes of this Section 6.2(b), the obligations of

     Wachovia under Sections 5.5(a) and (b) shall be deemed to have been satisfied if the condition set in Section 6.2(a)(ii) shall have been satisfied as of the Closing Date.

          (c) No Injunction. At the Closing Date, there shall be no Order of any Governmental Authority of competent jurisdiction in effect, and no pending or threatened Claim brought by any Governmental Authority of competent jurisdiction which seeks the issuance or entry of an Order, and no Law in effect, that (i) restrains or prohibits or renders illegal either (A) the Closing or (B) the consummation of the other transactions contemplated by the Transaction Documents (including the Prudential Pre-Closing Conversion and the Wachovia Reorganization), other than, in the case of clause (B), such other transactions the failure of which to be so consummated would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company or to otherwise materially and adversely affect the economic benefits of the transactions contemplated by this Agreement for Prudential, as determined in Prudential's reasonable judgment, or (ii) would impose on the Company or Prudential criminal penalties or significant civil penalties (unless such civil penalties would be fully indemnified pursuant to Article 7) or would otherwise impair in any significant respect the business of the Company or Prudential if the Closing or such other transactions were to occur notwithstanding the existence of such Order.

          (d) Consents and Approvals. All Governmental Approvals set forth in
     Schedule 6.2(d) shall have been obtained and shall be in full force and effect without any condition or requirement that would reasonably be expected to have a Material Adverse Effect on the Company; any applicable waiting periods in respect thereof shall have been satisfied; and all Third Party Approvals required in connection with the execution and delivery by Wachovia and its Subsidiaries of this Agreement and the other Transaction Documents and the performance of their respective obligations hereunder and thereunder and the consummation by Wachovia and its Subsidiaries of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect, or adequate substitute arrangements on comparable terms (including cost) shall have been implemented with Prudential's consent (which consent shall not be unreasonably withheld or delayed), except in any such case for such Third Party Approvals as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company.

          (e) Wachovia Reorganization. Wachovia shall have completed the Wachovia Reorganization in all material respects in accordance with Section 2.2(a); provided that the condition set forth in this clause (e) shall be of no further force or effect on and following August 1, 2003.

                                    ARTICLE 7

                                 INDEMNIFICATION

          Section 7.1     Survival of Representations and Warranties.

          (a) The representations and warranties contained in Sections 4.1 and
     4.2 will survive the Closing until the second anniversary of the Closing except that the representations and warranties set forth in subsections
     (a), (b), (c), (d), (g), (m) and (u) of Sections 4.1 and 4.2 will survive until the expiration of the relevant statute of limitations and except that the representations and warranties set forth in subsection (l) of Sections
     4.1 and 4.2 shall not survive the Closing.

          (b) Notwithstanding the foregoing, any representation or warranty shall, to the extent that a Claim with respect thereto is timely asserted in writing on or prior to the expiration thereof, survive until a final adjudication or resolution of such Claim thereto.

          (c) The representations and warranties contained in Article 4, and the rights and remedies that may be exercised by any Person seeking indemnification hereunder, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by, any such Person or its representatives.

          (d) The right of an Indemnitee to indemnification or to otherwise receive payments pursuant to Section 5.8 or Section 7.2(b), (c) or (d) shall be separate and in addition to, and shall not be limited by, such Person's right to indemnification pursuant to Section 7.2(a), and shall survive any termination or expiration of the representations and warranties set forth in this Agreement pursuant to this Section 7.1.

          Section 7.2 Indemnification. Subject to the limitations set forth in this Article 7, each Party (the "Indemnitor") shall indemnify, defend and hold harmless the other Party, the other Party's Affiliates and the Company Entities and their Affiliates, including but not limited to their respective directors, officers, employees, partners, managers, members, shareholders (other than the shareholders of the Parties), agents and representatives (collectively, the "Indemnitees"), from and against any losses, damages, liabilities, costs, expenses (including but not limited to legal fees and expenses), fees, penalties, fines, judgments, settlements and Claims of whatever kind and nature (each, a "Loss" and, in the aggregate, "Losses") incurred by an Indemnitee arising out of:

          (a) the failure of any representation or warranty to be true and correct when made (or when deemed to be made) by the Indemnitor in this Agreement;

          (b) the failure by the Indemnitor or any of its Subsidiaries (other than the Company Entities) to perform any of its or their covenants or agreements contained in this Agreement (including, without limitation, any failure to comply with any provision of, or any failure to satisfy any liability or other obligation assumed or retained by such Party or its Subsidiaries pursuant to, Sections 5.8 or 8.4);

          (c) in the case of Wachovia, the Wachovia Excluded Liabilities and any Excluded Claims, and in the case of Prudential, the Prudential Excluded Liabilities and any Excluded Claims, except in each case as specifically set forth in Section 7.6(b)(ii)(D)(3) and (4);

          (d) (i) in the case of Wachovia, events that occurred or the operation of the Wachovia Contributed Business prior to the Closing, except to the extent expressly included and provided for in the Final Closing Balance Sheet of the Wachovia Contributed Business, and (ii) in the case of Prudential, events that occurred or the operation of the Prudential Contributed Business prior to the Closing, except to the extent expressly included and provided for in the Final Closing Balance Sheet of the Prudential Contributed Business, or except as specifically set forth in
     Section 7.6(b)(ii)(D)(3) or (4); or

          (e) the failure of any representation or warranty that was true and correct when made by the Indemnitor in this Agreement to continue to be true and correct as of the Closing (or as of such other date as is expressly specified in such representation and warranty as the date at which such representation and warranty is true) as if such representation and warranty were made again at the Closing (or such other specified date).

          Section 7.3     Limitations on Amounts.

          (a) An Indemnitor shall have no liability under Section 7.2(a):

                  (i) for any Claim (or series of related Claims), which totals less than $50,000 in Losses; and

                  (ii) until the amount of Losses theretofore indemnifiable by the Indemnitor but for this sentence exceeds an aggregate amount equal to $10 million (excluding Claims (or series of related Claims) subject to clause (i)) (the "Threshold");

     in which case the Indemnitees shall be entitled to indemnification of all Losses including Losses that would have been covered by Section 7.2(a) but for the Threshold, but excluding Claims (or related series of Claims) subject to clause (i) above. If an Indemnitor elects to assume the defense of, or settle or compromise, any Claim, the Indemnitees shall reimburse the Indemnitor for any Losses actually paid by the Indemnitor in connection therewith to the extent such Losses, together with any prior Losses subject to the limitation of Section 7.3(a)(ii), do not result in total Losses of the Indemnitees which exceed the Threshold.

          (b) An Indemnitor's aggregate liability under Section 7.2(a) shall in no event exceed $1 billion (the "Cap").

          Section 7.4     Other Indemnification Provisions.

          (a) For all purposes of this Article 7, the amount of Losses arising out of any breach of a representation or warranty (other than the first sentences of each of Sections 4.1(i) and 4.2(i), and all of Sections 4.1(o)(i) and 4.2(o)(i) and Sections 4.1(r) and 4.2(r)), and whether a representation or warranty has been breached, shall be determined without regard to qualifications of materiality or of Material Adverse Effect and without regard to whether the matter giving rise to such Losses was disclosed to the other Party (or its representatives) or was investigated by the other Party (or its representatives).

          (b) Notwithstanding anything to the contrary contained in this Article 7, no Indemnitor shall be liable for any indirect, consequential or punitive damages related to or arising in connection with any indemnification in this Article 7, except in cases where such damages are recovered from an Indemnitee by a Third Party.

          (c) In no event shall any Indemnitee recover more than once for any Loss, regardless of whether alternative theories of recovery exist under this Agreement or applicable Law.

          (d) This Article 7 sets forth the Parties' exclusive remedy for any Loss that may result from the breach of any of the representations or warranties contained in this Agreement or any other matter arising under this Agreement, except for (A) Losses resulting from the willful misconduct or fraud of an Indemnitor or its Affiliates, (B) the remedies for an "Intentional Breach" by a Party pursuant to Section 9.3 and (C) as otherwise specifically set forth in this Agreement.

          (e) Notwithstanding anything to the contrary contained herein, no Indemnitor shall be required to indemnify any Indemnitee for any Loss relating to a reduction in the value of the Company or any of its Subsidiaries to the extent the Company or any of its Subsidiaries is indemnified therefor in accordance with the terms hereof.

          (f) If any Indemnitee receives any amounts in respect of Losses previously paid by the Indemnitor or obtains any judgment or award in any litigation relating to an Excluded Liability or Excluded Claim of such Indemnitor which was previously paid by such Indemnitor, the Indemnitee shall distribute such amounts received to the Indemnitor.

          (g) This Agreement shall not be deemed to amend or otherwise modify the provisions or application of any indemnification or similar agreement between (x) any broker or other employee of a Party or a Company Entity and
     (y) such Party or its Subsidiaries or such Company Entity. In addition, notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement shall (x) require the Indemnitor to indemnify the brokers or other employees of the Indemnitor or any of its Subsidiaries or the Company Entities or (y) be deemed to waive any right of the Indemnitor to receive reimbursement from such brokers or other employees for, among other things, Losses caused by their criminal conduct, willful misconduct or bad faith.

          Section 7.5 Procedures. In the event any Indemnitee should have a Claim under this Article 7 against any Indemnitor that does not involve a Claim being asserted against or sought to be collected from such Indemnitee by a Third Party, the Indemnitee shall deliver notice of such Claim, specifying in reasonable detail the basis therefor, with reasonable promptness to the Indemnitor. The failure or delay by any Indemnitee so to notify the Indemnitor shall not relieve the Indemnitor from any liability which it may have to such Indemnitee, except to the extent that the Indemnitor has been materially prejudiced by such failure or delay. If the Indemnitor does not notify the Indemnitee within 15 Business Days following its receipt of such notice that the Indemnitor disputes its liability to the Indemnitee, such Claims specified by the Indemnitee in such notice shall be conclusively deemed a liability of the Indemnitor, and the Indemnitor shall pay the amount of such liability to the Indemnitee on demand or, in the case of any notice in which the amount of the Claims (or any portion thereof) is estimated, on such later date when the amount of such Claim (or such portion thereof) becomes finally determined.

          Section 7.6 Procedures for Third Party Claims. The following procedures shall apply to all matters or circumstances that may result in a Loss by reason of a Claim brought by a Third Party, including but not limited to a Claim that may be asserted by a Governmental Authority ("Third Party Claims"; provided that the term "Third Party Claim" shall include a Claim that may be asserted by an employee of a Party or Company Entity and shall not include any Claim governed by Section 5.8):

          (a) Notice. Promptly after an Indemnitee receives written notice of any matter or circumstance that may reasonably be expected to result in a Loss to such Indemnitee by reason of a Third Party Claim, the Indemnitee shall give written notice thereof to the Indemnitor. The right to indemnification hereunder will not be affected by any failure of an Indemnitee to give such notice (or delay by any Indemnitee in giving such notice) unless (and then only to the extent that) the rights and remedies of the Indemnitor have been materially prejudiced as a result of the failure to give, or the delay in giving, such notice. The notice of the Third Party Claim shall describe the Third Party Claim in reasonable detail, including an indication of the estimated amount (to the extent feasible) of the Loss that has been or may be incurred by the Indemnitee.

          (b) Control of Third Party Claims. Third Party Claims shall be controlled as follows:

                  (i) Except as provided in Section 7.6(b)(ii) or for Excluded Claims referred to in Section 7.6(g), which shall be administered in accordance with that Section, the Indemnitor shall be the Person entitled to control the defense of such Third Party Claim (the "Controlling Party") and shall: (A) retain outside counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnitee, and (B) control and direct the defense of any such Third Party Claim, including the development and implementation of legal strategy for such Third Party Claim, and subject to Section 7.6(c), the decision to settle or compromise (or not to settle or compromise) such Third Party Claim.

                  (ii) Notwithstanding Section 7.6(b)(i), with respect to any Third Party Claim in respect of which, if adversely determined, one or more of (x) the Company Entities or their Affiliates, (y) Wachovia or its Affiliates, and/or (z)

          Prudential or its Affiliates, would reasonably be expected to incur Losses for which such Person is not fully indemnified pursuant to
          Section 7.2 (each such Third Party Claim, a "Joint Loss Claim"):

                          (A) The Parties shall mutually determine in good faith
                  whether (x) Prudential and its Affiliates, (y) Wachovia and its Affiliates, or (z) the Company Entities and their Affiliates, in each case, would be reasonably likely to incur Losses with respect to such Joint Loss Claim and, in each case, the amount of such Losses;

                          (B) Based on such mutual determination, if (x)
                  Prudential and its Affiliates would reasonably be likely to incur the greatest aggregate amount of Losses in respect of such Joint Loss Claim, then Prudential shall be the Controlling Party with respect to such Joint Loss Claim, (y) Wachovia and its Affiliates would reasonably be likely to incur the greatest aggregate amount of such Losses in respect of such Joint Loss Claim, then Wachovia shall be the Controlling Party with respect to such Joint Loss Claim, or
                  (z) the Company Entities and their Affiliates would reasonably be likely to incur the greatest aggregate amount of such Losses in respect of such Joint Loss Claim, then the Company shall be the Controlling Party with respect to such Joint Loss Claim;

                          (C) The Controlling Party shall (1) retain outside
                  counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnitee(s), and (2) control and direct the defense of any such Joint Loss Claim, including the development and implementation of legal strategy for such Joint Loss Claim and, subject to Section 7.6(c), the decision to settle or compromise (or not to settle or compromise) such Joint Loss Claim; provided that, for purposes of clarity, the Indemnitor shall continue to pay the legal fees and similar expenses for defending such Joint Loss Claim until the resolution of such Joint Loss Claim; and provided, further, that upon the resolution of such Joint Loss Claim, each Indemnitee shall pay the Indemnitor its pro rata portion of such legal fees and similar expenses paid by the Indemnitor based on the ratio that the unindemnifiable Losses incurred by such Indemnitee have to the total amount of Losses payable by the Indemnitor;

                          (D) Notwithstanding the foregoing, if Prudential or
                  any of its Affiliates is the Controlling Party of such Joint Loss Claim as to which Losses may result, and if the Company delivers written notice to the Indemnitor that it elects to control the defense of such Joint Loss Claim for any reputational or other concerns, then:

                                (1) The Indemnitor shall not have the rights as the Controlling Party set forth in clause (C), and the Company shall be the Controlling Party with respect to such Joint Loss Claim pursuant to this clause (D);

                                (2)  The Company shall (x) retain outside
                          counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnitor, and (y) control and direct the defense of any such Joint Loss Claim, including the development and implementation of legal strategy for such Joint Loss Claim and, subject to Section 7.6(c), the decision to settle or compromise (or not to settle or compromise) such Joint Loss Claim;

                                (3)  From and after the delivery of the
                          Company's notice of election to control the defense of such Joint Loss Claim, the Company shall be responsible for, and shall from time to time pay, 50% of all legal fees and similar expenses incurred for defending such Joint Loss Claim and the Indemnitor shall be responsible for paying the remainder of such fees and expenses; and

                                (4)  Upon the resolution of such Joint Loss
                          Claim, the Company shall be responsible for and pay 50% of the Losses incurred by it and the other Indemnitees (excluding the legal fees and similar expenses already paid by it for defending such Third Party Claim) and the Indemnitor shall be responsible for paying the remainder of such Losses.

                  (iii)   Except as explicitly set forth in clauses (D)(3) and
          (D)(4), nothing in Section 7.6(b)(ii) shall be deemed to relieve the Indemnitor from indemnifying the Company Entities and their Affiliates to the extent any of them are Indemnitees hereunder. To the extent that the Company is intended to be the "Controlling Party" pursuant to
          Section 7.6(b)(ii), the Company shall, and the Parties agree to cause the Company to, comply with Sections 7.6(c) through (f) as the Controlling Party thereunder.

          (c) Settlements. If required by the Controlling Party, the Indemnitee (and, if the Company is the Controlling Party, the Indemnitor) shall agree to any strategic decision (including settlement or compromise) made by the Controlling Party; provided that the Controlling Party must first obtain the Indemnitee's consent (and, if the Company is the Controlling Party, the Indemnitor's consent) (each of which shall be timely sought and shall not be unreasonably withheld or delayed) to any settlement or compromise pursuant to which Losses are not fully indemnified or which imposes equitable relief or any regulatory sanctions on (or would require a Governmental Approval by) the Indemnitee (and if the Company is not the Controlling Party, any of the Company Entities) or involves an admission of misconduct or wrongdoing or any other non-monetary sanctions; and provided, further, that if the Company is the Controlling Party, then in addition to the foregoing, the Company must first obtain the consent of the Indemnitor (which shall be timely sought and shall not be unreasonably withheld or delayed) to the total dollar amount of money damages payable by the Indemnitor pursuant to such settlement or compromise. If the Controlling Party fails to assume the defense of a Third Party Claim, the Indemnitee (or, if the Controlling Party is the Company, the Indemnitor) may defend, settle or otherwise compromise the Third Party Claim; provided that any such settlement or compromise shall require the consent of the Controlling Party (or the Indemnitor, as the case may be) (each of which shall be timely sought and shall not be unreasonably withheld or delayed).

          (d) Conflicts of Interest. The Indemnitee in respect of any Claim shall be entitled to engage separate counsel of its choice to participate in the defense of such Claim; provided that, except as set forth in the remainder of this Section 7.6(d), the fees and expenses of such separate counsel shall be borne solely by the Indemnitee and shall not be subject to reimbursement by the Indemnitor; and provided, further, that this sentence shall not affect, in any respect, the control of such Claim as provided in
     Section 7.6(b). Notwithstanding the foregoing, if the defendants in a Claim include both an Indemnitee and the Indemnitor, and counsel to the Indemnitee (or, if the Indemnitee is the Controlling Party, counsel to the Indemnitor) shall have reasonably concluded that joint representation would be inappropriate due to potential or actual conflicts of interest between the Controlling Party, the Indemnitor and/or the Indemnitee, the Indemnitee shall have the right to retain a single firm of separate counsel reasonably acceptable to the Controlling Party (and, if the Company is the Controlling Party, the Indemnitor) (each of which consents shall be timely sought and shall not be unreasonably withheld or delayed) to participate in the defense of that Claim on behalf of such Indemnitee and at the expense of the Indemnitor (and, if the Company is the Controlling Party, only as set forth in Sections 7.6(b)(ii)(D)(3) and (4)).

          (e) Status. The Controlling Party shall, at least monthly, notify the Indemnitee (and, if the Company is the Controlling Party, the Indemnitor) regarding the status, including any significant developments, with respect to Third Party Claims the defense of which is being conducted by the Controlling Party on behalf of an Indemnitee (or the Indemnitor, as the case may be).

          (f) Defense of Claims against Officers and Directors. Notwithstanding any provision to the contrary regarding the rights of an Indemnitor to be the Controlling Party with respect to Third Party Claims, to the extent that any senior executive officer or director of a Party is named as a defendant in a Third Party Claim under circumstances in which such individual is an Indemnitee, that individual nevertheless may, at its sole discretion, conduct its own defense or elect to transfer the defense to the Indemnitor, in either situation with the cost of the defense to be borne by the Indemnitor.

          (g) Pre-Closing Litigation. Without limiting any other provision in this Agreement, and for purposes of clarifying the Parties' intent only, the Parties agree that (i) each Party shall remain responsible for, and control, all litigation with respect to its Contributed Business pending or threatened in writing immediately prior to the Closing, including without limitation any Claims pending or threatened in writing by each Party as plaintiff relating to its Contributed Business (which Claims such Party shall continue to prosecute and shall use good faith efforts to obtain a favorable judgement or settlement), (ii) no such litigation shall be contributed to, or be the responsibility of, the Company Entities, which shall be treated as Indemnitees for purposes of Article 7 with respect to all such litigation (it being understood that any settlement of any Claim being pursued as plaintiff will not be settled without the consent of the Company (which consent shall not be unreasonably withheld or delayed) if such settlement would impair the value of any Contributed Asset in any respect and any proceeds of any such settlement with respect to any Contributed Asset shall be paid over to the Company), and (iii) such litigation shall be administered by the current counsel appointed with respect thereto (including in-house counsel, whose allocated costs shall be borne by such Party and not passed through to any Company Entity) in accordance with the current procedures applicable thereto, but subject to the procedures and limitations reflected in Sections 7.6(c) through (f).

          Section 7.7 Mutual Assistance. The Indemnitor and Indemnitee shall reasonably cooperate with each other in the defense of any Claim subject to indemnity pursuant to this Article 7. Without limiting the foregoing, after the Closing, Wachovia agrees that it will, and that it will cause the other Wachovia Entities to, and Prudential agrees that it will, and will cause the other Prudential Entities to, and the Parties agree to cause the Company and the other Company Entities to, cooperate with each of the Parties, the Company and their respective Subsidiaries, generally seek to avoid the imposition of regulatory sanctions on the Parties, the Company or their Subsidiaries to the extent reasonable under the circumstances, and furnish to each of them access to such employees and other Persons under their control, and such information, documents, records, evidence, testimony and other assistance as any of them may reasonably request, in connection with any actions, proceedings, arrangements or disputes of any nature involving or affecting the Company Entities that reasonably relate to matters that occurred prior to the Closing and in which any of them, as the case may be, was involved or for which such Person has records, information or knowledge. The reasonable expenses incurred by any Person in complying with any request for cooperation pursuant to this Section 7.7 shall be borne by the Indemnitor or other Person requesting such cooperation; provided, however, that such expenses shall not include incidental time incurred by employees of any Party responding to such a request for cooperation.

                                    ARTICLE 8

                               FURTHER AGREEMENTS

          The Parties further agree as follows:

          Section 8.1 No Commitments. Each Party agrees that, except for the liabilities to be assumed by the Company pursuant to this Agreement and the other Transaction Documents or as expressly contemplated or permitted hereby or thereby, neither it nor any of its Subsidiaries will take, without the prior written consent of the other Party, any action that will commit or bind the Company or any Member thereof (in such capacity) to any act, agreement, contract or undertaking of any kind or nature whatsoever.

          Section 8.2     Confidentiality after the Closing.

          (a) As used herein, "Information" means all technical, financial and other information (including but not limited to information relating to customers of the Company Entities or the other Party and information of any regulatory nature) whatsoever, in whatever form it may be held, relating to the business and operations of the Company and the other

Company Entities, or so furnished under the Transaction Documents and made available to the Company Entities or a Party in connection with the transactions contemplated hereby. For purposes of this Section 8.2, the term "Party" shall include such Party and all its Affiliates, and the term "Company Entity" shall include such Company Entity and all its Affiliates.

          (b) Each Party shall, and shall cause its Subsidiaries to, comply with the provisions of Law regarding confidentiality as they relate to any Party or Company Entity. Without limiting the foregoing, each Party and the Company shall, and shall cause their Subsidiaries to, comply with all applicable federal, state and other Laws (including Title V of the Gramm-Leach-Bliley Act of 1999, as amended) relating to the sharing and disclosure of personally identifiable customer information or any other Information that may be covered thereby.

          (c) Each Party shall treat all Information of the other Party and of each Company Entity with the same degree of care and confidentiality that it affords its own trade secrets and proprietary information. Except as permitted pursuant to Section 12.2 and Schedule 8.2(g), each Party agrees not to disclose or communicate to any Person (other than, to the extent permitted by Law, to any agents or Subsidiaries of such Party who need to know such Information, or counterparties to any contracts or agreements with such Party who need to know such information for valid business purposes in furtherance of the transactions contemplated by the Transaction Documents (collectively, "Information Representatives" of such Party), in each case who are informed of and agree to comply with the terms and conditions of this Section 8.2), in any manner whatsoever, any Information supplied by any Party or the Company Entities, without the prior written consent of the Party or Company Entity that furnished such Information. Each Party shall be responsible for any breach of the terms of this Section 8.2 by any Information Representative of such Party.

          (d) Each Party agrees to use Information received from the other Party or the Company Entities only in connection with the transactions contemplated by the Transaction Documents, and for no other purpose, except as otherwise expressly permitted by this Agreement.

          (e) Nothing contained herein shall be construed as restricting or creating any liability for the disclosure, communication or use of Information that:

                  (i) is or becomes publicly known through no wrongful act of the disclosing Party or its Affiliates;

                  (ii) is received, without breach of this Agreement, from a Person who is not known by the disclosing Party to be under any confidentiality obligation to the other Party or any Company Entity with respect thereto;

                  (iii) is disclosed pursuant to Law, including the rules of any stock exchange on which such Party's securities are listed; provided, however, that prior to any such disclosure, the disclosing Party shall provide advance written notice to the other Party of its intention to do so pursuant to this exception to the extent that it is practicable in the circumstances to do so; or

                  (iv) is information regarding the Company Entities (but not the Prudential Entities or Wachovia Entities) disclosed in connection with a due diligence review related to a proposed acquisition, merger, consolidation or other reorganization involving a Party or to any financing by a Party, including financings which are offerings of debt or equity securities issued by such Party; provided that the recipient of such Information agrees to be bound in writing by the provisions of this Section 8.2.

          (f) The provisions of Sections 8.2(a) through (e) and (g) shall become effective only upon the occurrence of the Closing. The terms of the Confidentiality Agreements shall remain in full force and effect up to and immediately prior to the Closing, and, notwithstanding any provision therein for the survival of any provision after the termination thereof, all of the provisions of the Confidentiality Agreements shall terminate at the Closing; provided that no termination of the Confidentiality Agreements shall release a breaching party thereto from any liability for any breach thereof prior to the Closing. After the Closing, the provisions of this Section 8.2 shall survive termination of this Agreement and the LLC Agreement but shall expire, with respect to any Person, on the second anniversary of the last date on which neither such Person nor any of its Affiliates is a Member of the Company.

          (g) Schedule 8.2(g) sets forth the Parties' protocol regarding disclosure of Information as part of each Party's investor relations programs. To the extent there is any inconsistency between Schedule 8.2(g) and clauses (c) through (f) of this Section 8.2, Schedule 8.2(g) will control.

          Section 8.3     Non-Competition; Non-Solicit.

          (a) Except as the other Party may expressly agree with respect to any particular transaction or class of transactions by prior written consent as provided herein, each Party agrees that it will not, and will cause each of its Affiliates not to, directly or indirectly (including by means of a management, advisory, operating, consulting or similar agreement or arrangement or by record or beneficial ownership in any capacity of equity interests in any Person), at any time prior to the termination of this Agreement, develop, acquire or hold an equity interest in any Person directly or indirectly engaged in, or otherwise directly or indirectly engage in, the Business anywhere in North America, Central America or South America (but excluding Canada and Mexico) (such geographic area, the "Territory"), except through the Company Entities in accordance with the Transaction Documents.

          (b) Notwithstanding the foregoing:

                  (i) Each Party and its Affiliates shall be entitled to acquire less than 2% of the voting stock or 5% of the capital stock or other equity interests of any Person engaged directly or indirectly in the Business in the Territory; provided that such acquisition is and remains an investment solely for investment purposes, and such Party and its Affiliates do not participate in the day-to-day management of such Person; provided, however, that notwithstanding anything to the contrary contained in this Section 8.3, each Party and its Affiliates:
          (A) shall be entitled to
          conduct principal investing and merchant banking activities in the ordinary course of business and, in connection therewith, acquire, directly or indirectly, capital stock and other equity interests (including but not limited to options, warrants, and other rights to acquire capital stock and other equity interests) in any Person, including without limitation a Person engaged, directly or indirectly, in the Business in the Territory, without regard to the limitations on the amount of capital stock or other equity interests set forth herein, and (B) shall not be required to divest or contribute to the Company any such principal investing or merchant banking investment in any Person engaged, directly or indirectly, in the Business in the Territory.

                  (ii) Each Party and its Affiliates shall be entitled to provide financial services of the types that are included in the Business, directly or indirectly through Affiliates, through any individual who is a licensed insurance agent, registered investment adviser, certified financial planner or certified public accountant, so long as reasonable steps are taken to ensure that not more than 25% of such individual's gross income in any calendar year will be derived from the Business.

                  (iii) For the avoidance of doubt, notwithstanding anything in this Section 8.3 to the contrary:

                          (A) Each Party and its Affiliates shall be entitled to
                  conduct any business of a kind that it is currently conducting so long as it does not constitute the Business and to offer and sell in the Territory through distribution channels owned and operated by such Party or Affiliate or by Third Parties:

                                (1) shares of and other interests in investment companies and pooled investment vehicles of all kinds, including real estate, commodity and derivatives funds, whether or not registered under the Investment Company Act and the Securities Act, and whether or not such investment companies and pooled investment vehicles are managed by such Party or its Affiliate;

                                (2) variable annuity contracts, variable life insurance policies and other insurance products, whether or not the interests therein or the funding options offered thereby are registered under the Investment Company Act and the Securities Act and whether or not such funding options are managed by such Party or its Affiliate;

                                (3)  deposit products eligible for FDIC
                          insurance; and

                                (4)  Derivatives and FX Products.

                          (B) Prudential and its Affiliates shall be entitled to
                  continue to maintain and service accounts of the type constituting Prudential Excluded Assets;

                          (C) Each Party and its Affiliates shall be entitled:

                                (1) except as otherwise provided in the Product Agreement, to offer and sell in the Territory, through distribution channels owned and operated by such Party or such Affiliate or by a Third Party, "wrap" services for individuals and other broker-dealers under which such Party or its Affiliate provides a platform and advice for the selection of Third Party investment managers, mutual funds or other investment media;

                                (2)  to engage in equity block-trading,
                          securities-related executive services activities, restricted stock trading, corporate share repurchase programs (including tender offers), 10b5-1 trading programs, bought deals, derivative and hedging activities and program trading;

                                (3) to act as underwriter, dealer or agent in connection with any offering of securities;

                                (4)  to engage in correspondent securities
                          clearing, payment and settlement activities conducted by Wachovia's Corporate and Investment Banking group, Prudential's corresponding corporate and investment banking group, Wachovia Bank or the Prudential Banks, or in each case by any successor division or entity thereof;

                                (5)  to acquire, directly or indirectly, any
                          voting stock, capital stock or other equity interests (including convertible securities) of any Person in connection with any hedging or other customer or proprietary driven Derivatives and FX Products without regard to any limitations contained in this Agreement, including any limitations in Section 8.3(b)(i);

                                (6) to enter into referral arrangements with Third Parties relating to the distribution of such Party's and its Affiliates' certificates of deposit and Derivatives and FX Products or Third Party certificates of deposits and Derivatives and FX Products;

                                (7) to provide prime brokerage services whether to the customers of the Company Entities or other Third Parties;

                                (8) to produce and distribute research reports regarding issuers and securities;

                                (9)  to enter into and engage in soft dollar
                          arrangements; and

                                (10) to engage in institutional equity and fixed
                          income trading, sales and dealing activities.

                  (iv) None of the following activities shall be prohibited by Section 8.3(a): (A) ordinary course investments made through trust departments, institutional custody, managed mutual funds, separate accounts or other Third Party investment sources for the benefit of clients and other customers, (B) assets or securities acquired in the ordinary course of business in satisfaction of debts previously contracted in good faith, (C) bona-fide market-making, proprietary, floor or specialist trading, third market trading, or merger and acquisition advisory or dealer manager activity involving securities (or relating to Derivatives and FX Products) of any Person engaged directly or indirectly in the Business in the Territory, or (D) any other activity conducted in the ordinary course of business which, if conducted in the United States, would not require the Persons conducting such activities to be licensed or registered as a securities broker or dealer;

                  (v) A Combining Party may acquire or become Affiliated with any other Person that is engaged directly or indirectly in the Business in the Territory for purposes of Section 8.3(a) and is not otherwise exempted pursuant to clauses (i), (ii), (iii) or (iv) of this Section 8.3(b) (the "Other Combining Person") so long as the portion of the Other Combining Person conducting the Business in the Territory (but excluding any assets, capital stock or equity interests acquired by the Combining Person that are permitted pursuant to
          Section 8.3(b)) (the "Acquired Retail Brokerage Business") is contributed to the Company as an in-kind capital contribution in accordance with Article 3 of the LLC Agreement on the date of consummation of the Combination Transaction or as soon thereafter as is reasonably practicable (or on such other date as may be provided in Section 3.4 of the LLC Agreement). Notwithstanding the foregoing:

                          (A) Unless otherwise requested by the Board of Managers of the Company, a Party shall not be permitted to enter into any such Combination Transaction if (1) the consolidated net revenues of the Other Combining Person and any Subsidiaries thereof derived from the Business in the Territory exceed 50% of the Other Combining Person's total consolidated net revenues for the immediately preceding two fiscal years and any interim year-to-date period, and (2) the Acquired Retail Brokerage Business is a Small Retail Broker;

                          (B) If (1) the Acquired Retail Brokerage Business (other than an Acquired Retail Brokerage Business that is the subject of a Combination Transaction requested by the Board of Managers referred to in clause (A) above) is an Excludible Retail Brokerage Business and the Non-Combining Member has not consented to its contribution to the Company pursuant to
                  Section 8.3(c)(ii) or (2) in response to the receipt of a Put/Call Exercise Notice from the Non-Combining

                  Party, the Combining Party elects to divest the Acquired Retail Brokerage Business in order to avoid the occurrence of a Put/Call Event, then such Acquired Retail Brokerage Business shall not be contributed to the Company and shall be divested by the Combining Party as promptly as practicable, but in any event within one year following the date of consummation of the Combination Transaction, and during the period prior to such divestiture such Acquired Retail Brokerage Business (x) shall be conducted by the Combining Party only in the ordinary course consistent with past practice and shall not be expanded, and (y) shall not be subject to, or eligible to participate in, any of the arrangements in this Agreement, the Product Agreement or the other Transaction Documents;

                          (C) If the Affiliated Members of the Non-Combining Party elect to delay the contribution of the Acquired Retail Brokerage Business until the end of the Integration Period pursuant to Section 3.4(c) of the LLC Agreement, the Combining Party and its Affiliates shall not be in violation of this
                  Section 8.3 during the Integration Period but such Acquired Retail Brokerage Business shall not be subject to, or eligible to participate in, any of the arrangements described in this Agreement, the Product Agreement or the other Transaction Documents; and

                          (D) If Prudential is the Combining Party and Wachovia sends a Put/Call Exercise Notice pursuant to Section 8.3(c) below to which Prudential has not responded by electing within the time period specified below to divest such Acquired Retail Brokerage Business, Prudential shall retain such Acquired Retail Brokerage Business in lieu of contributing it to the Company and shall not be in breach of this Section 8.3 by reason of such action.

          (c) With respect to the following Combination Transactions:

                  (i) Within ten Business Days following the date on which a Combining Party or one of its Affiliates (1) executes and delivers a definitive binding agreement to effect a Combination Transaction that would, upon consummation, either (A) result in an Affiliation with an Acquired Retail Brokerage Business or (B) result in a Change of Control with respect to such Combining Party, or (2) publicly announces the commencement of a tender offer or exchange offer with respect to any such Combination Transaction, the Combining Party shall give written notice of such fact to the Non-Combining Party, and shall notify the Non-Combining Party as to whether the Acquired Retail Brokerage Business is an Excludible Retail Brokerage Business, if such information is known at such time.

                  (ii) On or prior to the 20th Business Day following receipt of such notice, the Non-Combining Party may, (x) if the Acquired Retail Brokerage Business is an Excludible Retail Brokerage Business, notify the Combining Party as to whether it will permit such Acquired Retail Brokerage Business to be contributed to the Company, or (y) if such Combination Transaction (1) is a Large Retail Brokerage Combination or (2) would constitute a Change of Control with respect to the Combining Party, and such Non-Combining Party intends to exercise its put or call rights pursuant to Section 9.3 upon consummation thereof, deliver a Put/Call Exercise Notice to the Combining Party. If the Non-Combining Party fails to take either of the actions set forth in the prior sentence, then the Combining Party shall contribute the Acquired Brokerage Business to the Company on the date of consummation of the related Combination Transaction or as soon thereafter as is reasonably practicable; provided, however, that if subsequent to such 20th Business Day, it is determined that the Acquired Retail Brokerage Business is an Excludible Retail Brokerage Business (which determination the Combining Party shall in all events make at least five Business Days prior to the consummation of such Combination Transaction), the Combining Party shall notify the Non-Combining Party as promptly as practicable of such determination and the Non-Combining Party may make the notification referred to in clause (x) above within a reasonable time after such determination but in any event prior to the applicable consummation date.

                  (iii) If the Non-Combining Party determines that the Acquired Retail Brokerage Business is an Excludible Retail Brokerage Business, it shall promptly deliver a notice to that effect to the Combining Party and the Combining Party shall not contribute such Acquired Retail Brokerage to the Company without the consent of the Non-Combining Party and the Company.

                  (iv) If the Non-Combining Party delivers a Put/Call Exercise Notice with respect to a Large Retail Brokerage Combination, the Combining Party shall, within ten Business Days following receipt of such Put/Call Exercise Notice but in any event prior to the applicable consummation date, provide written notice to the Non-Combining Party as to whether the Combining Party (A) accepts the Put/Call Exercise Notice (in which case the Prudential Put or Wachovia Call will be effected in accordance with Section 9.3) or (B) intends to hold the Acquired Retail Brokerage Business for divestiture in accordance with Section 8.3(b)(v)(B). If the Combining Party delivers notice that it intends to divest such Large Retail Broker, the Put/Call Exercise Notice shall be deemed to be withdrawn without any further action by the Non-Combining Party.

          (d) Upon delivery of a notice pursuant to Section 8.3(c)(i), each Party shall promptly designate a representative (an "Acquisition Representative") who shall be an individual responsible for overseeing the contribution of the relevant Acquired Retail Brokerage Business (and the valuation process in connection therewith) or the divestiture thereof, to whom all communications on such matter will be directed, and who shall have authority to act on behalf of the Party that appointed him or her. Each Party may replace its Acquisition Representative at any time upon written notice to the other Acquisition Representative. The Acquisition Representatives shall meet as soon as practicable, and in any event not later than five Business Days following delivery of the notice by the Combining Party pursuant to Section 8.3(c)(i). The Acquisition Representatives will meet in good faith to prepare a plan with respect to such acquisition or divestiture. The

     Parties, through their Acquisition Representatives, will promptly cause the applicable procedures for determining the Appraised Value to be commenced, shall identify and promptly commence the steps necessary for obtaining all Consents required under applicable Law, and shall prepare all required documentation. The Parties shall take, or cause to be taken, all necessary and appropriate steps to cause the above-referenced plan to be implemented as promptly as practicable.

          (e) Prudential agrees that, from the date hereof and until the one year anniversary of the date of any termination of this Agreement with respect to Prudential, it will not, and will cause its Affiliates not to, directly or indirectly, solicit to hire or hire any employees of any Company Entity, or employees of Wachovia or any other Wachovia Entity assigned to assist any Company Entity in the Business with whom Prudential or any of its directors, officers, advisors or other employees have contact in connection with the Business; provided that nothing contained in this
     Section 8.3 shall prohibit Prudential from hiring any such individual (i) responding to any advertisement or other general solicitation not targeted at any Company Entity, Wachovia or any of such employees of any Company Entity or Wachovia, or (ii) whose employment with any Company Entity or Wachovia has terminated and such termination was not induced or solicited by Prudential.

          (f) If any provision contained in this Section 8.3 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 8.3, but this Section 8.3 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained herein are held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 8.3 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law. This Section 8.3(f) is in furtherance of, and not intended to limit, the application of Section 12.8.

          (g) This Section 8.3 shall become effective on the Closing Date, except that Section 8.3(e) is effective as of the date hereof.

          Section 8.4     Employee Matters.

          (a) Transfers of Personnel.

                  (i)     Identification of Contributed Business Individuals.

                          (A) Attached hereto are Schedules 8.4(a)(i)-1 and
                  8.4(a)(i)-2, which consist, respectively, of lists of Wachovia and Prudential, and their respective Subsidiaries' employees and independent contractors (other than any independent contractor whose assignment is expected to last less than three months) who, as of the date of this Agreement, (I) perform more than 50% of their services for the benefit of the Contributed Businesses (the "Eligible Individuals") and (II) are intended to become employed by (or become an independent contractor of) a Company Entity (or Wachovia, as described in subsection (a)(ii) below) as of the Closing Date. Such lists shall generally be subject to correction and verification by Wachovia and Prudential, respectively, after the date of this Agreement. The names of all individuals listed on Schedule 8.4(a)(i)-1 or 8.4(a)(i)-2 shall be corrected, verified and/or approved as described herein no later than 60 days after the Closing Date (unless otherwise agreed by the Parties) (such schedules, as so corrected, verified and/or approved, together shall be referred to hereinafter as the "Individual Schedules"). Any additions to such lists after the date of this Agreement (including employees hired or transferred to replace terminating employees and newly hired employees or newly hired independent contractors) by any Party shall be subject to the other Party's approval, not to be unreasonably withheld. All such employees and independent contractors of Wachovia and its Subsidiaries set forth on Schedule 8.4(a)(i)-1 from time to time will be the "Wachovia Contributed Business Individuals" and such employees and independent contractors of Prudential and its Subsidiaries set forth on Schedule 8.4(a)(i)-2 from time to time will be the "Prudential Contributed Business Individuals" (Wachovia Contributed Business Individuals and Prudential Contributed Business Individuals, collectively, "Contributed Business Individuals"); provided, however, that any Contributed Business Individual to whom a notice of termination has been given prior to the Closing and all liabilities with respect to such individual shall remain or become the responsibility of Wachovia or Prudential, as the case may be, even if the actual termination of such employee's employment occurs after the Closing; and provided, further, however, that in no event shall any notice regarding the transactions contemplated under this Agreement (or any other Transaction Document) or any offer of employment made by any Company Entity (described in Section 8.4(a)(i)(B) below) constitute a notice of termination for purposes of this
                  Section 8.4(a)(i)(A). On and after the date hereof, Wachovia and Prudential each agree to use their reasonable best efforts to cause each of their Contributed Business Individuals, respectively, to devote 100% of their time to Contributed Business-related matters.

                          (B) The Parties intend for there to be continuity of
                  employment with respect to the Contributed Business Employees. Prior to the Closing Date, the Company (or the applicable Company Entity) shall make offers of employment to employees and offers to retain independent contractors who are Prudential Contributed Business Individuals (other than with respect to the Assignable Employees and the Prudential Domestic Subsidiary Individuals), such employment and retention to be effective as of the Closing Date. In addition, effective as of the Closing Date,

                  Prudential shall, or shall cause its applicable Subsidiary to, assign to the Company all Prudential Employment Agreements that are Prudential Transferred Plans; provided, however, that, with respect to the Prudential Transferees covered by the Missing Employment Agreements, (A) Wachovia shall only be liable for (I) base salary, annual bonus opportunity (if any), and benefits after the Closing Date pursuant to the applicable Company Entity's (or Wachovia's, if applicable) compensation and benefits structure generally in effect from time to time and (II) after the Closing Date, if a Company Entity terminates such Prudential Transferee without cause, any severance payments or benefits that may become payable to such Prudential Transferee pursuant to the applicable Company severance plan (in accordance with Section 8.4(b)(i) of this Agreement); and (B) Prudential (or its Subsidiaries, as applicable) shall be liable for all other payments, obligations, costs and Claims of Prudential Transferees covered by the Missing Employment Agreements (including, without limitation, any guaranteed bonus or loan amounts and any severance payments or benefits that are in excess of any such payments and benefits to which such Prudential Transferee may be entitled under the applicable compensation and benefits structure (including any applicable Company severance plan)). Effective as of the Closing Date, all (I) Prudential Contributed Business Individuals who either have been assigned to, or have accepted an offer from a Company Entity (which shall include the Prudential Domestic Subsidiary Individuals), and (II) Wachovia Contributed Business Individuals shall become employees (or independent contractors, as the case may be) of a Company Entity, except that some Wachovia Contributed Business Individuals shall remain with Wachovia and some Prudential Contributed Business Individuals shall subsequently be transferred to Wachovia, both as described in subsection
                  (a)(ii) below. For purposes of this Agreement, all Wachovia Contributed Business Individuals who, as of the Closing Date, become employed by (or become independent contractors of, as the case may be) a Company Entity (or remain employed by Wachovia, as applicable) are hereinafter referred to as "Wachovia Transferees" and all Prudential Contributed Business Individuals who, as of the Closing Date, become employed by (or become independent contractors of) a Company Entity (or Wachovia, as described in subsection (a)(ii) below), are hereinafter referred to as "Prudential Transferees" (Wachovia Transferees and Prudential Transferees, collectively, the "Company Transferred Individuals"). In connection with the foregoing, Prudential shall, and shall cause its Subsidiaries to, facilitate the provision of the offers of employment and retention described above, and shall use their commercially reasonable efforts to ensure that all Prudential Contributed Business Individuals become Prudential Transferees. Also, Prudential shall, and shall cause its Subsidiaries to, cooperate with all reasonable requests made by Wachovia in connection with the foregoing.

                          (C) With respect to any Prudential Transferee who
                  becomes employed by a Company Entity (or by Wachovia as described in Section 8.4(a)(ii) below), Prudential and Wachovia shall, and shall cause their respective Affiliates to, to the extent feasible or practicable, (I) treat such Company Entity or Wachovia, as the case may be, as a "successor employer" and Prudential or its Subsidiary as a "predecessor," within the meaning of Section 3121(a)(1) and 3306(b)(1) of the Code, to the extent appropriate, for purposes of Taxes imposed under the United States Federal Insurance Contributions Act or the United States Federal Unemployment Tax Act, each as amended, and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each such Prudential Transferee for the calendar year within which the Closing Date occurs.

                  (ii) Support and Compliance Individuals. Those Company Transferred Individuals whose principal duties are in the areas of human resources, legal, technology, finance or risk management shall immediately after the Closing, in the case of any such Wachovia Transferees, remain employed by Wachovia, and in the case of any such Prudential Transferees, be transferred to Wachovia. All Contributed Business Individuals described in this Section 8.4(a)(ii) shall be so designated on the Individual Schedules by placing an asterisk after such employees' names.

                  (iii)   Treatment of Wachovia and Prudential Excluded
          Individuals.

                          (A) Prior to the Closing Date, Wachovia shall, or
                  shall cause its Subsidiaries to, take all actions necessary to cause all employees and independent contractors of its Subsidiaries that are not set forth on the Individual Schedules to be terminated or transferred to (or retained by, as the case may be) Wachovia or its Subsidiaries, as applicable (other than the Contributed Subsidiaries), (such individuals, the "Wachovia Excluded Individuals"). In addition, prior to the Closing Date, Prudential shall, or shall cause its Subsidiaries to, cause all employees and independent contractors of Prudential and its Subsidiaries, as applicable, who are not set forth on the Individual Schedules (the "Prudential Excluded Individuals") to cease to participate in any Prudential Contributed Business Plan that any Company Entity will be sponsoring or maintaining on and after the Closing Date.

                          (B) Prudential shall be solely responsible for any
                  costs, liabilities or Claims, however arising, related to the Prudential Excluded Individuals, and Wachovia shall be solely responsible for any costs or liabilities, however arising, relating to the Wachovia Excluded Individuals.

                  (iv) No Right to Continued Employment. Nothing contained in this Agreement shall confer on any Company Transferred Individual any right, on or after the Closing Date, to continued employment or to change his or her status as an employee at will.

          (b) Benefit Plans for Company Transferred Individuals -- General Provisions.

                  (i)     Continuation of Benefit Plans During Transition
          Period.

                          (A) Except as otherwise set forth in this Agreement,
                  for the period commencing on the Closing Date and ending December 31, 2003 (the "Transition Period"), Wachovia and Prudential shall, or shall cause their respective Subsidiaries (including, with respect to Wachovia, any Company Entity) to, continue to provide their respective Company Transferred Individuals with the same Benefit Plans in which they participated immediately prior to the Closing Date; provided, however, that individuals who are newly hired (or re-hired) by a Company Entity after the Closing Date shall be covered under the Wachovia Contributed Business Plans or the Prudential Contributed Business Plans depending upon the location of such employee's workplace, as reasonably determined by the Company; and provided, further, however, that all Company Transferred Individuals shall be covered by a relocation plan that provides benefits substantially similar to the applicable Wachovia Contributed Business Plan that is a relocation plan. The Company Entities shall bear, and/or reimburse the applicable Party for, the cost of the benefits provided under the applicable Benefit Plan.

                          (B) Subject to and consistent with Section
                  8.4(b)(i)(A) above, during the Transition Period, Wachovia and Prudential shall, or shall cause their respective Subsidiaries (including, with respect to Wachovia, any Company Entity) to, continue to provide their respective Company Transferred Individuals with welfare benefits (including, without limitation the levels of benefits) that are substantially similar to the benefits such employees were entitled to receive under the Wachovia Contributed Business Plans or the Prudential Contributed Business Plans, as applicable, immediately prior to the Closing Date; provided, however, that nothing contained in this Agreement shall limit Wachovia, Prudential, their respective Subsidiaries or any Company Entity from amending or terminating any Benefit Plans at any time on and after the Closing Date.

                          (C) From the Closing Date through the end of the
                  Transition Period, all Company Transferred Individuals shall participate in one or more Company severance plans (to be administered by the Company) that provide a level of severance payments and benefits ("Severance Benefit Level") substantially similar to the Severance Benefit Level provided under the applicable Wachovia Contributed Business Plans that are severance plans; provided, however, that for the period commencing on the Closing Date and ending on December 31, 2004, all Prudential Transferees (other than any Prudential Transferees who do not perform services in the United States) shall participate in a Company severance plan pursuant to which they will be entitled, in the event of a qualifying termination (as determined under such Company severance plan), to the Severance Benefit Level provided under the applicable Prudential Securities severance plan immediately prior to the Closing Date (except that any rights to health benefits provided to such Prudential Transferees under COBRA shall be provided under such Company health plans as may be in effect from time to time); provided, further, however, that Prudential shall be responsible and liable for all severance payments and benefits that are in excess of the Severance Benefit Level to which such Prudential Transferees would be entitled if such Prudential Transferees were Wachovia Transferees, as well as for all costs of administration that are in excess of the administration costs that the Company would incur if such Prudential Transferees were entitled to receive the same Severance Benefit Level as Wachovia Transferees.

                  (ii) Compensation Arrangements and Benefit Plans After Transition Period. Except as otherwise set forth in this Agreement, after the Transition Period, all Company Transferred Individuals (whether transferred to any Company Entity or Wachovia) shall be compensated pursuant to an appropriate set or sets of compensation arrangements and benefit plans, which may consist, in whole or in part, of Wachovia Contributed Business Plans or Benefit Plans newly established or maintained by the Company or its Subsidiaries.

                  (iii) Service Credit. Periods of employment with Wachovia, the Wachovia Contributed Subsidiaries and their Subsidiaries, as applicable (with respect to any Wachovia Transferees), and periods of employment with Prudential and its Subsidiaries, as applicable (with respect to any Prudential Transferees), in each case for which credit was given under the Wachovia Contributed Business Plans or the Prudential Contributed Business Plans, respectively, shall be taken into account under the Benefit Plans for all purposes (including, without limitation, eligibility, vesting, and benefit level, but not for purposes of benefit accruals under any defined benefit pension plans or any other plans) to the same extent they were taken into account under the applicable Contributed Business Plan; provided, however, that in no event shall any Company Transferred Individuals be entitled to any credit for service to the extent that it would result in a duplication of benefits with respect to the same period of service.

                  (iv) Non-Termination of Employment. Except as otherwise expressly provided herein, no provision of this Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any Eligible Individual, Wachovia or Prudential Contributed Business Individual, Company Transferred Individual or any other future, present, or former employee or independent contractor of the Contributed Businesses under any Benefit Plan or otherwise. Prudential shall be solely responsible for all costs or liabilities, however arising, related to any payments or benefits (or the acceleration or increase in the amounts or timing of the payment or provision thereof) that become due under any Prudential Contributed Business Plans that are employment or severance agreements (including, without limitation, any guarantees), resulting from the announcement or consummation of the transactions contemplated under this Agreement and the other Transaction Documents, either alone or in combination with a subsequent event; provided, however, that Prudential shall not be liable for, and the applicable Company Entity shall be liable for, any such payments and benefits that become due to any Prudential Transferee under a Prudential Employment Agreement (other than a Missing Employment Agreement) or applicable severance agreement as a result of the applicable Company Entity involuntarily terminating (other than with respect to any constructive termination) such Prudential Transferee's employment after the Closing Date.

                  (v) Administrative Costs. If, on or after the Closing Date, Wachovia or Prudential provides administrative services with respect to any Benefit Plan sponsored by a Company Entity, or with regard to which the Company Entity is responsible to pay for administrative services, the Company Entity shall pay Wachovia or Prudential, as the case may be, for such services, pursuant to, where applicable (and to the extent provided under), the Wachovia/Company Master Agreement or Prudential/Company Interim Agreement, as applicable. If a Company Entity provides administrative services with respect to any Benefit Plan sponsored by Wachovia or Prudential, or with regard to which Wachovia or Prudential is responsible to pay for administrative services, Wachovia or Prudential, as the case may be, shall pay a Company Entity for such services pursuant to the Company/Prudential Interim Agreement.

          (c) Welfare Plans.

                  (i) Welfare Benefit Plans. Effective as of the Closing Date and through the Transition Period, the Company Entities shall assume sponsorship of and maintain those Prudential Contributed Business Plans that (A) were sponsored by Prudential Securities or any of its Subsidiaries immediately prior to the Closing Date and (B) are welfare benefit plans (including, without limitation, health, life, retiree medical, long-term disability and short-term disability plans and programs) identified in Schedule 4.2(m)(i) as plans that are to be sponsored and maintained after the Closing Date by a Company Entity for the benefit of the Prudential Transferred Individuals and newly hired employees who, pursuant to Section 8.4(b)(i), are to be covered by Prudential Contributed Business Plans. Notwithstanding the foregoing, in accordance with and pursuant to the terms of the Prudential/Company Interim Agreement, for so long as the Company Entities maintain such Benefit Plans, Prudential shall, or shall cause its appropriate Affiliate to, provide such administrative services with respect to all aspects of providing any benefits (including notices, payments and the provision of benefits) as may be necessary under any such plans to any Company Transferred Individual or other individual who is or becomes entitled to receive such benefits.

                  (ii) Prudential Severance Liabilities. Except as provided in Section 8.4(c)(iii), Prudential shall be solely responsible for all severance liabilities and obligations (including any obligation to pay all or any portion of any annual incentive compensation awards or bonuses) related to any severance plan of Prudential or its Subsidiaries, regardless of whether such liability arose before, on, or after the Closing Date.

                  (iii) Treatment of Certain Prudential Individuals. The Parties hereby agree that with respect to those Eligible Individuals employed by Prudential or its Subsidiaries (other than Prudential Contributed Business Individuals) whose employment is or will be terminated as a result of the transactions contemplated by this Agreement (a list of which is set forth on Schedule 8.4(c)(iii)), the Company or its Subsidiaries shall reimburse Prudential for severance and retention liabilities (inclusive of any employer-paid taxes) that are the responsibility of Prudential and its Subsidiaries, incurred after the Closing Date, in an aggregate amount not to exceed the amount set forth on Schedule 1.1(y). The list set forth on Schedule 8.4(c)(iii) shall generally be subject to correction and verification by Prudential and Wachovia within 60 days after the date of this Agreement; provided, however, that any additions to such lists after the date of this Agreement by Prudential shall be subject to Wachovia's approval, which shall not be unreasonably withheld.

          (d) Defined Benefit Plans.

                  (i) Qualified Defined Benefit Pension Plans. Effective as of the Closing Date, Prudential shall (A) cause all Prudential Transferees to become fully vested in their unvested accrued benefits under the Prudential Merged Retirement Plan (the "Prudential Pension Plan"), (B) permit all Prudential Transferees to continue, during the Transition Period, to receive (and be fully vested in) additional accruals under the Prudential Pension Plan as if such Prudential Transferees were employed by Prudential, and (C) retain all liability and responsibility for all benefits and obligations described in clauses (A) and (B) above and for all Claims arising in respect of the Prudential Pension Plan. Prudential may charge the Company Entities for the cost of the additional accruals (other than that portion of such accruals that relates to the additional compensation to be reported on the 2003 Form W-2s of the applicable Prudential Transferees as a result of the acceleration of payments under the Prudential Securities 2002 Performance Unit Plan (the "PUP"), the Prudential Securities 2001 Incentive Share Program (the "ISP") and any other Nonqualified Plans) occurring during the Transition Period pursuant to this Section 8.4(d)(i), such cost to be determined in good faith by agreement of Prudential's and Wachovia's actuaries. No assets of the Prudential Pension Plan shall be transferred to Wachovia, its Affiliates or any Company Entity or any plan maintained by them, and neither Prudential, its Subsidiaries nor any Company Entity shall have any liability and responsibility for any benefits, obligations or Claims arising in respect of the Wachovia Pension Plan and Trust (the "Wachovia Pension Plan") through the end of the Transition Period; provided, however, that Wachovia may charge the Company Entities for the cost of any benefits provided to the Company Transferred Employees under the Wachovia Pension Plan.

                  (ii) Supplemental Retirement Plans. Effective as of the Closing Date, Prudential Securities shall, or shall cause one of its Affiliates to, (A) retain sponsorship of, and maintain the Prudential Securities General Partners Pension Plan and the Prudential Securities Supplemental Retirement Plan for Executives (the "SERP") for the benefit of those Prudential Transferees who participated in such plans immediately prior to the Closing Date, (B) fully vest all such Prudential Transferees in their accrued benefits under the SERP, (C) allow such Prudential Transferees to continue to accrue benefits under the SERP during the Transition Period while employed by the Company (or Wachovia, as applicable), as if such Prudential Transferees had continued to participate in such plan as active employees of Prudential Securities, (D) cause the SERP to give any such Prudential Transferee whose employment is involuntarily terminated without cause, credit for their increase in age while employed by, and periods of service with, a Company Entity (or Wachovia, as applicable) for purposes of such Prudential Transferee's eligibility for early retirement and disability subsidies, and (E) assume all liabilities and obligations with respect to the benefits such Prudential Transferees have accrued prior to the Closing Date or may accrue, on and after the Closing Date, under the SERP, and all Claims arising under the SERP. After the end of the Transition Period, Prudential may either terminate the SERP and pay out all benefits accrued thereunder immediately, pursuant to the terms of the SERP, or end any further accruals under the SERP and pay out such frozen benefits from time to time in accordance with the terms of the SERP. In the event that Prudential terminates the SERP, Prudential's and Wachovia's actuaries shall determine and agree in good faith as to the appropriate valuation of the early retirement and disability subsidies in determining the benefit of the Prudential Transferees who participated in the SERP consistently with the way such subsidy would be valued in the event of the termination of a tax-qualified defined benefit plan. Prudential may charge the Company Entities for the cost of the additional accruals occurring during the Transition Period pursuant to this Section 8.4(d)(ii) (other than that portion of such accruals that relates to the additional compensation to be reported on the 2003 Form W-2s of the applicable Prudential Transferees as a result of the acceleration of payments under the PUP, the ISP and any other Nonqualified Plans), such cost to be determined in good faith by agreement of Prudential's and Wachovia's actuaries.

          (e) Qualified Defined Contribution Plan.

                  (i) Spinoff of Prudential Excluded Individual Account Balances. Prior to the Closing Date, Prudential (or Prudential Securities, as the case may be) shall cause the trustee of the Prudential Securities 401(k) Plan (the "PS Savings Plan") (I) to segregate, in accordance with the spinoff provisions of Section 414(l) of the Code, assets of the Company Savings Plan equal to the full account balances of the participants who are Prudential Excluded Individuals and (II) to transfer such assets and all liabilities relating to the Prudential Excluded

          Individuals under the PS Savings Plan to the trustee of a qualified defined contribution plan sponsored by Prudential or one of its Subsidiaries (the "Prudential Savings Plan"). Such assets shall be transferred in cash or in kind from each investment fund of the PS Savings Plan in the same proportion as the interest of such participants in each such investment fund bears to the total assets of such fund, including notes representing loans to such participants, all based on the value of such participants' account balances on the day before the transfer of such full account balances described herein. Prudential Securities and Prudential shall make, or cause to be made, all required filings and submissions to appropriate Governmental Authorities and all required amendments to the PS Savings Plan and Prudential Savings Plan and related trust agreements necessary to provide for the transfer of assets and liabilities described herein.

                  (ii) Effect of Closing; Treatment of Prudential Common Stock Fund. Effective as of the Closing Date:

                          (A) The Company shall assume sponsorship of the PS
                  Savings Plan;

                          (B) The Prudential Common Stock Fund (an investment
                  option under the PS Savings Plan) shall cease to be an investment option into which any additional amounts may be placed, whether by contribution or transfer; and

                          (C) All participants in the PS Savings Plan shall be
                  required to transfer all amounts currently invested in the Prudential Common Stock Fund under the PS Savings Plan into other investment options by no later than the end of the Transition Period.

          In addition, during the Transition Period, Prudential shall, or shall cause its appropriate Affiliate to, provide administrative and recordkeeping services with respect to all aspects of the PS Savings Plan. Notwithstanding anything set forth above, Prudential shall assume all liabilities arising out of or in connection with the Prudential Common Stock Fund of the PS Savings Plan.

          (f) Compensation Arrangements.

                  (i)     Prudential MasterShare Programs.

                          (A) With respect to the various equity-linked compensation plans set forth on Schedule 8.4(f)(i) (the "MasterShare Programs"), effective as of the Closing Date: (I) the Company shall assume sponsorship of the MasterShare Programs, subject to subsection (B) below; (II) no further amounts shall be invested in Prudential Common Stock under the MasterShare Programs; and (III) any participants in such programs who become employed by Wachovia or the Company Entities pursuant to Section 8.4(a) above will not be deemed, for purposes of the MasterShare Programs, to have an involuntary termination of employment unless and until such individuals are actually terminated from employment by Wachovia, its Affiliates and the Company Entities.

                          (B) During the Transition Period, the Company shall
                  continue to accept deferrals (and transfer the equity purchased with such deferrals to the participants) under the MasterShare Programs and to operate the MasterShare Programs in accordance with their terms for the benefit of Prudential Transferees. Prudential shall provide any administrative and recordkeeping services necessary to operate the MasterShare Programs through the end of the Transition Period pursuant to the terms of the Prudential/Company Interim Agreement, and shall be responsible for all liabilities and Claims relating to the MasterShare Programs, regardless of how or when they arise, other than (x) the Company's obligation to make equity purchases under the MasterShare Programs in the ordinary course in accordance with the terms of the MasterShare Programs and (y) the Company's liabilities assumed under clause (III) below. In connection with the foregoing, the Company shall (I) only continue to sponsor and maintain the MasterShare Programs through the end of the Transition Period and until such time in 2004 as the awards have been provided thereunder to the plans' participants in respect of 2003 (such time, the "End Date"), (II) beginning on the End Date, provide all administrative and recordkeeping services necessary to operate the MasterShare Programs and (III) be liable for any Claims in respect of such administrative and recordkeeping services with respect to the MasterShare Programs performed after the End Date.

                  (ii) Other Prudential Nonqualified Plans; Grantor Trust. Prudential Securities is the grantor of a trust (the "Trust") established pursuant to the Trust Agreement dated as of September 22, 1998 by and between Prudential Securities, its successors and assigns, and U.S. Trust Company of California, as amended (the "Trust Agreement"), which Trust is intended to fund certain deferred compensation and incentive bonus plans (known as the "Plans" under the Trust Agreement, hereinafter referred to as the "Nonqualified Plans") in the event Prudential Securities incurs a "Change of Control" (as defined in the Trust Agreement). The Nonqualified Plans are listed on Appendix A attached to an amendment to the Trust Agreement dated February 4, 2003 (as set forth on Schedule 8.4(f)(ii)), which list Prudential hereby represents includes all non-qualified deferred compensation plans covering Prudential Transferees, other than the MasterShare Programs. In connection with the foregoing:

                          (A) Prior to the Closing Date, Prudential shall, or
                  shall cause Prudential Securities or another Affiliate or Subsidiary to, make a contribution to the Trust in an amount up to the amount accrued on the Final Closing Balance Sheet of the Prudential Contributed Business;

                          (B) Prudential Securities shall (I) retain the
                  sponsorship of the Trust and the Nonqualified Plans, and (II) retain all obligations of

                  Prudential Securities under the Trust Agreement. In addition, Prudential shall amend the Prudential Retirement Accumulation Plan (the "RAP") solely to eliminate the requirement that a participant must be granted a minimum of five awards as a condition of eligibility for benefits under the RAP, such amendment to be effective as of the Closing; and

                          (C) On and after Closing Date: (I) Prudential shall,
                  or shall cause Prudential Securities or another Affiliate to, administer the Nonqualified Plans in accordance with their terms, and, except as set forth below, be liable for all amounts payable under, and all liabilities related to, the Nonqualified Plans, Trust or the Trust Agreement; (II) Prudential shall, or shall cause Prudential Securities or another Affiliate to, credit ongoing service with a Company Entity (or Wachovia, as applicable) of those Prudential Transferees who participated in the Nonqualified Plans immediately prior to the Closing Date for purposes of continued vesting and for purposes of determining whether a substantial risk of forfeiture has lapsed with respect to the Nonqualified Plans, for so long as such Prudential Transferees remain employed by a Company Entity (or Wachovia, as applicable); (III) Prudential shall continue to credit awards under the RAP and to accept deferrals under the Prudential 2003 Deferred Compensation Plan (the "DCP") for such Prudential Transferees in respect of the Transition Period;
                  (IV) Prudential will not, and will cause Prudential Securities or another Affiliate not to, amend the Nonqualified Plans in any way so as to reduce the benefit amounts or credits of such Prudential Transferees accrued through the date of such amendment, without the written consent of the Company (which consent shall not be unreasonably withheld); (V) as soon as practicable, Prudential shall, or shall cause Prudential Securities or another Affiliate to, terminate and distribute cash under the ISP to participants thereunder equal to the value of their "Incentive Shares", which shall be valued at not less than their "Initial Value Per Share" (as defined in the ISP); (VI) as soon as practicable, Prudential shall, or shall cause Prudential Securities or another Affiliate to, terminate and distribute cash under the PUP to participants thereunder equal to the value of their "Performance Units", which shall be valued at not less than their "Initial Value Per Unit" (as defined in the PUP), and (VII) neither Wachovia nor any Company Entity shall have any liability, obligation or responsibility with respect to the Nonqualified Plans, the Trust or the Trust Agreement, except as determined pursuant to the next succeeding sentence. In connection with the foregoing, Prudential may charge the Company Entities for the costs of the additional accruals and deferrals under the Nonqualified Plans, where applicable, during the Transition Period, to be determined as follows: (x) the cost of additional accruals under the RAP shall be determined in good faith by agreement of Prudential's and Wachovia's actuaries,
                  (y) the cost in respect of the DCP shall be the amount of the participant deferrals from the Closing Date through the end of the Transition Period and (z) the cost of additional accruals under any other applicable Nonqualified Plan during

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                  the Transition Period shall be determined in good faith by agreement of Wachovia's and Prudential's actuaries, subject to the final approval of such costs by the Chief Executive Officer of the Company. Prudential further agrees, effective upon Closing, to amend (or cause Prudential Securities or another Affiliate to amend) each of the Nonqualified Plans that is denominated a "Deferred Compensation Plan" to provide that the "PSI Base Loan Rate" referenced therein shall be changed to the base loan rate used by the Company to set the interest rate which is charged to Company customers with margin debt balances (subject to the same minimum and maximum rates as currently provided under such plans). Thereafter, Prudential agrees to either (a) preserve the new base loan rate provisions of each such Deferred Compensation Plan or (b) upon the merger of such Deferred Compensation Plans with any other deferred compensation plans sponsored by Prudential, to substitute such interests rate with an interest or crediting rate offered under such other deferred compensation plans, which rate is used for substantially all of the Prudential active employees who participate in such plans (again subject to the same minimum and maximum rates as currently provided for under each such Deferred Compensation Plan).

                  (iii) Wachovia Nonqualified Plans. Wachovia shall retain all liability and responsibility for any benefits, obligations or Claims arising in respect of the Wachovia nonqualified plans through the end of the Transition Period, and neither Prudential, its Subsidiaries nor any Company Entity shall have any liability and responsibility for the Wachovia nonqualified plans through the end of the Transition Period; provided, however, that Wachovia may charge the Company Entities for the cost of any benefits provided to the Company Transferred Individuals under any such plans.

                  (iv) Prudential Equity Awards. Schedule 8.4(f)(iv) attached hereto sets forth, for each Prudential Transferee, the amounts, date of grant, vesting schedule, strike price and term of any option, restricted stock or other equity grant made to such Prudential Transferee prior to the Closing Date (the "Prudential Equity Awards"). Each Prudential Equity Award shall be the responsibility of, and administered by, Prudential in accordance with its terms; provided that with respect to those stock option grants made to certain Prudential Transferees pursuant to the Prudential Stock Option Plan (identified on Schedule 8.4(f)(iv) as the "Associate Stock Option Grants") (the "Associate Options"), the Company shall establish and maintain a cash retention program, pursuant to which each Prudential Transferee who holds Associate Options as of the date hereof shall receive an amount in cash in respect of his or her Associate Options (which amount shall be calculated by multiplying the amount set forth on Schedule 1.1(y) by the number of shares of Prudential Common Stock subject to such Associate Options that are, as of the date hereof, unexercisable (such amount, the "Option Payment"); provided, however, in the event that the Closing Date occurs after an additional tranche of Associate Options becomes exercisable in 2003 (in accordance with the terms of the Associate Options), the Company shall equitably

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          adjust the amount of the Option Payment, based on the same methodologies used to initially determine the per share payment amount. Pursuant to this program, the Company shall pay to each applicable Prudential Transferee his or her Option Payment in one cash lump sum payment on the earlier to occur of (I) November 1, 2004 (so long as such Prudential Transferee continues to be employed by a Company Entity (or Wachovia, as applicable) through October 31, 2004) or (II) if, prior to November 1, 2004, such Prudential Transferee terminates employment as a result of his or her death, long-term disability or under circumstances that would give rise to a payment of severance, as soon as practicable after the date of such termination of employment. In connection with the foregoing, Prudential shall promptly reimburse the Company for all such Option Payments (plus all employer-paid taxes thereon) paid by the Company, and shall otherwise be responsible and liable for all Option Payments and all Claims arising in respect of the Associate Options.

                  (v) Short-Term Bonus Plans. With respect to any Benefit Plans that are short-term incentive compensation plans (specifically, item H-16 on Schedule 4.1(m)(i)(A) and item 6 on Schedule 4.2(m)(i)(A)) (collectively, the "Annual Bonus Plans"), Wachovia and Prudential shall each cause there to be appropriately accrued on each of the Final Closing Balance Sheets of the Wachovia Contributed Business and the Prudential Contributed Business, respectively, the applicable amount of short-term incentive compensation liabilities in respect of the Wachovia Transferees and Prudential Transferees, respectively, under such Annual Bonus Plans for the period beginning January 1, 2003 and ending on the Closing Date, based on the amounts paid or accrued under such respective plans for 2002. The Company Entities shall pay annual bonus amounts to such Company Transferred Individuals for 2003 as the Company shall determine in its discretion. The aggregate annual bonuses paid to the Wachovia Transferees and the Prudential Transferees, respectively, shall not be less than the respective amounts accrued for the period beginning January 1, 2003 and ending on the Closing Date pursuant to this Section 8.4(f)(v); provided, however, that any such requirement shall be equitably reduced to reflect terminations or transfers of employment occurring among the Company Transferred Individuals and shall not apply to the extent that the Chief Executive Officer of the Company, in good faith, determines that such level of bonus payment is inappropriate or unwarranted due to unforeseen adverse market or other developments. In addition, Prudential shall provide such administrative and record keeping services as may be reasonably requested by Wachovia or the Company in connection with the continuation of the Prudential Annual Bonus Plans through the completion of the systems conversion and harmonization of the Financial Advisor Branch Managers and Other Field Commissioned Pay Programs (such service costs to be borne by the Company Entities in accordance with the Company/Prudential Interim Agreement).

                  (vi) Retention Awards. The applicable Company Entity shall make retention awards (inclusive of employer-paid taxes thereon) to Company Transferred Individuals, in an aggregate amount of not less or more than the

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

          amounts set forth on Schedule 1.1(y), under such terms as shall be determined in good faith by the proposed Chief Executive Officer of the Company after consultation with Wachovia and Prudential, in order to provide such employees with appropriate retention incentives; provided, however, that a portion of such retention awards shall be dedicated to the grant of incremental awards to Prudential Transferees whose benefits or compensation awards (other than any Associate Options) are reduced or forfeited as a result of the transactions contemplated in this Agreement. Notwithstanding the foregoing, the aggregate retention award value set forth above shall be equitably reduced to reflect terminations or transfers of employment occurring among the Company Transferred Individuals in the good faith discretion of the Chief Executive Officer of the Company.

                  (vii) Non-U.S. Individuals. With respect to any Company Transferred Individuals who do not perform services in the United States, all such individuals shall also continue to be employees (or independent contractors, as applicable) of their respective Contributed Subsidiary employers, notwithstanding the transfer of such Contributed Businesses to the Company as of the Closing Date, and shall (A) during the Transition Period, generally be provided with the same Benefit Plans in which they participated immediately prior to the Closing Date and with benefits (including, without limitation the levels of benefits) that are substantially similar to the benefits such individuals were entitled to receive immediately prior to the Closing Date; provided, however, that any such Company Transferred Individuals who are newly hired (or re-hired) by a Company Entity after the Closing Date shall be covered under the Wachovia Contributed Business Plans or the Prudential Contributed Business Plans depending upon the location of such individual's workplace, as reasonably determined by the Company, to the extent permitted by applicable Law; and (B) after the Transition Period, shall be provided such compensation arrangements and benefit plans in accordance with Section 8.4(b)(ii) above, to the extent permitted by applicable Law. Notwithstanding the foregoing, Prudential shall retain all liabilities related to any plans, programs, agreements or arrangements that meet the definition of "Foreign Plan", as defined in this Agreement, but which are not set forth on Schedule 4.2(m)(iv).

                  (viii) Non-Exempt Employees. Wachovia shall retain all liabilities and responsibility with respect to any Claims arising out of events or circumstances occurring on or prior to the Closing Date that any Wachovia Transferees are, or should be treated as, non-exempt employees (within the meaning of the Fair Labor Standard Act and any state statutes, if applicable) and Prudential shall retain all liability and responsibility with respect to any Claims arising out of events or circumstances occurring on or prior to the Closing Date that any Prudential Transferees are, or should be treated as, non-exempt employees (within the meaning of the Fair Labor Standard Act, and any state statutes, if applicable).

          Section 8.5 Certain Contributed Businesses. To the extent that any portion of the activities of the Prudential Contributed Business consist of activities, other than the Business, that are conducted by Wachovia's Corporate and Investment Banking group on the date of this

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

Agreement, such portion of such activities shall, in the sole discretion of Wachovia, be (i) permitted to continue to operate in the Company, (ii) transferred to Wachovia's Corporate and Investment Banking group or (iii) discontinued, in any such case on terms and conditions as may be determined by Wachovia in its sole discretion. For purposes of this Section 8.5, the term "Business" shall not include any securities underwriting activities or any institutional sales, trading or dealing activities.

          Section 8.6 Further Assurances. Following the Closing Date, each Party shall, and shall cause each of its Subsidiaries to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by the Company or the other Party (including, without limitation, sharing all reasonable participant information necessary for, and cooperating with each other in good faith in connection with, the administration and integration of the Benefit Plans and any Benefit Plan-related services), to confirm and assure the rights and obligations provided for in this Article 8 (including, without limitation, adhering to, and using commercially reasonable best efforts to cause authorized employees, agents, administrators, service providers and vendors to adhere to, all Laws and agreements relating to confidentiality with respect to the subjects of Section 8.4) and render effective the consummation of the transactions contemplated by this Article 8, or otherwise to carry out the intent and purposes of this Article 8. For purposes of this Article 8, a Party shall not be obligated to cause Affiliates that it does not control to comply with this Article 8, but shall be obligated to use its best efforts to cause such Affiliates to comply with this Article 8.

          Section 8.7 Hedge Fund Distribution. The Parties shall negotiate in good faith to enter into mutually satisfactory arrangements with respect to the distribution of hedge funds, hedge funds of funds and managed futures funds constituting part of Prudential's alternative investments strategies business with a view to substantially preserving the economic and other terms of those arrangements for the Prudential Contributed Business and the Prudential Excluded Businesses as they exist on the date of this Agreement.

                                    ARTICLE 9

                        CERTAIN COVENANTS AND AGREEMENTS
                         REGARDING MEMBERSHIP INTERESTS

          Section 9.1     Restrictions on Transfer; Permitted Transferees.

          (a) Any Transfer of an Interest shall be null and void ab initio unless expressly permitted by this Section 9.1 and consummated in accordance with the terms of this Agreement and the LLC Agreement.

          (b) Each Wachovia Member shall be permitted to Transfer any or all of its Interests to a Third Party on and after the fifth anniversary of the Closing Date as long as it complies with the provisions of Section 9.2.

          (c) Each Prudential Member shall be permitted to Transfer any of its Interests to a Third Party at any time only as permitted by Section 9.2(d).

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

          (d) Subject to Section 9.1(e), none of the restrictions contained in this Section 9.1 or Section 9.2 with respect to any Transfer or proposed Transfer shall apply to any Transfer by any Wachovia Member to Wachovia or any Wholly-Owned Subsidiary of Wachovia (collectively, a "Wachovia Permitted Transferee") or by any Prudential Member to Prudential or any Wholly-Owned Subsidiary of Prudential (collectively, a "Prudential Permitted Transferee").

          (e) Prior to any Transfer of any Interest to a Member's Permitted Transferee (including a Transfer of Interests from a Member's Permitted Transferee to one or more of such Member's other Permitted Transferees pursuant to Section 9.1(d)), and as a condition thereto, the applicable Party agrees (x) to cause such Permitted Transferee to agree in writing (for the benefit of the transferor and each other Party and Member bound by any provisions of this Agreement) to be bound by the terms and conditions of Article 8 (other than Section 8.4) and Articles 9, 10, 11 and 12 of this Agreement and to execute and deliver a counterpart to the LLC Agreement and
     (y) that the ultimate parent of such Transferring Member shall remain directly liable for the performance of all obligations, including those of such Permitted Transferee of such Party, under this Agreement and the LLC Agreement.

          (f) Each Party agrees not to cause or permit any Affiliate of such Party (including but not limited to any of such Party's Initial Members, Designated Combining Members (as defined in the LLC Agreement), Designated Non-Combining Members (as defined in the LLC Agreement) or other Permitted Transferees) that is or becomes a Member to cease to be a Wholly-Owned Subsidiary of such Party so long as such Affiliate owns directly or indirectly any Interest of the Company, and if such Affiliate shall cease to be such a Wholly-Owned Subsidiary, such Affiliate shall automatically upon the occurrence of such event cease to be a "Permitted Transferee" for any purpose under this Agreement or the LLC Agreement, and the Party that was the ultimate parent thereof shall, or shall cause one or more of its Permitted Transferees to, immediately after the occurrence of such event, purchase all of such Interests held by such Affiliate free and clear of all Liens.

          (g) Any Person that receives a Transfer of Interests pursuant to this
     Article 9 shall, subject to its compliance with the applicable provisions of this Article 9, including, in the case of a Permitted Transferee,
     Section 9.1(e), and in the case of any Third Party recipient of any Transfer of Interests, Section 9.2(e), be admitted as a Member of the Company in accordance with Article 8 of the LLC Agreement.

          Section 9.2     Right of First Refusal; Tag Along Right.

          (a) The Parties agree that if, at any time on or after the fifth anniversary of the Closing Date, any one or more Wachovia Members propose to Transfer any or all of its or their outstanding Interests to one or more Third Party transferees, Wachovia, on behalf of such Wachovia Members, shall first (i) obtain a bona fide written offer from such proposed transferee(s) setting forth in reasonable detail the terms and conditions of such offer (the "Third Party Offer") and (ii) offer to Prudential to sell to the Prudential Member or Members designated by Prudential, all but not less than all of the Interests proposed to be Transferred by such Wachovia Members pursuant to the Third Party Offer

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

     (the "Offered Interests") at the same price and upon substantially the same terms and conditions as to certainty, financing support, contingent obligations and similarly material terms and without a materially longer period of time required to obtain any necessary Government Approvals as the Third Party Offer; provided that if such Third Party Offer shall provide for any non-cash consideration, in lieu thereof, the Prudential Member or Members must pay an amount in cash equal to the Appraised Value of such non-cash consideration in accordance with Section 11.2. Such offer by Wachovia to Prudential (the "Sale Offer") shall be in writing (the "Sale Notice") and irrevocable for a period (the "Election Period") of not less than 20 Business Days or, if later because of the delay in the determination of the fair market value of any non-cash consideration included in the Third Party Offer pursuant to Section 11.2, not less than 10 Business Days after such determination, shall have a copy of the Third Party Offer attached thereto, and shall include the identity of the Third Party transferee(s) and the material terms and conditions of such Third Party Offer including price and other financial terms to the extent not provided in the copy thereof attached to the Sale Notice.

          (b) At any time during the Election Period, Prudential may elect to exercise (i) its right (the "First Refusal Right") to accept, on behalf of the Prudential Member or Members designated by it, the Sale Offer in its entirety, including but not limited to a purchase of all but not less than all of the Offered Interests or (ii) its right pursuant to Section 9.2(d) (the "Tag Along Right") to have the Prudential Members participate in the proposed Transfer pursuant to the Third Party Offer, in either case by delivering written notice to Wachovia within the Election Period specifying its election.

          (c) If Prudential elects, on behalf of the Prudential Members, to exercise its First Refusal Right, then the following provisions shall apply:

                  (i) The closing of the sale of all such Offered Interests to the Prudential Members designated by Prudential shall take place as soon as reasonably practicable after the delivery of the written notice of election by Prudential referred to above, but in any event not more than 15 Business Days following the end of the Election Period (or such later date as may be required to comply with applicable Law).

                  (ii) At such closing, the applicable Wachovia Members shall sell the Offered Interests to the Prudential Members designated by Prudential, and such Prudential Members shall make full payment of the purchase price for the Offered Interests by wire transfer in immediately available funds, to an account specified by Wachovia.

          (d) If Prudential elects, on behalf of the Prudential Members, to exercise its Tag Along Right, the following provisions shall apply:

                  (i) The Prudential Members designated by Prudential shall have the right to sell to the proposed transferee(s) that made the Third Party Offer, as a condition to such Transfer by the Wachovia Members, the Interests representing the same proportion of the aggregate Percentage Interest owned by all Prudential

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

          Members as the Offered Interests represent of the aggregate Interests owned by all Wachovia Members immediately prior to such Transfer (or, if the proposed transferee that made the Third Party Offer is a Major Insurance Company, then the Prudential Members designated by Prudential may sell 100% of their Membership Interests (or such lesser amount as Prudential, in its sole discretion, shall decide) to such transferee, regardless of the Percentage Interest that the Offered Interests represent), at the same price per Interest as the price to be paid for the Offered Interests as set forth in the Third Party Offer and otherwise on the same terms and conditions as are specified in the Third Party Offer, including but not limited to making the same representations, warranties, covenants, indemnities and agreements that the Wachovia Entities agree to make (except that, in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Wachovia Entities, the Prudential Entities shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to such Prudential Entities, and any indemnification obligations of the Prudential Entities shall be several and joint only among the Prudential Entities).

                  (ii) The Wachovia Members may sell in the proposed Transfer the balance (but not more than 100%) of the Offered Interests proposed to be so Transferred. Wachovia and the Wachovia Members shall use their reasonable efforts to obtain the agreement of the proposed transferee(s) to the participation of the Prudential Members designated by Prudential in any proposed Transfer and shall not Transfer any Interests to such proposed transferee(s) unless such proposed transferee(s) allows the participation of such Prudential Members on the terms specified in the Third Party Offer.

          (e) If Prudential does not exercise its First Refusal Right or Tag Along Right within the Election Period, or upon performance of Wachovia's obligations pursuant to Section 9.2(d) if Prudential has elected to exercise its Tag Along Right, the Wachovia Members may then Transfer all of the Offered Interests to the proposed transferee(s) who made the Third Party Offer (subject to reduction, if any, for Interests sold by the Prudential Members pursuant to the Tag Along Right) at the price and upon substantially the same terms and conditions of the Third Party Offer, and such proposed transferee(s) shall receive the Offered Interests so purchased. Such transferee shall (i) agree in writing (for the benefit of the transferor and each Party and Member bound by any of the terms of this Agreement) to be bound, on a proportionate basis (if applicable), by the terms and conditions of Article 8 (other than Section 8.4) and Articles 9 through 12 of this Agreement applicable to the transferor from which such transferee acquired such Offered Interests and (ii) execute and deliver a counterpart to the LLC Agreement (and, if requested by any Party, a guarantee substantially similar to Exhibit I hereto by the ultimate parent of such transferee), and shall be admitted as a Member of the Company in accordance with the terms of the LLC Agreement. Wachovia shall notify Prudential as to the identity of such Third Party transferee(s), the amount of Interests Transferred, and the date of Transfer, promptly upon the consummation of any Transfer of Interests with respect to which Prudential has exercised neither its First Refusal Right nor its Tag Along Right. The Wachovia Members shall not, and Wachovia shall not permit them to, make

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

     any Transfer of any of such Offered Interests unless such Transfer is concluded within 90 days after expiration of the Election Period (or such longer period as may be required to comply with applicable Law). Upon the expiration of such period, the provisions of this Section 9.2 shall again apply to all Offered Interests remaining unsold.

          (f) Any change in price or material change in the terms and conditions of the Third Party Offer, or any change in the identity of the proposed transferee(s) (except for an Affiliate of such proposed transferee(s) who made the applicable Third Party Offer), shall make operative again the terms of this Section 9.2, and Wachovia, on behalf of the applicable Wachovia Members, shall again be required to offer such Offered Interests pursuant to the procedures set forth in this Section 9.2 to Prudential, on behalf of the Prudential Members, at such changed price or upon such materially changed terms and conditions or, in the case of such changed identity, at the applicable price or upon the applicable terms and conditions thereof.

          Section 9.3     Prudential Put/Wachovia Call.

          (a) Prudential and any Prudential Member shall have the right to require Wachovia, and Wachovia shall, or shall cause any Affiliate thereof designated by Wachovia, including any Company Entity, to purchase all (but not less than all) of the Interests in the Company held by all Prudential Members (the "Prudential Put") upon any of the following events (each, a "Prudential Put Event") at the prices indicated below (each, a "Prudential Put Price") (references to Prudential's investment in the Company and to Prudential's Percentage Interest as used in Sections 9.3 or 9.4 shall be deemed to include such investment and the Membership Interests and aggregate Percentage Interests of all of the Prudential Members):

                  (i) At any time after the second anniversary of the Closing Date and on or before the fifth anniversary of the Closing Date, at a price equal to the Cost Basis Price;

                  (ii) At any time after the fifth anniversary of the Closing Date, at a price equal to Prudential's Percentage Interest of the Appraised Value of the Company, provided, however, that Prudential shall not be entitled to exercise a Prudential Put pursuant to this
          Section 9.3(a)(ii) at any time prior to the first anniversary of the end of a Lookback Period if Prudential elected to make a capital contribution or a payment to the Combining Member at the end of such Lookback Period pursuant to Section 3.4(b)(iv)(A) of the LLC Agreement;

                  (iii) Upon a Bankruptcy of Wachovia, at a price equal to Prudential's Percentage Interest of the Appraised Value of the Company;

                  (iv) Upon an Intentional Breach by Wachovia, at a price equal to Prudential's Percentage Interest of the Appraised Value of the Company;

                  (v) Upon a Change of Control of Wachovia, at a price equal to Prudential's Percentage Interest of the Appraised Value of the Company;

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

                  (vi) Upon the occurrence of a Broker Contribution Date with respect to a Large Retail Brokerage Combination in which Wachovia or any of its Affiliates is the Combining Party, unless Prudential shall have elected to exercise its Lookback Option, at a price equal to Prudential's Percentage Interest of the Appraised Value of the Company; provided that for purposes of this clause (vi), such Appraised Value shall not include the Appraised Value of the Acquired Retail Brokerage Business in respect of which Prudential has exercised the Prudential Put; and

                  (vii) Upon the expiration of the Lookback Period with respect to the contribution of a Large Retail Broker as to which Prudential has exercised its Lookback Option, at a price equal to Prudential's Percentage Interest of the Appraised Value of the Company; provided that for purposes of this clause (vii), (A) such Appraised Value shall not include the Appraised Value of the Acquired Retail Brokerage Business in respect of which the Prudential Members shall have exercised their Lookback Option, (B) no adjustments shall be made to the Appraised Value of the Company for events or changes occurring after the Broker Contribution Date, (C) such Appraised Value shall be deemed to be equal to the Appraised Value of the Company as of the Broker Contribution Date (but giving effect for these purposes to the applicable provisos contained in the definition of "Appraised Value"), (D) there shall be added to such Appraised Value (1) any capital contributions made by the Prudential Members to the Company during the Lookback Period and (2) any amounts paid by the Prudential Members to the Wachovia Members in respect of any purchase of Membership Interests from such Wachovia Members, and (E) there shall be subtracted from such Appraised Value (1) any amounts paid by the Wachovia Members to the Prudential Members in respect of any purchase of Membership Interests from such Prudential Members and (2) any payments from the Company to the Prudential Members upon redemption of their Membership Interests.

          (b) Wachovia and any Wachovia Member shall have the right to require Prudential and all of the Prudential Members to sell to Wachovia or any Affiliate thereof designated by Wachovia, including any Company Entity, all (but not less than all) of the Interests in the Company held by all Prudential Members (the "Wachovia Call") upon any of the following events (each, a "Wachovia Call Event" and, together with a Prudential Put Event, a "Put/Call Event") at the prices indicated below (each, a "Wachovia Call Price" and, together with a Prudential Put Price, a "Put/Call Price"):

                  (i) At any time after the fifteenth anniversary of the Closing Date, at a price equal to Prudential's Percentage Interest of the Appraised Value of the Company;

                  (ii) Upon a Bankruptcy of Prudential, at a price equal to Prudential's Percentage Interest of the Appraised Value of the Company;

                  (iii) Upon an Intentional Breach by Prudential, at a price equal to the following: (A) in the case of a breach described in clause (a) of the definition of

          "Intentional Breach" occurring on or before the fifth anniversary of the Closing Date, Prudential's Percentage Interest of the Tangible Book Value of the Company, or (B) in the case of (1) a breach described in clause (a) of the definition of "Intentional Breach" occurring after the fifth anniversary of the Closing Date or (2) a breach described in clause (b) of the definition of Intentional Breach occurring at any time, Prudential's Percentage Interest of the Appraised Value of the Company;

                  (iv) Upon a Change of Control of Prudential, at a price equal to Prudential's Percentage Interest of the Appraised Value of the Company;

                  (v) At any time after the fifth anniversary of the Closing Date, if Prudential's Percentage Interest is less than 10.0%, at a price equal to Prudential's Percentage Interest of the Appraised Value of the Company; provided that if Prudential has exercised its Lookback Option, Wachovia shall not be entitled to exercise its call right pursuant to this Section 9.3(b)(v) until the expiration of the related Lookback Period; and

                  (vi) Upon the consummation of a Large Retail Brokerage Combination in which Prudential or any of its Affiliates is the Combining Party, at a price equal to Prudential's Percentage Interest of the Appraised Value of the Company, unless Prudential is required to, or shall have elected to exercise its right to, divest such Large Retail Broker pursuant to Section 8.3(c)(iv).

          (c) If a Party exercises its right pursuant to a Prudential Put or Wachovia Call, the Party exercising such right shall give the other Party notice in writing stating such election (the "Put/Call Exercise Notice"). Such Put/Call Exercise Notice shall be delivered as follows:

                  (i) In the case of a Put/Call Event described in Section 9.3(a)(i), at any time during the period specified in such Section or up to 180 days prior to the beginning of such period;

                  (ii) In the case of a Discretionary Put/Call, within 30 days after the receipt of any Preliminary Valuation issued pursuant to
          Section 9.4;

                  (iii) In the case of a Put/Call Event specified in Sections 9.3(a)(iii), 9.3(a)(iv), 9.3(b)(ii) or 9.3(b)(iii), within 30 days after the expiration of the applicable grace period set forth in the definition of Intentional Breach or Bankruptcy Event, as applicable or, if later, in the case of an Intentional Breach, the final determination that such Intentional Breach occurred and was uncured pursuant to Section 12.12(b); provided that the Put/Call Event giving rise to the Put/Call Exercise Notice is continuing on such date of delivery (which, in the case of an Intentional Breach, shall be presumed following receipt of the arbitrator's decision as provided in
          Section 12.12(b)); and provided, further, that in the case of a Put/Call Event arising from an Intentional Breach of a type described in clause (b) of the definition thereof, if the non-breaching Party elects to extend the one-year grace period referred to in such clause (b), the period during which such non-breaching Party shall be entitled to exercise its Wachovia Call or Prudential Put (as the case may be) in respect thereof shall be similarly extended;

                  (iv) In the case of a Put/Call Event specified in Sections 9.3(a)(v), 9.3(a)(vi), 9.3(b)(iv) or 9.3(b)(vi), on or prior to the
          20th Business Day following receipt of the notice provided by the Combining Party with respect to the Put/Call Event pursuant to Section 8.3(c)(i); and

                  (v) In the case of a Put/Call Event specified in Section 9.3(a)(vii), not later than the date of the expiration of the Lookback Period.

          (d) Upon delivery of a Put/Call Exercise Notice, each Party shall promptly designate a representative (a "Put/Call Representative") who shall be an individual responsible for overseeing the exercise of the Prudential Put or Wachovia Call, to whom all communications on such matter will be directed, and who shall have authority to act on behalf of the Party that appointed him or her. Each Party may replace its Put/Call Representative at any time upon written notice to the other Put/Call Representative. The Put/Call Representatives shall meet as soon as practicable, but in any event not later than five Business Days, following delivery of the Put/Call Exercise Notice (or if more than one has been delivered, the first to have been delivered). The Put/Call Representatives will meet in good faith to prepare a plan (a "Put/Call Plan") pursuant to which Wachovia shall acquire Prudential's Interests based upon the valuation method specified for the applicable Put/Call Event. If the applicable Prudential Put Price is the Cost Basis Price, such price shall be determined as of the date of delivery of the applicable Put/Call Exercise Notice. If the applicable Wachovia Call Price is the Tangible Book Value of the Company, such price shall be determined as of the last day of the month immediately preceding the delivery of the Put/Call Exercise Notice. For all other Put/Call Events, the Put/Call Price shall be determined as of the date of the final determination of the Appraised Value of the Company in accordance with
     Section 9.4 or Article 11, as applicable. The Parties, through their Put/Call Representatives, will promptly cause the applicable procedures for determining the applicable Put/Call Price to be commenced, shall identify and promptly commence the steps necessary for obtaining all Governmental Approvals and Third Party Approvals necessary to consummate the Prudential Put or Wachovia Call, as applicable, and shall prepare all required documentation. The Parties shall take, or cause to be taken, all necessary and appropriate steps to cause such Put/Call Plan to be implemented as promptly as practicable. If the Parties are disputing the existence of a Put/Call Event in accordance with Sections 12.11 or 12.12, the Parties shall nonetheless appoint Put/Call Representatives who shall prepare the Put/Call Plan but may delay the implementation thereof until the existence of the Put/Call Event has been determined.

          (e) The closing of any Prudential Put shall take place at such location and on such date after the delivery of the relevant Put/Call Exercise Notice as shall be determined by Prudential, and the closing of any Wachovia Call shall take place at such location and on such date after the delivery of the relevant Put/Call Exercise Notice as shall be determined by Wachovia (either, the "Put/Call Closing"); provided, however, that, except

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

     in the case of a Discretionary Put/Call, the Put/Call Closing shall occur not earlier than 30 days after and not later than 180 days after the delivery of the Put/Call Exercise Notice. In the case of a Discretionary Put/Call, the Put/Call Closing shall occur on or as soon as reasonably practicable following the first anniversary of the delivery of the Put/Call Exercise Notice (the "Discretionary Put/Call Closing Date") unless such Put/Call Exercise Notice is withdrawn as permitted in accordance with
     Section 9.4. Subject to Section 8.3(c)(iv), except with respect to such withdrawal of a Discretionary Put/Call in accordance with Section 9.4, once delivered, a Put/Call Exercise Notice shall be irrevocable except with the mutual consent of the Parties. The Parties shall act in good faith to cause the Put/Call Closing to occur at such location and on such date as determined by the foregoing provisions; provided that the Parties acknowledge that such date may be delayed due to delays in the receipt of any Governmental Approvals required under applicable Law for Wachovia to acquire Prudential's Interests in such Prudential Put or Wachovia Call.

          (f) Wachovia may pay the purchase price for the Wachovia Call or the Prudential Put either in cash by wire transfer of immediately available funds, by delivery of a number of shares of Wachovia Common Stock equal to the Put/Call Price divided by the Average Stock Price as of the date of the Put/Call Closing, or with a combination thereof, in the sole discretion of Wachovia, as indicated in the Put/Call Exercise Notice (or in the case of a Prudential Put, in a written notice by Wachovia delivered to Prudential with 15 Business Days following such Put/Call Exercise Notice); provided that such purchase price shall be payable only in cash and not in Wachovia Common Stock if on the date of the Put/Call Closing:

                  (i) there has occurred and is continuing a Bankruptcy of Wachovia;

                  (ii) the issuance of Wachovia Common Stock to Prudential is prohibited by applicable Law; or

                  (iii) Wachovia fails to deliver an opinion of counsel (which may be in-house counsel) confirming that (x) such shares of Wachovia Common Stock are duly authorized, validly issued, fully paid and non-assessable, and (y) such shares have been accepted for listing or quotation (subject to official notice of issuance) on the primary stock exchange or quotation system on which the Wachovia Common Stock is then listed or traded.

     In the event that Wachovia pays all or part of the Put/Call Price in such shares of Wachovia Common Stock, then (1) Wachovia shall register such shares for resale pursuant to a shelf registration statement by using its reasonable best efforts to file a registration statement and have it declared effective within 120 days after delivery of the Put/Call Exercise Notice or, if the Put/Call Closing is scheduled to occur later than the end of such 120-day period, on the date of the Put/Call Closing, and to use its reasonable best efforts to cause such registration statement to remain effective until the earlier of (A) the second anniversary of the applicable Put/Call Closing, and (B) such time as Prudential has disposed of such shares or is permitted to dispose of such shares pursuant to Rule 144(k) of the Securities Act, (2) Wachovia and Prudential shall enter into a registration rights agreement containing customary terms and conditions, including those set forth in Schedule 9.3(f), and (3) Prudential shall make such customary representations, warranties and covenants to Wachovia applicable for an issuance of securities pursuant to Section 4(2) of the Securities Act, including but not limited to such customary representations, warranties and covenants to permit Wachovia to make a filing with the SEC on Form D in reliance upon Rule 506 of the Securities Act.

          (g) In cases where more than one Put/Call Event applies, the Parties agree as follows:

                  (i) Wachovia may specify in its Put/Call Exercise Notice the Wachovia Call Event that results in the lowest payment to Prudential;

                  (ii) Prudential may specify in its Put/Call Exercise Notice the Prudential Put Event that results in the highest payment to Prudential;

                  (iii) if the Parties deliver Put/Call Exercise Notices to each other within 20 Business Days of the date of delivery of such Put/Call Exercise Notices, (x) if one Party's Put/Call Exercise Notice is in connection with a Discretionary Put/Call or a Prudential Put Event described in Section 9.3(a)(i), such Party's Put/Call Exercise Notice shall be disregarded, and (y) after giving effect to clause
          (x), the Put/Call Price shall be the lowest of the applicable Put/Call Prices; and

                  (iv) if a Party delivers a Put/Call Exercise Notice to the other Party more than 20 Business Days after the date of delivery of a Put/Call Exercise Notice by the first Party, then (x) if only one such Put/Call Exercise Notice is with respect to a Discretionary Put/Call, such Put/Call Exercise Notice shall be disregarded, and (y) after giving effect to clause (x), the first delivered Put/Call Exercise Notice shall control.

          (h) During any Third Party Offer, either Party may exercise a Prudential Put or Wachovia Call, as the case may be; provided that neither a Prudential Put nor a Wachovia Call may be exercised after Prudential has exercised its Right of First Refusal or Tag Along Right until such rights with respect to the Third Party Offer related thereto are consummated or expire pursuant to Section 9.2. If after the delivery of a Put/Call Exercise Notice but before the Put/Call Closing, there is a Third Party Offer, Prudential may in its sole discretion elect to Transfer its Interests pursuant to either the Prudential Put or Wachovia Call (as applicable) or to exercise its Tag Along Right (as applicable), or if applicable a combination of the foregoing, in its discretion; provided that all of Prudential's Interests that are not Transferred pursuant to such Tag Along Right shall remain subject to the Wachovia Call or the Prudential Put, as the case may be.

          (i) Within 30 days after the Put/Call Closing, Wachovia shall repay or cause one of its Affiliates or a Company Entity to repay the Prudential
     Note in full or purchase the Prudential Note from Prudential at a price equal to the unpaid principal amount thereof plus accrued and unpaid interest to the date of repurchase.

          Section 9.4     Preliminary Valuation Procedures for Discretionary
Put/Call.

          (a) If either Party desires to exercise a Discretionary Put/Call, it shall first retain a nationally recognized investment banking firm that is not an Affiliate of either Party or the Company on such Party's behalf to calculate the Appraised Value of the Company (the "Preliminary Valuation") in accordance with the definition of Appraised Value and the parameters set forth in Section 11.4. The Company shall cooperate with such investment banking firm to provide such information as may be reasonably requested by it in connection with the Preliminary Valuation. The fees and expenses of such investment banking firm shall be paid by the Party exercising such Discretionary Put/Call.

          (b) Within 30 days of receiving the Preliminary Valuation, the exercising Party may, at its election, deliver to the other Party a Put/Call Exercise Notice.

          (c) If a Put/Call Exercise Notice is sent following a Preliminary Valuation, then the Parties' Put/Call Representatives shall, not later than the 180th day after delivery of the Put/Call Exercise Notice, commence a determination of the Appraised Value of the Company in accordance with
     Article 11; provided that the completion of the final determination of Appraised Value pursuant to that process shall be managed to ensure that such final determination shall be the Appraised Value of the Company as of a date not more than 30 nor less than 15 days prior to the Discretionary Put/Call Closing Date.

          (d) If Prudential is the Party that delivered the Put/Call Exercise Notice and if the Appraised Value determined pursuant to Section 9.4(c) is greater than or equal to 80% of the Preliminary Valuation, then Prudential shall be obligated to exercise its Prudential Put, at a price equal to its Percentage Interest of the Appraised Value of the Company determined pursuant to the Preliminary Valuation, and to consummate the Prudential Put on the Discretionary Put/Call Closing Date or as soon as reasonably practicable thereafter. If the Appraised Value determined pursuant to
     Section 9.4(c) is less than 80% of the Appraised Value determined pursuant to the Preliminary Valuation, Prudential shall be entitled, but not obligated, to exercise the Prudential Put at a Put Price equal to its Percentage Interest of the Appraised Value of the Company determined pursuant to Section 9.4(c), and if Prudential elects not to exercise its Prudential Put in such event, it shall deliver a written notice to Wachovia withdrawing its Put/Call Exercise Notice not less than five Business Days prior to the Discretionary Put/Call Closing Date.

          (e) If Wachovia is the Party that delivered the Put/Call Exercise Notice and if the Appraised Value determined pursuant to Section 9.4(c) is less than or equal to 120% of the Preliminary Valuation, then Wachovia shall be obligated to exercise its Wachovia Call, at a price equal to Prudential's Percentage Interest of the Appraised Value of the Company as determined pursuant to the Preliminary Valuation, and to consummate the purchase pursuant to the Wachovia Call on the Discretionary Put/Call Closing Date or as soon as reasonably practicable thereafter. If the Appraised Value determined pursuant to Section 9.4(c) is more than 120% of the Appraised Value determined pursuant to the Preliminary Valuation, Wachovia shall be entitled, but not obligated, to exercise the Wachovia Call at a Call Price equal to Prudential's Percentage Interest of the Appraised

     Value of the Company determined pursuant to Section 9.4(c), and if Wachovia elects not to exercise its Wachovia Call, it shall deliver a written notice to Prudential withdrawing its Put/Call Exercise Notice not less than five Business Days prior to the Discretionary Put/Call Closing Date.

          (f) No Party shall be entitled to deliver a Put/Call Exercise Notice with respect to a Discretionary Put/Call more than once in any 36-month period commencing on the date such Party last delivered a Put/Call Exercise Notice.

          Section 9.5     Further Assurances; Timing.

          (a) Each Party shall, and shall cause each of its Permitted Transferees to, take such actions and execute such documents and instruments as the Company or the other Party reasonably deems necessary or desirable in order to consummate expeditiously any of the Transfers or other transactions permitted or required by this Article 9. Any of the dates referred to in this Article 9 in connection with Transfers, the First Refusal Right, the Tag Along Right, the Prudential Put or the Wachovia Call may be delayed by the Company or any Party, in each case acting in good faith, if any Governmental Approval or Third Party Approval is required therefor and has not yet been obtained; provided that such delay shall not have been caused by, or due to the lack of diligence by, the Person seeking such delay; and provided, further that if the Put/Call Closing Date is delayed due to a Governmental Approval or Third Party Approval, the Put/Call Closing Date shall occur on the fifth Business Day following the date on which the last such Governmental Approval or Third Party Approval is obtained.

          (b) Each Party covenants that it shall not, and shall cause its controlled Affiliates not to, enter into any agreement that prevents the performance of any of their respective obligations with respect to the exercise of the Prudential Put or Wachovia Call on the terms specified in
     Section 9.3.

                                   ARTICLE 10

                              TERM AND TERMINATION

          Section 10.1 Termination Prior to Closing. This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual written consent of the Parties at any time;

          (b) by either Party upon written notice to the other Party in the event that any Governmental Authority (i) the Governmental Approval of which is listed on Schedule 6.1(d) or Schedule 6.2(d) shall have issued an Order or taken any other official action denying such Governmental Approval, or (ii) has taken any of the actions specified in Sections 6.1(c) or 6.2(c), and in any such case such Order or other action shall have become final and non-appealable;

          (c) by any Party upon written notice to the other Party at any time after 5:00 p.m., New York City time, on November 30, 2003, in the event that the Closing shall not have occurred on or prior to such date and time; provided, however, that such date shall be extended by an additional 60 days if (i) the conditions set forth in Sections 6.1(d) or 6.2(d) shall not have been satisfied prior to such date and time, (ii) all other conditions to Closing in this Agreement have been satisfied or waived, and (iii) the applicable Party is continuing to diligently pursue such Governmental Approvals; and provided, further, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party that is at such time in material breach of any of the provisions of this Agreement or any other Transaction Document;

          (d) by Wachovia, upon written notice to Prudential, if (A) there has been a material misrepresentation or breach of warranty or covenant or agreement made or to be performed by or on the part of Prudential pursuant to this Agreement, (B) such misrepresentation or breach has not been or cannot be cured within a period of 120 days following the delivery of written notice to Prudential of such misrepresentation or breach by Wachovia, and (C) the effect of such misrepresentation or breach is to prevent the satisfaction of any condition specified in Section 6.1(a) or 6.1(b); or

          (e) by Prudential, upon written notice to Wachovia, if (A) there has been a material misrepresentation or breach of warranty or covenant or agreement made or to be performed by or on the part of Wachovia pursuant to this Agreement, (B) such misrepresentation or breach has not or cannot be cured within a period of 120 days following the delivery of written notice to Wachovia of such misrepresentation or breach by Prudential, and (C) the effect of such misrepresentation or breach is to prevent the satisfaction of any condition specified in Section 6.2(a) or 6.2(b).

          Section 10.2 Termination After Closing. If the Closing occurs, this Agreement shall continue to remain in full force and effect until (i) the Parties mutually agree in writing to terminate this Agreement, or (ii) the Company is dissolved in accordance with the terms of the LLC Agreement. In addition, except as otherwise expressly provided in Section 10.3, (A) the rights and obligations of a Party hereunder shall be terminated at the time such Party shall no longer beneficially own, whether by itself or through the Initial Member or one or more Permitted Transferees, any Interests in the Company, and
(B) the rights and obligations of any Person as a Member of the Company shall terminate when such Person shall have ceased to be a Member of the Company.

          Section 10.3 Effect of Termination. If this Agreement is terminated in whole or with respect to any Person in accordance with Section 10.1 or 10.2, no covenants, agreements, representations or warranties contained herein shall survive the termination of this Agreement except (x) Article 12 (other than Section 12.2), (y) those provisions that by their express terms survive such termination and (z) in the case of a termination pursuant to Section 10.2,
Article 7 (and, to the extent set forth in Section 7.1, the representations and warranties referred to therein); provided, however, that no termination of this Agreement shall release a breaching Party from any liability for any breach of this Agreement.

                                   ARTICLE 11

                                FAIR MARKET VALUE

          Section 11.1 Appraised Value of the Company and Acquired Retail Brokerage Business.

          (a) Except as otherwise provided in this Agreement, all determinations of Appraised Value of the Company or an Acquired Retail Brokerage Business shall be determined in accordance with the procedures set forth in this
     Article 11.

          (b) The Parties shall by mutual agreement select a nationally recognized investment bank that is not an Affiliate of either Party or the Company to determine Appraised Value. The fees and expenses of such investment bank shall be shared by the Parties equally. The Parties will instruct the Appraiser to complete the valuation as quickly as possible, but in any event within 20 Business Days of its engagement, to conform its valuation to the definition of "Appraised Value" set forth in this Agreement, and to state the Appraised Value as a number and not a range. The valuation of such investment bank shall be binding upon the Parties.

          (c) If the Parties do not mutually agree upon an investment bank within 15 Business Days of the initial inquiry to establish the Appraised Value, then within 5 Business Days of such 15th Business Day, each Party shall engage its own investment bank that is not an Affiliate of either Party to perform a valuation as an Appraiser. Each Party will instruct its Appraiser to complete the valuation as quickly as possible, but in any event within 20 Business Days of its engagement, to conform its valuation to the definition of "Appraised Value" set forth in this Agreement, and to state the Appraised Value as a number and not a range. Each Party will pay the fees and expenses of the Appraiser it selected.

          (d) If the lower Appraised Value is 15% or less lower than the higher Appraised Value, then the Appraised Value of the Company or the Acquired Retail Brokerage Business, as the case may be, will be the average of the two Appraised Values.

          (e) If the lower Appraised Value is more than 15% lower than the higher Appraised Value, then within 5 Business Days of the date that the second of the two Appraised Values was determined, the two investment banks will select, and the Parties will jointly engage, a third investment bank that is not an Affiliate of either Party or the Company. The third investment bank will be instructed by the Parties to complete its valuation within 15 Business Days of the date of its engagement, to determine the valuation in accordance with the definition of "Appraised Value" set forth in this Agreement, and to state the Appraised Value as a number and not a range. The value of the Appraised Company will be the average of the two Appraised Values that are closest together, with the third Appraised Value being disregarded. The fees and expenses of the third investment bank shall be shared by the Parties equally. The valuations of such investment banks or such average, as the case may be, shall be binding on the Parties.

          (f) Notwithstanding the foregoing, the Tangible Book Value of the Company and the Cost Basis Price for purposes of Section 9.3 shall be calculated in good faith by the Company based on the Company's financial statements for the then-most recently ended fiscal quarter and its internal accounting records, including its record of capital accounts maintained pursuant to Article 3 of LLC Agreement. The Company shall make reasonably available to Wachovia and Prudential and their respective accountants all relevant books and records, work papers (including accountants' work papers) and other supporting documentation relating to the determination of the Tangible Book Value of the Company and the Cost Basis Price. If Prudential or Wachovia believes that the Company's determination of the Tangible Book Value or the Cost Basis Price has not been determined in accordance with the Company's books and records and the requirements of the definition thereof (including that the Tangible Book Value of the Company be determined in accordance with GAAP), Prudential or Wachovia, as the case may be, shall be entitled to deliver, within 10 days of the receipt of the Company's determination, a written objection to such determination (or to any aspect of the financial statements upon which such determination was based), setting forth in reasonable detail the basis for such objection and the adjustment to Tangible Book Value or the Cost Basis Price, as the case may be, which Prudential or Wachovia, as the case may be, believes should be made in order for such determination to be consistent with the definition of Tangible Book Value or Cost Basis Price, as the case may be. The Parties shall use their good faith efforts to promptly resolve any such objections. If the Parties shall not have resolved all such objections on or prior to the 20th day after receipt thereof (or of the latest arriving objection if both Parties submitted objections), then the Parties shall submit any remaining objections to the CPA Firm; provided that if Ernst & Young is then retained, or has been retained in the preceding 12-month period, by either Party, the CPA Firm shall not be Ernst & Young, and the Parties shall mutually agree on another nationally recognized firm of independent public accountants to act as the CPA Firm; provided further that if the Parties are unable to agree on such other nationally recognized firm of independent public accountants, the CPA Firm shall be determined in accordance with Section 2.5(d). The CPA Firm shall, acting as experts in accounting and not as arbitrators and only with respect to the remaining disputed items, determine whether any adjustment is required to the Company's determination of Tangible Net Worth or Cost Basis Price, as the case may be, to cause such determination to be consistent with the applicable definition thereof set forth in this Agreement. The Parties shall request the CPA Firm to render its determination within 30 days. Such determination shall be binding on the Parties solely for purposes of determining the Put/Call Price pursuant to Section 9.3 of this Agreement. The fees and expenses of the CPA Firm shall be shared equally by the Parties.

          Section 11.2    Other Appraised Values.

          (a) Except as otherwise provided in this Agreement, all determinations of Appraised Value or other values not specified in Section 11.1 shall be determined in accordance with the procedures set forth in this Section 11.2.

          (b) The Parties shall negotiate in good faith to mutually agree upon the Appraised Value or other value of the asset or other item in question. If the Parties fail to so

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     mutually agree within 30 days after the initial request by either Party for the determination of such Appraised Value or other value, the Parties shall abide by the procedures of Section 11.1.

          Section 11.3 Access to Information. The Parties shall use their reasonable efforts to, and the Company shall, provide each investment bank selected to perform an appraisal pursuant to Section 9.4 or this Article 11 with access at all reasonable times to the accounting records and other records of the Company or the Acquired Retail Brokerage Business (including any Subsidiary thereof), as the case may be, and afford such investment bank a meaningful opportunity to discuss such information about the business and operations thereof as such investment bank reasonably requires to make a reasonably informed determination of Appraised Value. The Company or the relevant Party will prepare a cash flow analysis and projections and such other assistance in the form as such investment bank may reasonably request, copies of which will be provided to each Party. The officers of the Company or the relevant Party shall hold meetings at which such investment bank may ask questions regarding the Company; provided that each Party (or their representatives) shall be invited to attend any such meeting.

          Section 11.4 Process. The Parties agree that, in determining Appraised Value under this Article 11, each investment bank:

          (a) will act as an expert and not as an arbitrator;

          (b) may obtain or refer to any documents, information or material, and undertake any inspections or inquiries as it determines appropriate;

          (c) will provide the Parties with a draft of its determination, and will give the Parties an opportunity to comment on the draft determination before it is finalized; and

          (d) may engage such assistance as it reasonably believes is appropriate or necessary to make a determination.

                                   ARTICLE 12

                                  MISCELLANEOUS

          Section 12.1 Expenses. Except as expressly provided for herein, each of the Parties shall pay the fees and expenses of its respective counsel, accountants and other experts and shall pay all other fees and expenses incurred by it in connection with the negotiation, preparation and execution of the Transaction Documents and the consummation of the transactions contemplated by this Agreement; provided that Prudential and Wachovia shall share, pro rata based upon their respective Percentage Interests, (A) any fees or other amounts required to be paid to any Person in respect of obtaining any Third Party Approval from such Person required in order to contribute any Prudential Contract or Wachovia Contract or any other lease, contract, agreement or other instrument that constitutes a Contributed Asset or a Contributed Liability under this Agreement, (B) any termination costs (including but not limited to early termination fees, prepayment penalties and similar charges), damages or expenses incurred as a result of the termination of any Prudential Contract or Wachovia Contract or any other lease agreement, contract or instrument constituting a Contributed Asset or Contributed Liability upon

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

the exercise of any termination or similar right arising as a result of the contribution of such Wachovia Contract, Prudential Contract or other lease, contract, agreement or instrument to the Company pursuant to this Agreement, (C) any costs or expenses of replacing any lease, contract, agreement or other instrument terminated as referred to in clause (B) above, or (D) any recordation fees and any real property transfer taxes payable to a Governmental Authority in respect of the consummation of the transactions contemplated by the Real Property Transfer Documents; provided, however, that (1) no Party shall be responsible for any share of any payment referred to in the foregoing proviso arising out of or relating to any license, contract, agreement or other instrument that fails to qualify as a Contributed Asset or Contributed Liability hereunder in accordance with Section 5.4; (2) Wachovia's share of the expenses incurred by Prudential, its Subsidiaries and other Affiliates as described in the foregoing in respect of any Small Contract shall (together with all termination and similar costs paid by the Company pursuant to Section 5.4 in respect of Small Contracts) in no event exceed the amount set forth in Schedule 5.4(b) for any single such Small Contract or the aggregate amount set forth in
Schedule 5.4(b) for all such Small Contracts; and (3) no Party shall be required to pay any amounts referred to in this Section 12.1 that have previously been reimbursed or contributed by such Party as a One Time Cost.

          Section 12.2 Publicity. Except as provided in Schedule 8.2(g), no press release or other public disclosure with respect to this Agreement or the transactions contemplated hereby may be issued by any Party or its Affiliates without the other Party's consent, which consent shall not be unreasonably withheld or delayed by such other Party; provided, however, that if any Party is required by Law, including the rules of any stock exchange on which such Party's securities are listed, to issue a press release or other public disclosure with respect to this Agreement or the transactions contemplated hereby, such Party shall consult with the other Party as to the content of such press release or other public disclosure before it is issued to the extent practicable in the circumstances; provided, further, that with respect to any public disclosure consisting of a filing with the SEC, the Party making such filing shall be deemed to have satisfied its obligations under this Section 12.2 if it shall have provided advance written notice to the other Party of its intention to make such filing and shall use its reasonable best efforts to provide a copy of the relevant sections prior to such public disclosure; provided, further that this Section shall not apply to press releases and such other public disclosure already agreed upon or consented to by the Parties; and provided, finally, that nothing in this provision shall affect the Company's right to issue press releases with respect to its operations following the Closing Date so long as such press releases do not disclose the terms of this Agreement or the other Transaction Documents not theretofore publicly disclosed by either of the Parties.

          Section 12.3 Amendment or Modification. This Agreement may not be amended or modified by the Parties, except by an instrument in writing signed by each of the Parties.

          Section 12.4 Waiver. Except as otherwise specifically provided herein, any provision of this Agreement may only be waived at any time by an instrument signed in writing by the Party entitled to the benefit thereof. Except as specifically provided herein, the failure or delay of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such

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

provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Except as specifically provided herein, all remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

          Section 12.5 Entire Agreement. This Agreement, the Confidentiality Agreements and the other documents and agreements contemplated hereby contain the entire agreement between the Parties with respect to the subject matter hereof and supersede and cancel all prior agreements, understandings, representations and warranties, both oral and written, between the Parties with respect thereto. There are no agreements, undertakings, representations or warranties of any of the Parties with respect to the transactions contemplated hereby and thereby other than those set forth herein or therein or made hereunder or thereunder.

          Section 12.6 Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer, nor shall anything herein confer, on any Person other than the Parties and their respective successors or permitted assigns, any rights, remedies, obligations or liabilities, except that the Company shall be, until it agrees to become a party to this Agreement on the Closing Date as required by Section 2.4, a third-party beneficiary of any provision of this Agreement applicable to the Company and the Indemnitees shall be third-party beneficiaries of the provisions of Article 7 applicable to them; provided that all Claims for indemnification by any such Indemnitee shall be made only in the name and on behalf of such Indemnitee by a Party.

          Section 12.7 Non-Assignability; Binding Effect. Except as expressly permitted by Section 9.1 or 9.2, this Agreement shall not be assignable, in part or in whole, by either Party without the prior written consent of the other Party. A purported assignment of this Agreement or any of the rights, interests or obligations hereunder not in compliance with the provisions of the Agreement shall be null and void ab initio. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

          Section 12.8 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is declared or held illegal or invalid, in whole or in part, for any reason whatsoever, such illegality or invalidity shall not affect the validity or enforceability of the remainder of the Agreement, and such provision shall be deemed amended or modified to the extent, but only to the extent, necessary to cure such illegality or invalidity. Upon such determination of illegality or invalidity, the Parties shall negotiate in good faith to amend this Agreement to effect the original intent of the Parties. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of this Agreement, including that provision, in any other competent jurisdiction.

          Section 12.9 Injunctive Relief. The Parties acknowledge and agree that a violation of any of the terms of Sections 8.2 or 8.3 of this Agreement will cause the other Party and the Company irreparable injury for which an adequate remedy at law is not available, and if any Party institutes any action or proceeding to enforce such provisions, any Party against whom such action or proceeding is brought hereby waives the claim or defense therein that an adequate remedy at law exists. Accordingly, it is agreed that each of the Parties and the Company will be entitled to an injunction, restraining order or other equitable relief to prevent breaches of such provisions of this Agreement and to enforce specifically such provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they may be entitled at law or equity, except as otherwise specifically provided in this Agreement.

          Section 12.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, EXCEPT TO THE EXTENT THAT THE DELAWARE LIMITED LIABILITY COMPANY ACT APPLIES WITH RESPECT TO THE COMPANY.

          Section 12.11 Submission to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Party agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the Supreme Court of the State of New York, New York County. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (A) the Supreme Court of the State of New York, New York County, or (B) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such Party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 12.11 shall affect the right of any Party to serve legal process in any other manner permitted by Law. The consent to jurisdiction set forth in this Section 12.11 shall not constitute a general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 12.11. The Parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

          Section 12.12   Alternative Dispute Resolution.

          (a) Non-Binding Mediation. Except as provided herein, no action, suit or proceeding with respect to any dispute, claim or controversy arising out of or relating to this Agreement may be commenced until the matter has been submitted to a mediator for non-binding mediation. The Parties agree to submit such dispute, claim or controversy to JAMS, or its successor, or another forum mutually agreed upon by the Parties (the "Mediation Forum"). Either Party may commence non-binding mediation by providing to the Mediation Forum and the other Party a written request for non-binding mediation,

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

     setting forth the subject of the dispute, claim or controversy and the relief requested. The Parties agree to cooperate with the Mediation Forum and with one another in selecting a mediator from the Mediation Forum's panel of neutral mediators, and in scheduling the mediation proceedings. The Parties agree that they will participate in the non-binding mediation in good faith, and that they will share equally in its costs. The Parties agree that all offers, promises, conduct and statements, whether oral or written, made in the course of the non-binding mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator and any other employees of the Mediation Forum, shall be confidential, privileged and inadmissible for any purpose, including impeachment, in any action, suit or proceeding involving the Parties; provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of this
     Section 12.12(a). Either Party may seek equitable relief prior to this non-binding mediation to preserve the status quo pending the completion of such non-binding mediation. Except for such an action, suit or proceeding to obtain such equitable relief, neither Party may commence any other action, suit or proceeding with respect to the matters submitted to non-binding mediation until after the earlier to occur of the completion of the initial mediation session or 60 days after the date of delivering the written request for mediation. Mediation may continue after the commencement of an action, suit or proceeding, if the Parties so desire. The provisions of this Section 12.12(a) may be enforced by any court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorney's fees, to be paid by the Party against whom enforcement is ordered.

          (b) Binding Arbitration Regarding Intentional Breach Determinations. In the event that, after the 60th day after notice of Intentional Breach was delivered pursuant to the definition thereof (or such later date as the Party delivering such notice asserts represents the applicable cure period thereunder), the Parties are disputing whether or not an "Intentional Breach" has occurred and remains uncured, solely for purposes of determining whether such a Put/Call Event has occurred and for no other reason, such dispute as to whether an Intentional Breach has occurred and remains uncured (the "Binding Arbitrable Dispute") shall be governed by this Section 12.12(b). The Parties acknowledge and agree that (x) no other questions arising under this Agreement shall be submitted to arbitration,
     (y) the determination of the arbitrator in the Binding Arbitrable Dispute shall not be binding upon, evidence of, or otherwise relevant to the determination of any other dispute or other matter arising in connection with the Transaction Documents, and (z) the Binding Arbitrable Dispute shall not be subject to mediation pursuant to Section 12.12(a).

                  (i) The Party initiating the Binding Arbitrable Dispute shall first give written notice of the Binding Arbitrable Dispute to the other Party, describing such Binding Arbitrable Dispute in reasonable detail. Representatives of each Party, who have full authority to settle the Binding Arbitrable Dispute on behalf of such Party, shall meet at a mutually agreeable time and place within 10 days of the date of such notice in order to attempt to resolve the Binding Arbitrable Dispute in good faith. If the Binding Arbitrable Dispute is not resolved by negotiation within five days of such meeting, either Party shall have the right to submit the Binding Arbitrable Dispute to the Mediation Forum for binding arbitration.

                  (ii) A Binding Arbitral Dispute shall be resolved by arbitration in New York, New York, before a sole arbitrator, pursuant to the Comprehensive Arbitration Rules and Procedures of JAMS (or the applicable rules and procedures of the Mediation Forum, if the Mediation Forum is not JAMS) as then in effect or as otherwise agreed to by the Parties. If the Parties cannot agree upon the selection of an arbitrator, such arbitrator shall be an arbitrator appointed by the Mediation Forum from its panel of neutral arbitrators; provided that such arbitrator shall be a retired judge or an attorney with at least 15 years experience and experience as an arbitrator of large commercial cases.

                  (iii) The Parties shall use their reasonable best efforts to cause the arbitration to be completed, and to cause the arbitrator to render an award (which shall include an allocation of all of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys' fees of the prevailing Party, against the Party who did not prevail), as soon as practicable and in any case not later than 60 days after the submission of the Binding Arbitrable Dispute. The arbitration award shall be in writing, shall state the reasons for such award and shall be final and binding upon the Parties and may be enforced in any court of competent jurisdiction.

          Section 12.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

          Section 12.14 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective Persons giving them (and in the case of any corporation, the signature shall be by an appropriate officer thereof) and delivered by hand, or sent by registered mail, return receipt requested, or nationally recognized courier, or by facsimile to the following addresses:

          If to Wachovia:

                  Wachovia Corporation
                  301 South College Street
                  Charlotte, North Carolina 28288
                  Attention: Donald A. McMullen, Jr.
                  Facsimile: (704) 383-2954
                  Telephone: (704) 383-9096

          With a copy to:

                  Wachovia Corporation
                  301 South College Street
                  Charlotte, North Carolina 28288
                  Attention: Mark C. Treanor, Esq.
                             General Counsel
                  Facsimile: (704) 374-3425
                  Telephone: (704) 374-6375

          And a copy (which copy shall not constitute notice) to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York 10017
                  Attention: Lee Meyerson, Esq.
                             Maripat Alpuche, Esq.
                  Facsimile: (212) 455-2502
                  Telephone: (212) 455-2000

          If to Prudential:

                  The Prudential Insurance Company of America
                  751 Broad Street, 4th Floor
                  Newark, New Jersey 07102
                  Attention: Anthony F. Torre
                  Facsimile: (973) 367-8105
                  Telephone: (973) 802-6000

          And a copy (which copy shall not constitute notice) to:

                  Debevoise & Plimpton
                  919 Third Avenue
                  New York, New York 10022
                  Attention: Stephen J. Friedman, Esq.
                             John M. Vasily, Esq.
                  Facsimile: (212) 909-6836
                  Telephone: (212) 909-6000

By written notice to the other Party, any Party may change the address to which notices shall be directed.

          Section 12.15 Counterparts. This Agreement may be executed in any number of counterparts, and delivered by facsimile or otherwise, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

          Section 12.16 Interpretation. Captions, headings and titles contained in this Agreement, Exhibits and the Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, Exhibits or the Schedules. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "herein," "hereof," "hereunder" and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. Inclusion of information in the Schedules hereto shall not be construed as an admission of liability under any applicable Law or that such information contained therein is (x) material to the business, operations, assets, liabilities, financial condition or results of operations of a Party or its Subsidiaries or of any of the Contributed Businesses or (y) a representation or warranty that a potential consequence will occur as described.

                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date and year first above written.

                                       WACHOVIA CORPORATION


                                       By /s/ Donald A. McMullen, Jr.
                                         -----------------------------
                                         Name:  Donald A. McMullen, Jr.
                                         Title: Senior Executive Vice President


                                       PRUDENTIAL FINANCIAL, INC.


                                       By /s/ Anthony F. Torre
                                         -----------------------------
                                         Name:  Anthony F. Torre
                                         Title: Authorized Representative